UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐   Preliminary Proxy Statement
☐   Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒   Definitive Proxy Statement
☐   Definitive Additional Materials
☐   Soliciting Material under § 240.14a-12
INTUIT INC.
(Name of Registrant as Specified in Its Charter)
(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☒
No fee required.

☐
Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)
Title of each class of securities to which transaction applies:

(2)
Aggregate number of securities to which transaction applies:

(3)
Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

(4)
Proposed maximum aggregate value of transaction:

(5)
Total fee paid:

☐
Fee paid previously with preliminary materials.

☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)
Amount Previously Paid:

(2)
Form, Schedule or Registration Statement No.:

(3)
Filing Party:

(4)
Date Filed:

Notice of 2018 Annual
Meeting of Stockholders
and Proxy Statement
Thursday, January 18, 2018

Our core company attributes:
Customer-Obsessed, Design-Inspired,
Technology-Powered
Mission:
Powering Prosperity Around the World
The customers we serve:
Small Business,
Self-Employed
and Consumers
The benefits
we deliver:
More Money, No Work, Complete Confidence
The partners who help us deliver those benefits:
Accountants, Developers, Financial Institutions, Mega Platforms, Educational Institutions, Governments
Our durable
advantage:
Personalized Experiences, Trusted Open Platform, Indispensable Connections

Notice of Annual
Meeting of Stockholders
Agenda Item	For more information
1. Elect the ten directors nominated by our Board and named in this Proxy Statement.	Page 23
2. Approve our executive compensation (on a non-binding basis).	Page 30
3. Approve (on a non-binding basis) how often the stockholders will be asked to approve our executive compensation.	Page 69
4. Approve the material terms of the performance goals under the Intuit Inc. Senior Executive Incentive Plan.	Page 70
5. Ratify the selection of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending July 31, 2018.	Page 73
HOW TO VOTE

Note: If you hold your shares through a broker, bank or other nominee, you must instruct your nominee how to vote the shares held in your account. The nominee can give you a voting instruction form. If you do not provide voting instructions, your nominee may vote only on Proposal 5.

Annual Meeting of Stockholders
Thursday, January 18, 2018
8:00 a.m. Pacific Standard Time
Intuit’s offices at
2750 Coast Avenue, Building 6,
Mountain View, California 94043
Live Webcast:
If you are not able to attend the Meeting in person, you may join a live webcast by visiting http://investors.intuit.com on Thursday, January 18, 2018 at 8:00 a.m. Pacific Standard Time.
Your vote is important.
Please vote as promptly as possible.
Important Notice Regarding the Availability of Proxy Materials for Annual Meeting of Stockholders to Be Held on January 18, 2018 (the “Meeting”). Both the proxy statement and Intuit’s Annual Report on Form 10-K for the fiscal year ended July 31, 2017 are available electronically at http://
investors.intuit.com/financial-information and www.proxyvote.com.
By order of the Board of Directors,
Laura A. Fennell
Executive Vice President,
General Counsel & Corporate Secretary
Mountain View, California
November 22, 2017

A Letter to
Our Stockholders

“As new participants enter the Intuit ecosystem, the value increases for everyone, unleashing the power of many for the prosperity of one.”

November 22, 2017
Dear Fellow Intuit Stockholders:
I am pleased to report that Intuit is stronger than ever, and we are re-imagining ourselves for a new tomorrow.
As technology evolves and the expectations of our customers change, Intuit continues to re-invent itself. From desktop, to the web, to mobile and now to the cloud, Intuit has grown and thrived by harnessing emerging technology and applying it to improve our customers’ financial lives.
Intuit’s next chapter is embodied in our new mission: Powering Prosperity Around the World. To deliver on our mission, we have adopted a strategy that is built on unlocking the power of the One Intuit Ecosystem.
This strategy is designed to deliver the benefits that matter most in our customers’ lives when choosing our products — finding more money, with the least amount of work, and doing so with complete confidence that it has been done correctly and with maximum benefit for the customer.
To achieve these outcomes, we have worked to create indispensable connections between the many products and people that our customers interact with on a regular basis. These interactions create important insights and data that we steward on their behalf, that when matched with our advanced technology and user-friendly design, deliver deeply personalized experiences through a trusted platform. As new participants enter the Intuit ecosystem, the value increases for everyone, unleashing the power of many for the prosperity of one.
Strong Financial and Operating Performance in 2017 Positions Us for the Future
Intuit had another strong year in fiscal 2017, exceeding our financial guidance, while continuing to innovate and improve our product experiences. These results are a testament to Intuit’s transformation into a global platform company, powering our One Intuit Ecosystem strategy. Together with our disciplined and balanced approach to capital allocation, this strategy sets the stage for Intuit’s next chapter of growth.
Continued Success Begins with Our “Customer Obsession”
Intuit operates as a 34-year-old start-up, with 8,200 employees who are trained and empowered to execute as entrepreneurs. Every employee in the company is trained in our two core innovation capabilities — Customer-Driven Innovation and Design for Delight —  enabling them to deliver awesome benefits for our customers.
The process begins with an understanding of our customers and the unique environments in which they work. Every Intuit employee conducts “follow-me-home” visits with our customers, immersing themselves in the challenges our customers face every day, and infusing our organization with fresh excitement and new ideas for solving them.
Those insights are translated into success when we harness our design-inspired, technology-powered solutions to solve their toughest problems. Ultimately, it translates into innovations that delight our customers and partners, increasing loyalty, word-of-mouth, new user growth and shareholder value.

“We’re proud of our diversity and inclusion at all levels of the company because we believe a wide range of backgrounds and life experiences enables innovation to thrive.”
We Are Powering Prosperity Through Our Culture of Social Responsibility
Our mission inspires us to leave the world a better place than we found it. We are committed to applying our people, our products and our position as a good corporate citizen to contribute to our society. For example, our employees have a passion for sustainability that runs through the core of our business. We are proud to have achieved carbon neutrality for our worldwide operations through a three-pronged strategy of boosting energy efficiency internally, investing in renewable energy, and buying carbon offsets.
Innovations Are Driven By Our Talented and Diverse Global Workforce
In a highly competitive talent market, we continue to attract top talent, while also maintaining a low attrition rate in Silicon Valley. For sixteen consecutive years, Intuit has been ranked as one of the 100 best companies to work for by Fortune Magazine, and we also ranked 8th on Fortune’s inaugural Future 50 list of companies that are considered to be the best prepared to thrive in the future. We believe this is because we foster a culture where all employees are empowered to act as entrepreneurs and challenged to do the best work of their lives. We’re proud of our diversity and inclusion at all levels of the company because we believe a wide range of backgrounds and life experiences enables innovation to thrive.
Our Culture Is Shared by Our Board
We are also extremely proud of the diversity of our Board of Directors. Our directors’ varying tenures, ages, genders, ethnic backgrounds and work experiences invigorate the Board’s oversight and dialogue. The most recent addition to the Board is Deborah Liu, who brings deep industry expertise in product development and global markets that aligns with Intuit’s long-term strategy. The Board has also nominated Tom Szkutak, former Amazon.com CFO. Tom brings a wealth of financial and global experience from Amazon.com and General Electric. Our directors’ active engagement in Intuit’s strategy positions us well for long-term success.
Our Board deeply values your perspectives, and we enjoyed engaging with many of you throughout the year. Our relationship with our shareholders is an important part of our Board’s corporate governance responsibilities, and we are committed to including our shareholders’ perspectives in boardroom discussions.
On behalf of our Board of Directors, the executive team and the entire Intuit organization, thank you for being an Intuit shareholder and for your support of Intuit.
Brad D. Smith
Chairman, President and Chief Executive Officer
Intuit Inc.

Proxy Summary
This summary highlights information contained elsewhere in this proxy statement. It does not contain all of the information that you should consider, and you should read the entire proxy statement carefully before voting.
We have first released this proxy statement to Intuit stockholders beginning on November 22, 2017.
Stockholders of Intuit as of the record date are entitled to vote. Each share of Intuit common stock is entitled to one vote for each director nominee and one vote for each of the other proposals.
AGENDA
Proposal	Board Recommendation	For more information
1. Election of directors	FOR (all nominees)	Page 23
2. Advisory vote to approve Intuit’s executive compensation (say-on-pay)	FOR	Page 30
3. Advisory vote on the frequency of future say-on-pay votes	ONE YEAR	Page 69
4. Approval of the material terms of the performance goals under the Intuit Inc. Senior Executive Incentive Plan	FOR	Page 70
5. Ratification of selection of Ernst & Young LLP as independent registered public accounting firm	FOR	Page 73
We will also consider any other matters that may properly be brought before the Meeting (and any postponements or adjournments of the Meeting). As of the date of this proxy statement, we have not received notice of any such matters.

Proxy Summary | INTUIT 2018 Proxy Statement1

2017 Performance Highlights
We delivered a strong year in fiscal 2017, exceeding our guidance, growing QuickBooks Online subscribers 58%, accelerating the growth of our Small Business online ecosystem revenue, and increasing Consumer Tax revenue 9%. We also refreshed our company strategy, which is built on the strength of our One Intuit Ecosystem — a connected, one-stop destination that helps customers make their financial lives easier. This evolving strategy capitalizes on our tens of millions of active customers and the vast amounts of data we steward on their behalf. When matched with our technology and machine learning capabilities, we are able to deliver deeply personalized experiences through a trusted open platform, creating indispensable connections between people and products. As each customer enters the Intuit ecosystem, the value increases for everyone. We expect this strategy to power the next chapter of our growth.
Key highlights from fiscal 2017 include the following:

Revenue of $5.2B up 10% from FY16	GAAP operating income of $1.4B up 12% from FY16	GAAP diluted EPS of $3.72 up from $3.69 in FY16

Repurchased over $830M of Intuit common stock	Increased our dividend 13% to $1.36 per share	Grew total QuickBooks Online subscribers 58% to over 2.3 million
What’s New in Our Proxy?

We have significantly changed our proxy this year, in design, presentation and content. We have made these changes in order to assist you, our investors, in understanding our compensation programs and governance practices, as well as recent decisions and changes we have made with respect to these programs and practices. We have also made an effort to simplify and clarify what we say. Finally, we’ve added some new items — like the letter from our CEO — to help give you a broader understanding of our company and our perspectives on these programs.
We hope that this new presentation will make it easier for you to understand the information in this proxy so you can cast your vote with confidence.

2INTUIT 2018 Proxy Statement | Proxy Summary

Board Highlights
Our Board of Directors is committed to excellence in its governance practices, including Board composition. The Board and its Nominating and Governance Committee believe that a diverse, experienced and vibrant board is of the utmost importance for reaching sound decisions that drive stockholder value. As evidence of this commitment to a diversity of perspectives, our Board is currently comprised of ten directors of varying tenures, ages, genders, ethnic backgrounds and professional experiences, including, most recently, Deborah Liu, a recognized influential leader in mobile advertising who currently leads Facebook’s developer and commerce business, who joined the Board of Directors in July 2017. In addition, in October 2017, the Board of Directors nominated Thomas Szkutak, former CFO of Amazon.com, Inc., for election to the Board at this Meeting. The Board remains committed to ongoing refreshment to ensure a constructive blend of institutional knowledge and fresh viewpoints, and if elected, Mr. Szkutak will be our fifth new director in the last five years.
BOARD OVERVIEW
The following charts reflect the tenure, age and gender of the nominees for our Board of Directors:

EXPERIENCE AND EXPERTISE
The following chart reflects the experience and expertise of the nominees for our Board of Directors:

Proxy Summary | INTUIT 2018 Proxy Statement3

BOARD NOMINEES AND COMMITTEE MEMBERSHIP
The following table provides summary information about each director nominee, including their current committee memberships.

Director (Age) & Principal Occupation	Director Since	Other Public Company Boards	Independent	Committee Memberships(1)
Incumbent Nominees
Eve Burton (59)(2) Senior Vice President and General Counsel, The Hearst Corporation	2016	None
Scott D. Cook (65) Founder and Chairman of the Executive Committee, Intuit Inc.	1984	The Procter & Gamble Company
Richard L. Dalzell (60) Former Senior Vice President and Chief Information Officer, Amazon.com, Inc.	2015	Twilio, Inc.		C
Deborah Liu (41) Vice President, Marketplace, Facebook, Inc.	2017	None
Suzanne Nora Johnson (60) Former Vice-Chairman, The Goldman Sachs Group Lead Independent Director	2007	American International Group, Inc.; Pfizer Inc.; VISA Inc.				C
Dennis D. Powell (69) Former Chief Financial Officer, Cisco Systems, Inc.	2004	Applied Materials, Inc.			C
Brad D. Smith (53) Chairman, President and Chief Executive Officer, Intuit Inc.	2008	Nordstrom, Inc.
Raul Vazquez (46) Chief Executive Officer and Director, Oportun, Inc.	2016	None
Jeff Weiner (47) Chief Executive Officer, LinkedIn Corporation	2012	None
New Nominee
Thomas Szkutak (56)(3) Former Chief Financial Officer, Amazon.com, Inc.	N/A	athenahealth, Inc.
		Number of meetings in fiscal 2017		4	9	7	4

(1)
Blue “C” indicates a committee chair

(2)
Following the Annual Meeting, Ms. Burton will chair the Nominating and Governance Committee and will no longer be a member of the Audit and Risk Committee.

(3)
If elected, Mr. Szkutak will serve on the Audit and Risk Committee and the Nominating and Governance Committee.

				Acquisition	Audit and Risk	Compensation and Organizational Development	Nominating and Governance

4INTUIT 2018 Proxy Statement | Proxy Summary

Executive Compensation Highlights
PERFORMANCE-BASED PRACTICES
We employ a number of practices that reflect our pay-for-performance compensation philosophy.
What we do	What we don’t do
A significant portion of our fiscal 2017 senior executive officer compensation is in the form of incentives tied to achievement of particular performance measures.

We have “clawback” provisions for equity awards that can be earned based on operating performance, and for cash bonus payments under our Senior Executive Incentive Plan.

We have robust stock ownership guidelines for senior executive officers and outside directors: 10x salary for our CEO; 5x salary for our CFO and the general managers of our two biggest business units; 3x salary for other executive vice presidents; and 1.5x salary for senior vice presidents. Starting in fiscal 2018, the non-employee director guideline is set at ten times the annual cash retainer.

Service-based RSUs and Relative TSR RSUs granted to the CEO since fiscal 2015 require him to hold the underlying shares for at least one year after the awards vest.

Half of equity grant value is in relative TSR RSUs that require above-median TSR to earn a target award.

We do not allow directors or executive officers to pledge Intuit stock or engage in hedging transactions involving Intuit stock.

We do not provide supplemental company-paid retirement benefits designed for executive officers.

We do not provide any excise tax “gross-up” payments.

PERFORMANCE-BASED PAYOUTS
Our executive compensation programs are designed to reward both short- and long-term growth in the revenues and profitability of our business, as well as total stockholder return (“TSR”), as compared to certain peer companies. As shown below, the vast majority of fiscal 2017 compensation for our named executive officers was performance-based.

CEO Total Direct Compensation
Other NEOs Total Direct Compensation

(1)
Consistent with disclosure in the Fiscal 2017 Summary Compensation Table, equity awards are reported at grant date fair value, which, for the Relative TSR RSUs, are based on the target number of shares subject to the award, and salary and incentive cash are reported based on the actual amounts earned with respect to fiscal 2017.

Proxy Summary | INTUIT 2018 Proxy Statement5

Consistent with our compensation objectives, our Named Executive Officers received the following compensation in fiscal year 2017:
			Long-Term Equity Incentives
Name and Position	Salary ($)	Annual Cash Incentive ($)	Option Awards ($)	RSUs ($)	Relative TSR RSUs ($)	Total ($)
Brad D. Smith Chairman, President and Chief Executive Officer	1,000,000	1,837,500	3,556,349	3,519,100	6,466,104	16,379,053
R. Neil Williams Executive Vice President and Chief Financial Officer	750,000	630,000	1,374,977	1,374,885	2,749,888	6,879,750
Sasan K. Goodarzi Executive Vice President and General Manager, Small Business & Self-Employed Group	750,000	630,000	1,999,999	1,999,932	3,999,945	9,379,876
H. Tayloe Stansbury Executive Vice President, Chief Technology Officer	675,000	567,000	1,374,977	1,374,885	2,749,888	6,741,750
Daniel A. Wernikoff Executive Vice President and General Manager, Consumer Group	750,000	630,000	1,999,999	1,999,932	3,999,945	9,379,876
The table above excludes certain items that are reflected as “All Other Compensation” in the Fiscal 2017 Summary Compensation Table, but not typically considered in the Compensation Committee’s deliberations regarding annual compensation for our senior executives because the amounts are not material, the benefits relate to travel and living assistance bonuses, or the benefits are available to a large group of employees. For a complete discussion of our executive compensation program, please see the “Compensation Discussion and Analysis” and the “Executive Compensation Tables” sections of this proxy statement.

6INTUIT 2018 Proxy Statement | Proxy Summary

STOCKHOLDER VALUE DELIVERED
Over the last five years, Intuit’s cumulative total return exceeded both the broad market (based on a comparison against the S&P 500 Index) and the overall technology sector (based on a comparison against the Morgan Stanley Technology Index).
The graph below compares the cumulative total return on Intuit common stock for the last five full fiscal years with the cumulative total returns on the S&P 500 Index and Morgan Stanley Technology Index for the same period. The graph assumes that $100 was invested in Intuit common stock and in each of the other indices on July 31, 2012 and that all dividends were reinvested. The comparisons in the graph are based on historical data — with Intuit common stock prices based on the closing price on the dates indicated — and are not intended to forecast the possible future performance of Intuit’s common stock.
Comparison of Five Year Cumulative Total Return*
*
$100 invested on 7/31/12 in stock or index, including reinvestment of dividends. Fiscal year ending July 31.
Copyright © 2016 S&P, a division of McGraw Hill Financial. All rights reserved.

Stockholder Engagement

We understand the importance of assessing our corporate governance and compensation practices regularly. Since our 2017 Annual Meeting of Stockholders, we have sought meetings with stockholders who collectively hold approximately 40% of our outstanding shares. Investors holding approximately 20% of our outstanding shares accepted the invitation to meet with our management team, and on occasion our Lead Independent Director, to discuss our corporate governance and compensation practices.

During the fall fiscal 2018 outreach, we discussed the following topics with our stockholders:

•
Strategic initiatives, including refreshment of our strategy to focus on the One Intuit Ecosystem

•
Updates on key drivers of financial performance

•
Alignment between our strategy and executive compensation practices

•
Capital allocation, including dividends, use of stock repurchases, and strategy with respect to mergers and acquisitions

•
Board structure, diversity and refreshment

•
Our board evaluation process

•
Our approach to corporate citizenship and social responsibility, including sustainability, diversity and pay equity

•
Enterprise risk management

•
Cybersecurity

As with all investor feedback, we communicated this input to the full Board. We will continue to engage regularly with our stockholders so that we may continue to understand their perspectives and incorporate their feedback into our practices.

See the Stockholder Engagement Process discussion in the Corporate Governance section below for more detail about our stockholder engagement programs, including a summary of the feedback we received during those meetings.

Proxy Summary | INTUIT 2018 Proxy Statement7

Corporate Governance
Intuit is committed to excellence in corporate governance, and we maintain numerous policies and practices that demonstrate this commitment, including the following:
Corporate Governance Practices
Independence	Stockholder Engagement

•
All non-employee directors are independent

•
Independent directors meet regularly in executive session

•
All members of the Acquisition Committee, Audit and Risk Committee, Nominating and Governance Committee, and Compensation and Organizational Development Committee of the Board are independent

•
Our bylaws provide our stockholders with a proxy access right

•
Intuit’s investor relations team, management team, and Lead Independent Director regularly communicate with our stockholders and report to the Board on the stockholders’ perspectives

•
Stockholders may act by written consent

Accountability	Alignment with Stockholder Interests

•
Annual election of all directors and majority voting in uncontested elections

•
Annual stockholder advisory vote to approve named executive officer compensation

•
Annual Board evaluation of CEO performance

•
Clawback policy

•
Pay-for-performance executive compensation program

•
Robust stock ownership guidelines for officers and directors

•
Prohibition against director and officer hedging and pledging of Intuit stock

Board Practices	Transparency

•
Corporate Governance Principles that are publicly available and reviewed annually

•
Balanced and diverse Board composition

•
Robust annual Board and committee self-evaluation process

•
Annual review of management succession planning

•
Regular review of cybersecurity and other significant risks to the company

•
Clear, understandable and detailed financial reporting and proxy statement disclosure

•
Public disclosure on Corporate Governance website of Corporate Governance Principles, Board Code of Ethics, bylaws and committee charters
(http://investors.intuit.com/corporate-governance/conduct-
guidelines/default.aspx)

•
Voluntary website disclosure regarding Intuit’s political expenditures and political accountability policy
(http:// investors.intuit.com/Corporate-Governance/Conduct-
Guidelines/Political-Accountability-Policy/default.aspx)

•
Public disclosure of corporate responsibility practices, including with respect to diversity and inclusion (https:// www.intuit.com/company/profile/diversity/) and sustainability (https://www.intuit.com/company/social-responsibility/)

Ethics Practices

•
Code of Conduct & Ethics for employees that is monitored by Intuit’s ethics office and overseen by the General Counsel

•
Code of Ethics that applies to all Board members

•
Ethics hotline available to all employees as well as third parties

•
Audit and Risk Committee responsibility to review complaints regarding accounting, internal accounting controls, auditing and federal securities law matters

8INTUIT 2018 Proxy Statement | Corporate Governance | Corporate Governance Practices

Board Responsibilities and Structure
THE BOARD’S ROLE
The Board oversees management’s performance on behalf of Intuit’s stockholders. The Board’s primary responsibilities are:
•
To monitor management’s performance to assess whether Intuit is operating in an effective, efficient and ethical manner in order to create value for Intuit’s stockholders;

•
To periodically review Intuit’s long-range strategic plan, business initiatives, enterprise risk management, capital projects and budget matters; and

•
To select, oversee and determine compensation for the Chief Executive Officer who, with senior management, runs Intuit on a day-to-day basis.

The Board’s Role in Strategy
Our Board recognizes the importance of ensuring that our overall business strategy is designed to create long-term value for Intuit stockholders. As a result, it maintains an active oversight role in formulating, planning and implementing Intuit’s strategy. The Board has a robust annual strategic planning process during which elements of our business and financial plans, strategies and near- and long-term initiatives are developed and reviewed. This annual process culminates with a full-day Board session to review Intuit’s overall strategy with our senior leadership team. In addition to our business strategy, the Board reviews Intuit’s three-year financial plan, which serves as the basis for the Annual Operating Plan for the upcoming year.
The Board considers the progress of and challenges to Intuit’s strategy, as well as related risks, throughout the year. At each regularly scheduled Board meeting, the Chairman and CEO has an executive session with the Board to discuss strategic and other significant business developments since the last meeting.
Board Oversight of Risk
The Board oversees Intuit’s risk management program and allocates certain risk oversight responsibilities to its committees. Our Enterprise Risk Management (“ERM”) program covers the full range of material risks to Intuit, including strategic, operational, financial, compliance and reputational risks. Management is responsible for balancing risk and opportunity in support of Intuit’s objectives, and carries out the daily processes, controls and practices of our risk management program, many of which are embedded in our operations. Intuit’s Chief Risk Officer, who reports through to our General Counsel, facilitates the ERM program as part of our strategic planning process. As part of our ERM process, management identifies, assesses, prioritizes and develops mitigation plans for Intuit’s top risks. These plans are reviewed annually with the full Board. The Audit and Risk Committee annually reviews our ERM policies and processes, and from time to time separately reviews the Board’s approach to risk oversight.
The Board and the committees also regularly review and discuss significant risks with management, including through annual strategic discussions and reviews of annual operating plans, financial performance, merger and acquisition opportunities, market environment updates, international business activities, and presentations on specific risks. Each committee regularly reports to the Board on risk matters under its purview.
The Board oversees risk management for the company both directly and through its committees, as follows:
•
The Audit and Risk Committee has primary responsibility for overseeing our ERM program. The Chief Risk Officer reports on a quarterly basis to the Audit and Risk Committee on Intuit’s top risk areas and the progress of the ERM program. The Audit and Risk Committee also has oversight responsibilities with respect to particular risks such as financial management, fraud and cybersecurity.

•
The Compensation and Organizational Development Committee considers the risks associated with our compensation policies and practices both for executives in particular and for employees generally.

•
The Nominating and Governance Committee considers risks associated with corporate governance and overall board effectiveness, including recruiting appropriate Board members.

•
The Acquisition Committee considers risks associated with Intuit’s merger and acquisition activities and the strategy and business models of acquisition candidates and competitors.

Members of each committee provide a report to the full Board covering the committee’s risk oversight and other activities.

Board Responsibilities and Structure | Corporate Governance | INTUIT 2018 Proxy Statement9

BOARD LEADERSHIP STRUCTURE
The Board appoints a Chairman, who may be an officer of Intuit if the Board determines that to be in the best interests of Intuit and its stockholders. The roles of Chairman of the Board and CEO may be held by the same person or by different people. When the same person holds both roles, the independent directors of the Board will appoint a Lead Independent Director. The Board annually reviews its leadership structure to assess what best serves the interests of Intuit and its stockholders at a given time.
Currently, Mr. Smith holds the roles of both Chairman of the Board and CEO. The Board continues to believe that combining these roles is appropriate at this time because of Mr. Smith’s deep understanding of Intuit’s business and culture, as well as his leadership in shaping and driving the company’s strategic priorities. Mr. Smith’s leadership as Chairman and CEO helps to effectively execute the company’s strategy and to facilitate the critical flow of information between the Board and management.
Because Mr. Smith serves as both the Chairman and the CEO, the company and the Board recognize the importance of the additional, effective oversight that is provided by its independent Board members, led by a Lead Independent Director acting in accordance with the company’s robust corporate governance practices and policies.
The independent directors of the Board have designated Ms. Nora Johnson to serve as the company’s Lead Independent Director for a period of at least one year. Her responsibilities and authority include:
•
Calling executive sessions of the independent directors

•
Presiding at meetings of the Board at which the Chairman is not present, including executive sessions of the independent directors, which occur at least quarterly

•
Conferring with the Chairman on agenda topics for Board meetings, and approving the agenda and schedule for Board meetings to ensure that there is sufficient time to discuss all agenda items

•
Ensuring the Board receives adequate and timely information

•
Serving as liaison between the Chairman and the independent directors

•
Being available for consultations and communications with major stockholders upon request

BOARD MEETINGS
The Board and its committees meet throughout the year on a set schedule, and also hold special meetings and act by written consent from time to time as appropriate. The Board held four meetings during fiscal 2017.
ATTENDANCE AT BOARD, COMMITTEE AND ANNUAL STOCKHOLDER MEETINGS
The Board expects that each director will prepare for, attend and participate in all Board and applicable committee meetings, and will see that other commitments do not materially interfere with his or her service on the Board. Directors generally may not serve on the boards of more than six public companies, including Intuit’s Board. Any director who has a principal job change, including retirement, must offer to submit a letter of resignation to the Chairman of the Board. The Board, in consultation with the Nominating and Governance Committee, will review each offered resignation and determine whether or not to accept such resignation after considering the continued appropriateness of Board composition under the new circumstances.
During fiscal 2017, all current directors other than Diane Greene attended at least 75% of the aggregate number of meetings of the Board and the committees on which he or she served, and Ms. Greene attended 73.3% of such meetings. Eight of the nine directors nominated and elected at the 2017 Annual Meeting of Stockholders held in January 2017 attended the 2017 Annual Meeting of Stockholders. Our Corporate Governance Principles encourage all directors to attend our Annual Meeting of Stockholders.

10INTUIT 2018 Proxy Statement | Corporate Governance | Board Responsibilities and Structure

Director Independence
To be considered independent under NASDAQ rules, a director may not be employed by Intuit or engage in certain types of business dealings with Intuit. In assessing director independence under NASDAQ rules, the Nominating and Governance Committee and the full Board review relevant transactions, relationships and arrangements that may affect the independence of our Board members. As required by NASDAQ rules, the Board also makes a determination that, in its opinion, no relationship exists that would interfere with any independent director’s exercise of independent judgment. In making these determinations, the Board reviewed and discussed information provided by the directors and by Intuit with regard to each director’s business and personal activities as they relate to Intuit and Intuit’s management.
In determining the independence of our directors, our Board of Directors considered transactions involving payments made by us in the ordinary course of business to companies where Ms. Greene and Mr. Weiner serve as executives and Ms. Liu serves as an employee. Consistent with NASDAQ independence standards, Intuit did not make payments to, or receive payments from, any of these companies for property or services in amounts exceeding the greater of  $200,000 or 5% of Intuit’s or any of the other parties’ consolidated gross revenues in the current fiscal year or any of the three preceding fiscal years. In addition, payments to and from, as applicable, the companies where Mr. Weiner and Ms. Liu serve did not exceed 1% of Intuit’s or the other applicable entity’s consolidated gross revenues. The Board also considered the appointment of Mr. Williams, one of our named executive officers, to the Board of Directors of Oportun in November 2017, where Mr. Vasquez is the CEO. Mr. Williams does not participate in compensation decisions at Oportun and will be stepping down from his position as our Executive Vice President and Chief Financial Officer, effective January 31, 2018. Upon review of these relationships and the other information provided by our directors and director nominees, the Board determined that there are no relationships that would interfere with the exercise of independent judgment by these directors in carrying out their responsibilities as directors and that the following current directors and director nominees are independent: Ms. Burton, Mr. Dalzell, Ms. Greene, Ms. Liu, Ms. Nora Johnson, Mr. Powell, Mr. Szkutak (nominee), Mr. Vazquez and Mr. Weiner.

Director Independence | Corporate Governance | INTUIT 2018 Proxy Statement11

Board Evaluation Process
Each year, our Board members complete an assessment of Board performance. This assessment includes an evaluation of:
•
the topics covered by the Board during the year

•
Board culture and structure

•
Board processes

•
information received by the Board

The Nominating and Governance Committee oversees this process, which is led by the Lead Independent Director and our outside counsel.

12INTUIT 2018 Proxy Statement | Corporate Governance | Board Evaluation Process

Board Committees and Charters
The Board has delegated certain responsibilities and authority to its standing committees, as described below. Committees report regularly to the full Board on their activities and actions.
The Board currently has a standing Acquisition Committee, Audit and Risk Committee, Compensation and Organizational Development Committee, and Nominating and Governance Committee. Each committee has a charter that it reviews annually, making recommendations to our Board for any charter revisions that might be needed to reflect evolving best practices. Copies of each committee charter can be found on our website at http://investors.intuit.com/corporate-governance/conduct-guidelines/default.aspx. The members of each committee are independent and appointed by the Board based on recommendations of the Nominating and Governance Committee and have the opportunity to meet in closed session, without management present, during each committee meeting.
CURRENT MEMBERS: Richard L. Dalzell (Chair) Eve Burton Deborah Liu (appointed July 2017) Dennis D. Powell Raul Vazquez NUMBER OF MEETINGS HELD IN FISCAL 2017: 4
Acquisition Committee
The committee reviews and approves acquisition, divestiture and investment transactions proposed by Intuit’s management in which the total consideration to be paid or received by Intuit is within certain limits that are established by the Board from time to time.

CURRENT MEMBERS:
Dennis D. Powell (Chair)
Eve Burton
Richard L. Dalzell
Raul Vazquez
Following the Meeting and subject to their election or re-election, as applicable, Thomas Szkutak will join the committee and Ms. Burton will no longer be a member.
NUMBER OF MEETINGS HELD IN FISCAL 2017:
9

Audit and Risk Committee
The committee represents and assists the Board in its oversight of Intuit’s financial reporting, internal controls and audit functions, and is directly responsible for the selection, retention, compensation and oversight of Intuit’s independent registered public accounting firm. It also oversees cybersecurity and other risks relevant to our information technology environment, receiving quarterly cybersecurity updates from Intuit’s management team.
Our Board has determined that each member of the committee is both independent (as defined under applicable NASDAQ listing standards and SEC rules related to audit committee members) and financially literate (as required by NASDAQ listing standards). It has also determined that each of Mr. Powell and Mr. Szkutak qualifies as an “audit committee financial expert” as defined by SEC rules, and has “financial sophistication” in accordance with NASDAQ listing standards.
The Audit and Risk Committee held closed sessions with our independent registered public accounting firm, Ernst & Young LLP, in all of its regularly scheduled meetings during 2017.

Board Committees and Charters | Corporate Governance | INTUIT 2018 Proxy Statement13

CURRENT MEMBERS:
Diane Greene (Chair)
Suzanne Nora Johnson
Jeff Weiner
Following the Meeting and subject to their election or re-election, as applicable, Ms. Burton will chair this committee and Mr. Szkutak will join as a member. Ms. Greene is not standing for re-election so she will no longer be a member of the Board or any committees.
NUMBER OF MEETINGS HELD IN FISCAL 2017:
4

Nominating and Governance Committee
The committee reviews and makes recommendations to the Board regarding Board composition as well as governance standards for our company. Our Board has determined that each member of the committee is independent, as defined under applicable NASDAQ listing standards.
The committee has adopted a process to identify and evaluate candidates for director, whether they are recommended by management, Board members, or stockholders. The committee’s policy is to evaluate candidates properly recommended by stockholders (that is, in accordance with the procedures set forth below under “Stockholder Recommendations of Director Candidates”) in the same manner as candidates recommended by others.
The committee also oversees our Political Accountability Policy, Corporate Governance Principles, and Board Code of Ethics, reviewing each of these policies on an annual basis.

CURRENT MEMBERS:
Suzanne Nora Johnson (Chair)
Diane Greene
Deborah Liu
(appointed July 2017)
Jeff Weiner
Ms. Greene is not standing for re-election, so following the Meeting, she will no longer be a member of the Board or any committees.
NUMBER OF MEETINGS HELD IN FISCAL 2017:
7

Compensation and Organizational Development Committee
The committee assists the Board in reviewing and approving executive compensation and in overseeing organizational and management development for executive officers and other employees of Intuit. Together with the CEO and Executive Vice President of Human Resources, this committee periodically reviews Intuit’s key management personnel from the perspectives of leadership development, organizational development and succession planning. These reviews help the Compensation Committee to evaluate Intuit’s strategies for hiring, developing and retaining executives in an increasingly competitive environment, with the goal of creating and growing Intuit’s “bench strength” at senior executive levels.
Each member of this committee is independent under NASDAQ listing standards and is a “Non-Employee Director,” as defined in SEC Rule 16(b)-3, and an “outside director” under Section 162(m) of the Internal Revenue Code. During fiscal 2017, the Compensation Committee held a portion of each regularly scheduled meeting in closed session with only the committee members present. For more information on the responsibilities and activities of the Compensation Committee, including its processes for determining executive compensation, see the “Compensation and Organizational Development Committee Report” and “Compensation Discussion and Analysis” below, particularly the discussion of the “Role of Compensation Consultants, Executive Officers and the Board in Compensation Determinations.”
The committee is also responsible for reviewing the compensation of non-employee directors on an annual basis and making recommendations to the Board.

14INTUIT 2018 Proxy Statement | Corporate Governance | Board Committees and Charters

Compensation Committee Interlocks
and Insider Participation
None of the directors who served on the Compensation Committee during fiscal 2017 — Ms. Nora Johnson, Ms. Greene, Ms. Liu or Mr. Weiner — has at any time been an executive officer or employee of Intuit. In addition, no executive officer of Intuit during fiscal 2017 served, or currently serves, on the compensation committee of any entity that has one or more executive officers serving on Intuit’s Board or Intuit’s Compensation Committee. No executive officer of Intuit during fiscal 2017 served, or currently serves, on the board of directors of any entity that has one or more executive officers serving on Intuit’s Compensation Committee.
Compensation Risk Assessment
Intuit conducted a review of its key compensation programs, policies and practices in conjunction with FW Cook, the Compensation Committee’s independent compensation consultant, which prepared a report on our company-wide compensation programs.
This analysis was reviewed with the Compensation Committee at its October 18, 2017 meeting. The review and analysis did not identify any compensation programs, policies or practices that create incentives to take risks that are reasonably likely to have a material adverse effect on the company.
Their analysis noted the following factors:
•
Overall compensation levels are in a competitive market range for a company of Intuit’s size and scope, which helps ensure reasonable risk-taking incentives.

•
Our programs use a mix of short-term and long-term incentives, with different performance periods and a broad mix of differing performance measures, including both revenue-driven and profit-driven performance measures, in order to deter undue attention on a single goal.

•
The compensation programs are designed to create a balance of different incentives by using: (1) a mix of cash and equity, (2) annual incentives that are based in part on on company-wide performance metrics that align with the company’s business plans and in part on strategic objectives, and (3) long-term incentives that generally combine stock options (typically vesting over three years with terms of seven years), service-based RSUs (typically vesting over three years), and performance-based RSUs (earned after three years based on one-, two- and three-year relative TSR).

•
Annual cash incentives for participants in the company’s Senior Executive Incentive Plan (“SEIP”) are capped at 250% of target overall and capped at 150% of target based on the achievement of objective performance goals (i.e., prior to considering adjustments based on personal performance). All other employees participate in a common Company-funded cash incentive pool with a fixed dollar ceiling. Both designs provide for aggregate cost containment.

•
Robust stock ownership guidelines for the CEO, CFO, principal Business Unit leaders, Executive Vice Presidents, Senior Vice Presidents and non-employee directors that serve as material risk-mitigating elements for those subject to the guidelines.

•
Beginning with the fiscal 2015 grant, a one-year holding requirement has been added to the CEO’s Relative TSR RSUs and service-based RSUs.

•
Severance is limited in scope and at the lower end of the competitive range for a company of Intuit’s size and scope.

•
Our insider trading policy prohibits officers from pledging shares, trading put or call options, and engaging in short sales or hedging transactions involving the company’s securities.

•
We have established “clawback” provisions for operating performance-based equity awards and for cash bonus payments under the company’s SEIP.

•
The Compensation Committee provides close oversight of the compensation programs, including a significant level of engagement, self-assessment, and executive session discussions.

Compensation Committee Interlocks and Insider Participation | Corporate Governance | INTUIT 2018 Proxy Statement15

Stockholder Engagement Process
Intuit regularly engages with stockholders to better understand their perspectives. During fiscal 2017 we held discussions with many of our largest stockholders during scheduled events, including our annual meeting and investor day, as well as in private meetings throughout the year.
Investor Day
In October 2017 we hosted our annual investor day, during which our management team interacted directly with our stockholders regarding Intuit’s performance in the prior year as well as our short- and long-term growth strategies.
Investor Outreach
Members of the management team, and on occasion the Lead Independent Director, held private in-person and telephonic meetings with stockholders to discuss their perspectives and feedback on various topics including:
•
Strategic initiatives, including refreshment of our One Intuit Ecosystem strategy

•
Updates on key drivers of financial performance

•
Alignment between our strategy and our executive compensation practices

•
Capital allocation, including dividends, use of stock repurchases, and strategy with respect to mergers and acquisitions

•
Board structure, diversity and refreshment

•
Our board evaluation process

•
Our approach to corporate citizenship and social responsibility, including sustainability, diversity and pay equity

•
Enterprise risk management

•
Cybersecurity

Since our 2017 Annual Meeting of Stockholders, management sought meetings with stockholders who hold approximately 40% of our outstanding shares, and met with stockholders holding approximately 20% of our outstanding shares to discuss our corporate governance and compensation practices.
Intuit’s management, our investor relations team and our Lead Independent Director, who participate in these stockholder engagement meetings, regularly share stockholder feedback with relevant Board committees and the full Board. In general, feedback from our stockholders regarding our compensation programs and corporate governance practices is very positive. The Board carefully considers the feedback from stockholders and has incorporated it into our proxy disclosures and corporate governance practices where appropriate, such as amending our bylaws to provide for proxy access. In addition, as a result of stockholder feedback, we have enhanced certain of our proxy disclosures including, for example, those relating to share-based compensation and our use of equity in compensation across the company, as well as our discussion of our corporate social responsibility programs. We have also re-designed our proxy to enhance readability, in response to specific stockholder comments.
We will continue to engage with our stockholders on a regular basis in order to understand their perspectives and incorporate their feedback, as appropriate, on our performance, business strategies, executive compensation programs and corporate governance practices.
Stockholder Communications with the Board
Any stockholder may send communications by mail to the Board or individual directors c/o Corporate Secretary, Intuit Inc., P.O. Box 7850, Mail Stop 2700, Mountain View, California 94039-7850 or via our website at http://investors.intuit.com/corporate-governance/conduct-guidelines/contact-the-board/default.aspx. The Board has instructed the Corporate Secretary to review this correspondence and determine, in his or her discretion, whether matters submitted are appropriate for Board consideration. The stockholder communications determined appropriate for Board consideration are reviewed by the Nominating and Governance Committee on behalf of the Board. The Corporate Secretary may also forward certain communications elsewhere in the company for review and possible response. In particular, communications such as product or commercial inquiries or complaints, job inquiries, surveys, business solicitations, advertisements or patently offensive or otherwise inappropriate material will not be forwarded to the Board.

16INTUIT 2018 Proxy Statement | Corporate Governance | Stockholder Engagement Process

Corporate Social Responsibility
Intuit is committed to being a good corporate citizen, starting with the culture we build within the company.
Diversity and Inclusion.   Diversity and inclusion are part of who we are, and are supported at all levels of the company. As of July 2017, women represented 39 percent of our global workforce, holding 29 percent of our technology positions and 49 percent of our non-technical positions. Women also held 32 percent of our leadership roles. In the United States, women represent 41 percent of our domestic workforce, holding 31 percent of the technical jobs and 51 percent of the non-technical roles. They held 33 percent of our leadership positions.
We are committed to equal pay.   In fiscal 2017, we commissioned an analysis by an independent, outside company to look for any statistical differences in Intuit base pay by gender and race in the U.S. and by gender in India, and we determined that:
•
In the U.S., women earn on average $1.00 for every $1.00 that men earn

•
In the U.S., minorities earn on average 99.7 cents for every $1.00 whites earn

•
In India, women earn on average 95.5 cents for every $1.00 men earn

As a result of this study, we have made salary adjustments for certain employees and also conducted additional analysis of the root cause of the differences in India. We are committed to eliminating unexplainable differences in pay, to making pay equity analyses part of our yearly talent and pay process, and to communicating with transparency.
Sustainability.   We are focused on managing our own environmental footprint and have achieved carbon neutrality for our worldwide operations through a three-pronged strategy of boosting energy efficiency internally, investing in renewable energy, and buying carbon offsets.
Employee and corporate giving.   Through the employee giving and volunteering program, “We Care and Give Back,” Intuit provides every employee with 32 hours of paid time off to volunteer in their local communities. Intuit also matches up to $5,000 of employee donations to non-profits of their choice. In 2017, Intuit employees donated over 30,000 hours to charities around the world, and Intuit matched a total of  $2.5 million in employee donations.
We also invest in using both our products and expertise to help build financial capability and economic opportunity in underserved communities. We do this through product donations and innovation training that empowers people to develop innovative solutions to social problems. In 2017, we donated: 2.3 million federal and state TurboTax tax returns to lower income taxpayers through the IRS and state Free File programs; 30,000 QuickBooks training licenses to local small business development organizations; and 3,000 QuickBooks Online licenses to non-profits in the U.S. and Canada. In total, we gave $49 million in combined cash and product donations and served 34,000 non-profits through employee and corporate giving.
To learn more about our corporate social responsibility efforts please go to: https://www.intuit.com/company/social-responsibility/

Corporate Social Responsibility | Corporate Governance | INTUIT 2018 Proxy Statement17

Director Compensation
Overview of Our Compensation Program for Non-Employee Directors
Our director compensation programs are designed to provide an appropriate incentive to attract and retain qualified non-employee board members and to align their interests with the long-term interests of our stockholders. The Compensation Committee is responsible for reviewing the equity and cash compensation for directors on an annual basis and making recommendations to the Board if it determines changes are needed.
Annual Retainer and Equity Compensation Program for Non-Employee Directors
The Compensation Committee annually reviews and considers information from its independent compensation consultant, FW Cook, regarding the amounts and type of compensation paid to non-management directors at companies within the same peer group the committee used to assess executive compensation. In October 2016, as a result of this review, the committee determined that the compensation of directors on Intuit’s Board and its committees is reasonable and commensurate with the compensation paid to board members at peer companies, and made no changes for 2017.
In October 2017, the Compensation Committee again determined that no changes were warranted for the director cash compensation program but recommended to the Board, and the Board approved, the discontinuation of the $75,000 RSU grant that had previously been provided to new directors upon joining the Board and changes to the vesting schedule of certain director equity awards, which are described further below.
2017 Annual Cash Retainers
Non-employee directors are paid annual cash retainers for Board membership, plus additional cash retainers for their committee service in the amounts shown in the following table:
Position	Annual Amount ($)
Non-Employee Board Member	60,000
Lead Independent Director*	40,000
Members of each of Audit and Risk Committee, Acquisition Committee, and Compensation and Organizational Development Committee	15,000
Members of the Nominating and Governance Committee	10,000
Audit and Risk Committee Chair**	32,500
Compensation and Organizational Development Committee Chair**	25,000
Acquisition Committee and Nominating and Governance Committee Chairs**	17,500
*
The Lead Independent Director also receives the Board membership retainer.

**
Committee chairs also receive the committee membership retainer.

18INTUIT 2018 Proxy Statement | Director Compensation | Overview of Our Compensation Program for Non-Employee Directors

These retainers are paid in quarterly installments and are pro-rated for any changes to committee service that occur during the quarter. Directors may elect to defer cash retainers into additional tax-deferred Intuit stock units by making an irrevocable written election before the start of each calendar year. During fiscal 2017, these tax-deferred stock units, known as Conversion Grants, vested in four quarterly installments commencing on the grant date (which is the first business day following our annual meeting of stockholders). Beginning with fiscal 2018, Conversion Grants will be granted quarterly and will be fully vested at the time of grant. The shares underlying these stock units are distributable five years from the date of grant, or upon an earlier separation from the Board or change in control of the ownership of Intuit.
We reimburse non-employee directors for out-of-pocket expenses incurred in connection with attending Board and committee meetings.
2017 Director Equity Compensation Program
Grants are made to non-employee directors in the form of a fixed dollar value of RSUs in the following amounts:
Board Position	Fixed Amount of Award ($)	Vesting schedule
Non-Employee Board Member (annual grant)	260,000	Generally vests in full on the first business day of the 12th month following the grant date.
New Board Member (additional grant upon joining Board)*	75,000	Vests in two equal installments on each of the first and second anniversaries of the grant date.
*
Starting in fiscal 2018, directors will no longer receive additional equity grants upon joining the Board. They will continue to receive pro-rated annual grants if they join mid-year.

Because the formula is based on a fixed dollar amount, the number of RSUs awarded annually to non-employee directors will vary, depending on the closing market price of Intuit’s common stock on the date of grant. The annual grants will be awarded on the day following each Annual Meeting of Stockholders. For a Board Member who joins between Annual Meetings, the annual grant will be prorated based on the number of full months of expected service until the first anniversary of the most recent annual meeting and will vest on the same day as the existing directors’ annual grants. Once RSUs vest, issuance of shares is deferred until five years from the date of grant, or an earlier separation from the Board or change in control of the ownership of Intuit. Directors may generally elect to defer settlement of their RSUs for a longer period of time (from six to ten years following the date of grant). The short vesting schedule serves to avoid director entrenchment, while the five-year deferral ensures long-term alignment of director interests with those of our stockholders.
All of the RSUs that we grant to our Board Members have dividend rights, which are accumulated and paid only when the shares are issued. Dividend equivalent rights on RSUs that fail to vest are forfeited.
In January 2017, our stockholders approved an amendment to the 2005 Equity Incentive Plan to provide that annual aggregate grant date fair value (computed as of the date of grant in accordance with applicable financial accounting rules) of all awards granted to any non-employee director during any single calendar year (not including awards granted in lieu of retainers or other cash payments), will not exceed $625,000, plus an additional $250,000 for any Lead Independent Director or Non-Employee Director Chairman of the Board.
Director Stock Ownership Requirement
For fiscal 2017, each director was required to hold shares of Intuit common stock with an aggregate value of five times the amount of the annual Board member retainer, which value will be measured as of July 31st of each year. In October 2017, the Board approved increasing this requirement to ten times the amount of the annual Board member retainer for fiscal 2018. Unvested RSUs and vested deferred RSUs held by a Board member are counted as shares when determining the number of shares owned. Directors must comply with the new guidelines within five years from the date they join the Board. If any director does not meet the stock ownership requirement within this time frame, then 50% of his or her annual cash retainers will be made in the form of Intuit stock until compliance is achieved. As of October 31, 2017, all of our current directors were in compliance with the revised policy.

Director Stock Ownership Requirement | Director Compensation | INTUIT 2018 Proxy Statement19

Director Summary Compensation Table
The following table summarizes the fiscal 2017 compensation earned by each member of the Board other than Mr. Smith, whose compensation is described under “Executive Compensation.”
Director Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	All Other Compensation ($)	Total ($)
Eve Burton	—(2)	349,895(2)	—	349,895
Scott D. Cook	—	—	1,130,750(3)	1,130,750
Richard L. Dalzell	—(2)	367,460(2)	—	367,460
Diane B. Greene	102,500	259,962	—	362,462
Deborah Liu	22,500	183,248	—	205,748
Suzanne Nora Johnson	150,000	259,962	—	409,962
Dennis D. Powell	122,500	259,962	—	382,462
Raul Vazquez	90,000	259,962	—	349,962
Jeff Weiner	—(2)	344,860(2)	—	344,860
(1)
These amounts represent the aggregate grant date fair value of RSUs granted during fiscal 2017, computed in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718, “Compensation – Stock Compensation” (“FASB ASC Topic 718”). Please see the “Equity Grants to Directors During Fiscal Year 2017” and “Outstanding Equity Awards for Directors at Fiscal Year-End 2017” tables for information regarding the grant date fair value of RSUs granted during the fiscal year and the number of awards outstanding for each director at the end of the fiscal year.

(2)
Ms. Burton, Mr. Dalzell, and Mr. Weiner elected to receive fees due them for service on the Board and Committees during calendar year 2017 in RSUs, in accordance with Intuit’s director compensation program. As annual equity grants are made following Intuit’s annual meeting in January, these RSUs were awarded in January 2017 and are in respect of service provided during calendar year 2017 (which includes the first quarter of Intuit’s fiscal 2018). Please see the “Equity Grants to Directors During Fiscal Year 2017” table for more information.

(3)
Because Mr. Cook is an employee of Intuit, he is not compensated as a director. Mr. Cook’s compensation shown in the table represents an annual salary of $650,000, an incentive bonus of  $477,750 awarded for service in fiscal 2017, and $3,000 in awards under Intuit’s broadly available employee recognition, or “spotlight” program. Mr. Cook did not receive any equity awards from Intuit during fiscal 2017.

20INTUIT 2018 Proxy Statement | Director Compensation | Director Summary Compensation Table

Equity Grants to Directors During Fiscal Year 2017
The following table shows each RSU grant made to each of our directors, other than Mr. Smith, during fiscal 2017, including the grant date, number of shares, and grant date fair value.
	Stock Awards
Director Name	Grant Date	Shares Subject to Award (#)	Grant Date Fair Value ($)(1)
Eve Burton	1/20/2017	2,220(2)	259,962
Eve Burton	1/20/2017	768(3)	89,933
Scott D. Cook		—	—
Richard L. Dalzell	1/20/2017	2,220(2)	259,962
Richard L. Dalzell	1/20/2017	918(3)	107,498
Diane B. Greene	1/20/2017	2,220(2)	259,962
Deborah Liu	7/21/2017	803(4)	108,277
Deborah Liu	7/21/2017	556(5)	74,971
Suzanne Nora Johnson	1/20/2017	2,220(2)	259,962
Dennis D. Powell	1/20/2017	2,220(2)	259,962
Raul Vazquez	1/20/2017	2,220(2)	259,962
Jeff Weiner	1/20/2017	2,220(2)	259,962
Jeff Weiner	1/20/2017	725(3)	84,898
(1)
These amounts represent the aggregate grant date fair value of these awards computed in accordance with FASB ASC Topic 718. The grant date fair value of these awards is equal to the closing market price of Intuit’s common stock on the date of grant. See the footnotes to the financial statements included in Intuit’s Annual Report on Form 10-K for the fiscal year ended July 31, 2017 for more information on the valuation of RSUs.

(2)
Annual Non-Employee Board Member grant, which vests as to 100% of the shares on January 1, 2018, subject to the director’s continued service.

(3)
RSUs awarded pursuant to a Conversion Grant of shares equivalent in fair value on the date of grant to annual retainers for Board and committee service for calendar year 2017 (as described above under “Annual Retainer and Equity Compensation Program for Non-Employee Directors”).

(4)
Prorated Annual Non-Employee Board Member grant, which vests as to 100% of the shares on July 1, 2018, subject to the director’s continued service.

(5)
Initial Non-Employee Board Member grant, which vests as to 50% of the shares on July 1, 2018 and 50% on July 1, 2019, subject to the director’s continued service.

Equity Grants to Directors During Fiscal Year 2017 | Director Compensation | INTUIT 2018 Proxy Statement21

Outstanding Equity Awards for Directors at Fiscal Year-End 2017
The following table provides information on the outstanding equity awards held by our directors, other than Mr. Smith, as of July 31, 2017.
Director Name	Aggregate Shares Subject to Outstanding Stock Awards (#)(1)	Portion of Outstanding Stock Awards that is Vested and Deferred (#)(1)
Eve Burton	7,527	4,715
Scott D. Cook	—	—
Richard L. Dalzell	11,758	9,308
Diane B. Greene	15,537	13,317
Deborah Liu	1,359	—
Suzanne Nora Johnson	15,537	13,317
Dennis D. Powell	15,537	13,317
Raul Vazquez	4,909	2,315
Jeff Weiner	18,008	15,606
(1)
The amounts reflected as aggregate shares subject to outstanding stock awards include the amounts reflected as vested and deferred stock awards, on which settlement is deferred in accordance with Intuit’s director equity compensation program.

Transactions with Related Persons
The Audit and Risk Committee is responsible for review, and approval or ratification as appropriate, of transactions between Intuit (or its subsidiaries) and any “related person” of Intuit. Under SEC rules, “related persons” include directors, officers, nominees for director, 5% stockholders, and their immediate family members. The Audit and Risk Committee has adopted a written policy, which is described below, to evaluate these transactions and obtain approval or ratification by the Audit and Risk Committee.
Identification of Related Persons.   Information about our directors and executive officers and persons related to them and their affiliated entities is collected and updated through annual Director & Officer Questionnaires and quarterly director affiliation summaries. Directors and executives provide the names of their immediate family members as well as the entities with which they and their immediate family members are affiliated, including board memberships, executive officer positions, and charitable organizations.
Audit and Risk Committee Annual Pre-Approval.   On an annual basis, Intuit’s procurement and legal departments prepare requests for pre-approval of transactions or relationships involving related persons or parties with which Intuit is expected to do business during the upcoming fiscal year. The Audit and Risk Committee reviews these requests during its regular fourth quarter meeting and generally pre-approves annual spending and/or revenue levels for each transaction or relationship.
Periodic Approvals.   During the year, the list of known related persons is circulated to appropriate Intuit employees and is used to identify transactions with related persons. If Intuit identifies an actual or potential transaction with a related person that was not pre-approved by the Audit and Risk Committee, Intuit’s legal department collects information regarding the transaction, including the identity of the other party, the value of the transaction, and the size and significance of the transaction to both Intuit and the other party. This information is provided to the Audit and Risk Committee, which in its discretion may approve, ratify, rescind, place conditions upon, or take any other action with respect to the transaction.
Monitoring of Approved Transactions and Relationships.   Following approval by the Audit and Risk Committee, Intuit personnel review and monitor the transactions and relationships from time to time. If transaction levels approach the limits approved by the Audit and Risk Committee, Intuit prepares and submits a new approval request to the Audit and Risk Committee for review at its next meeting.
Since the beginning of fiscal 2017, there have been no transactions, and there currently are no proposed transactions, in excess of  $120,000 between Intuit (or its subsidiaries) and a related person in which the related person had or will have a direct or indirect material interest.

22INTUIT 2018 Proxy Statement | Director Compensation | Outstanding Equity Awards for Directors at Fiscal Year-End 2017

Proposal No. 1 Election of Directors
Qualifications of Directors
The Nominating and Governance Committee believes that all nominees for Board membership should possess:
•
the highest ethics, integrity and values

•
an inquisitive and objective perspective, practical wisdom and mature judgment

•
broad, high-level experience in business, technology, government, education or public policy

•
a commitment to representing the long-term interests of Intuit’s stockholders

•
sufficient time to carry out their duties as Intuit directors

When evaluating candidates for director, the Nominating and Governance Committee considers the full range of skills it has determined should be represented on the Board, as reflected in the Experience and Expertise chart included in the Proxy Summary. It also considers other factors such as independence, diversity, and other qualities that may contribute to the Board’s overall effectiveness. The committee may also engage third-party search firms to assist in identifying and evaluating Board candidates.
Although our nomination policy does not prescribe specific standards for diversity, the Board and the committee do seek nominees with a diverse set of skills that will complement the skills and experience of our existing directors and provide an overall balance of perspectives, backgrounds and experiences. In selecting nominees, the Nominating and Governance Committee therefore looks for individuals with varied professional experience, background, knowledge, skills and viewpoints in order to build and maintain a group of directors that, as a whole, provides effective oversight of the management of the company. The committee assesses its effectiveness in this regard as part of its annual evaluation process.
Stockholder Recommendations of
Director Candidates
Our Nominating and Governance Committee will consider director candidates recommended by a stockholder. A stockholder seeking to recommend a candidate for the committee’s consideration should submit the candidate’s name and qualifications to: Nominating and Governance Committee, c/o Corporate Secretary, Intuit Inc., P.O. Box 7850, Mail Stop 2700, Mountain View, California 94039-7850 or via our website at http://investors.intuit.com/corporate-governance/conduct-guidelines/contact-the-board/default.aspx. You may find our Corporate Governance Principles, which outline our Board membership criteria, at http://investors.intuit.com/corporate-governance/conduct-guidelines/default.aspx.
In addition, our bylaws permit stockholders (an individual stockholder or a group of up to 20 stockholders) who have owned 3% or more of Intuit’s outstanding shares continuously for at least three years to submit director nominees (the greater of two directors or up to 20% of our Board) for inclusion in our proxy materials; to do so, the stockholder(s) must provide timely written notice of such nomination, and the stockholder and nominee must satisfy other requirements specified in our bylaws. Stockholders who wish to nominate directors for inclusion in our proxy materials, or directly at an Annual Meeting of Stockholders in accordance with the procedures in our bylaws, should follow the instructions under “Stockholder Proposals and Nominations for the 2018 Annual Meeting” in this proxy statement.

Qualifications of Directors | Proposal No. 1 Election of Directors  | INTUIT 2018 Proxy Statement23

Our Board Nominees
There are ten nominees standing for election to the Board at the 2018 Annual Meeting, including nine out of our ten current directors (the tenth current director, Diane Greene, is not standing for election). All current directors were elected to the Board by our stockholders at last year’s annual meeting, except for Ms. Liu, who joined the Board in July 2017. The tenth nominee standing for election this year, Thomas Szkutak, was nominated by the Board in October 2017 based on the recommendation of the Nominating and Governance Committee, and will be new to the Board, if elected. Both Ms. Liu and Mr. Szkutak were recommended by a third party search firm that also presented several other candidates to the Board through the course of the year for consideration. The Board interviewed these candidates before concluding that Ms. Liu and Mr. Szkutak were the best matches for the Board’s needs.
DIVERSITY OF EXPERIENCE
Our Board is currently composed of a group of leaders with broad and diverse experience in many areas, including: small business and consumer domain; SaaS, mobile and data domain; platform and digital marketing; information security; public policy and government relations; global experience; leadership as a CEO; and financial expertise. Our Board members have acquired these diverse skills through their accomplished careers and their service as executives and directors of a wide range of other public and private companies. See the charts in the Proxy Summary for additional detail regarding the diversity of our Board members.
BOARD REFRESHMENT
Our slate of nominees reflects Intuit’s commitment to ongoing Board refreshment, while at the same time valuing the experience that our longer-tenured directors bring. Five of our ten nominees have served on our Board for fewer than five years. These five nominees constitute 62.5 percent of our eight independent director nominees.
Current Committees: • Audit and Risk • Acquisition Committees following the Meeting: • Nominating and Governance (chair) • Acquisition	Eve Burton Senior Vice President and General Counsel, The Hearst Corporation Director since: 2016 Age: 59

Ms. Burton has served as Senior Vice President and General Counsel of The Hearst Corporation, one of the nation’s largest global diversified communications companies, since 2012. Ms. Burton has responsibility for day-to-day management of the Office of General Counsel, which provides services to all of Hearst’s more than 350 businesses around the world, including legal, compliance, labor relations, government affairs and corporate human resources. She is also one of Hearst’s leaders in establishing worldwide strategic enterprise deals with technology and content partners. Ms. Burton is a member of the CEO’s strategic advisory group, the Hearst Venture Investment Committee and Hearst’s Risk Working Group. She is also involved with Hearst’s innovation program. Ms. Burton served as Vice President and General Counsel of Hearst from 2002 to 2012. Prior to joining Hearst, Ms. Burton served as Vice President and Chief Legal Counsel at Cable News Network (CNN). Ms. Burton also serves on the Board of Directors of Hearst and previously served on the Board of Directors of AOL. Her non-profit Board affiliations include the David and Helen Gurley Brown Institute for Media Innovation at Stanford and Columbia Universities and she is also a trustee of Middlebury College. Ms. Burton holds a Juris Doctor degree from Columbia Law School.
Relevant Expertise
Ms. Burton brings to the Board legal and business experience as a general counsel for a global company engaged in a broad range of diversified communications activities and strategic partnerships and investments. She also brings insights into operational and security issues facing online consumer services companies, as well as expertise in the area of government relations.
Other Public Company Boards
None

24INTUIT 2018 Proxy Statement | Proposal No. 1 Election of Directors  | Our Board Nominees

Committees: • None	Scott Cook Founder and Chairman of the Executive Committee, Intuit Inc. Director since: 1984 Age: 65

A co-founder of Intuit, Mr. Cook served as Intuit’s President and Chief Executive Officer from 1984 to 1994 and as Chairman of the Board from 1993 to 1998. Mr. Cook served as a director of eBay Inc., from 1998 to 2015, where he was a member of the Corporate Governance and Nominating Committee. Mr. Cook has been a director of The Procter & Gamble Company since 2000 where he chairs the Innovation & Technology Committee. Mr. Cook holds a Bachelor of Arts in Economics and Mathematics from the University of Southern California and a Master in Business Administration from Harvard Business School.

Relevant Expertise
Mr. Cook brings to the Board experience as an entrepreneur and corporate executive with a background in guiding and fostering innovation at companies in technology and other sectors, as well as his knowledge of Intuit’s operations, markets, management and strategy and his experience as a Board member of other large, global, consumer-focused companies.
Other Public Company Boards
The Procter & Gamble Company (2000-present; chairs Innovation & Technology Committee and serves on Compensation & Leadership Development Committee)

Committees: • Audit and Risk • Acquisition (Chair)	Richard L. Dalzell Former Senior Vice President and Chief Information Officer, Amazon.com, Inc. Director since: 2015 Age: 60

Mr. Dalzell was Senior Vice President and Chief Information Officer at Amazon.com, Inc., an online retailer, until his retirement in 2007. Previously, Mr. Dalzell served in numerous other positions at Amazon.com, Inc., including Senior Vice President of Worldwide Architecture and Platform Software and Chief Information Officer from 2001 to 2007, Senior Vice President and Chief Information Officer from 2000 to 2001 and Vice President and Chief Information Officer from 1997 to 2000. Prior to his employment with Amazon.com, Inc., Mr. Dalzell was Vice President of the Information Systems Division at Wal-Mart Stores, Inc. from 1994 to 1997. Mr. Dalzell was a director of AOL.com, Inc. from 2009 until its acquisition by Verizon Communications Inc. in 2015. Mr. Dalzell holds a Bachelor of Science degree in Engineering from the United States Military Academy at West Point.

Relevant Expertise
Mr. Dalzell brings to the Board extensive experience, expertise and background in information technology, platform software, cloud computing and cybersecurity, as well as a global perspective, gained from his service as the Chief Information Officer of Amazon.com, Inc. He also brings corporate leadership experience gained from his service in various senior executive roles at Amazon.com, Inc.
Other Public Company Boards
Twilio, Inc. (2014-present; serves on Nominating and Governance Committee)

Our Board Nominees | Proposal No. 1 Election of Directors  | INTUIT 2018 Proxy Statement25

Committees: • Acquisition • Compensation and Organizational Development	Deborah Liu Vice President, Marketplace, Facebook, Inc. Director since: 2017 Age: 41

Ms. Liu runs Facebook’s developer and commerce businesses. She led the development of Facebook’s first mobile ad product for apps and Audience Network while also building the company’s games business and payments platform. Ms. Liu has been named one of the most powerful female engineers of 2017 by Business Insider and is a 15-year veteran in the tech industry. Prior to Facebook, she spent several years in product management roles at PayPal and eBay, including leading the integration between the two companies. Actively involved with promoting diversity and women in tech, Ms. Liu serves on the board of Expanding Your Horizons Network, a non-profit that focuses on inspiring girls to pursue STEM careers. She co-created the Women in Product nonprofit after realizing that there was no forum for this underrepresented community to connect. Ms. Liu has an MBA from Stanford’s Graduate School of Business and a B.S. in Civil Engineering from Duke University.
Relevant Expertise
Ms. Liu brings to the Board, as the vice president of marketplace of a public technology company, the experience and understanding of the power of mobile platforms and building personalized and rich experiences across apps, products, people and third-party integrations.
Other Public Company Boards
None

Committees: • Compensation and Organizational Development (Chair) • Nominating and Governance	Suzanne Nora Johnson Former Vice-Chairman, The Goldman Sachs Group Director since: 2007 Age: 60 Lead Independent Director since: 2016

Ms. Nora Johnson joined The Goldman Sachs Group in 1985 and held several management positions throughout her tenure, including Vice Chairman, Chairman of the Global Markets Institute, and Head of the Global Investments Research Division. Ms. Nora Johnson’s significant non-profit board affiliations include, among others, the Brookings Institution, the Carnegie Institution for Science and the University of Southern California. She earned a Bachelor’s degree from the University of Southern California and a Juris Doctor from Harvard Law School.

Relevant Expertise
Ms. Nora Johnson brings to the Board valuable business experience managing large, complex, global institutions as well as insights into how changes in the financial services industry, public policy and the macro-economic environment affect our businesses.
Other Public Company Boards
American International Group, Inc. (2008-present; serves on Nominating and Governance Committee)
Pfizer Inc. (2007-present; chairs Audit Committee)
VISA Inc. (2007-present; chairs Compensation Committee and serves on Nominating and Governance Committee)

26INTUIT 2018 Proxy Statement | Proposal No. 1 Election of Directors  | Our Board Nominees

Committees: • Acquisition • Audit and Risk (Chair)	Dennis D. Powell Former Chief Financial Officer, Cisco Systems, Inc. Director since: 2004 Age: 69

Mr. Powell was executive advisor of Cisco Systems, Inc. from 2008 to 2010. He joined Cisco in 1997 and held several management positions throughout his tenure including: Executive Vice President and Chief Financial Officer from 2003 to 2008; Senior Vice President, Corporate Finance Vice President from 2002 to 2003; and Corporate Controller from 1997 to 2002. Prior to Cisco, Mr. Powell held the position of senior partner at Coopers & Lybrand LLP, where his tenure spanned 26 years. Mr. Powell served on the board of directors of VMware, Inc. from 2007 until 2015. Mr. Powell holds a Bachelor of Science in Business Administration with a concentration in accounting from Oregon State University.

Relevant Expertise
Mr. Powell brings to the Board executive management experience with large, global organizations as well as deep financial expertise and insights into operational issues, which he has gained through his tenure as an executive at a large public technology company.
Other Public Company Boards
Applied Materials, Inc. (2007-present; chairs Audit Committee and serves on Corporate Governance and Nominating Committee and Investment Committee)

Committees: • None	Brad D. Smith Chairman, President and Chief Executive Officer, Intuit Inc. Director since: 2008 Age: 53 Chairman since: 2016

Mr. Smith is currently Chairman, President and Chief Executive Officer of Intuit. Mr. Smith joined Intuit in 2003 and has served over the years in a number of senior positions: Senior Vice President and General Manager, Small Business Division from 2006 to 2007; Senior Vice President and General Manager, QuickBooks from 2005 to 2006; Senior Vice President and General Manager, Consumer Tax Group from 2004 to 2005; and Vice President and General Manager of Intuit’s Accountant Central and Developer Network from 2003 to 2004. Before joining Intuit, Mr. Smith held the position of Senior Vice President of Marketing and Business Development of ADP, where he held several executive positions from 1996 to 2003. Mr. Smith served on the board of directors of Yahoo! Inc. from 2010 to 2012. Mr. Smith was also appointed to the board of directors of

SurveyMonkey in 2017. Mr. Smith holds a Bachelor’s degree in Business Administration from Marshall University and a Master’s degree in Management from Aquinas College.
Relevant Expertise
Mr. Smith, as Chairman, President and Chief Executive Officer of Intuit, brings to the Board the most relevant knowledge of Intuit’s strategy, markets, operations and employees and provides industry expertise and context on all matters that come before the Board.
Other Public Company Boards
Nordstrom, Inc. (2013-present; chairs Audit Committee and serves on Technology Committee)

Our Board Nominees | Proposal No. 1 Election of Directors  | INTUIT 2018 Proxy Statement27

Committees following the Meeting: • Audit and Risk • Nominating and Governance	Thomas Szkutak Former Chief Financial Officer, Amazon.com, Inc. Director since: N/A Age: 56

Mr. Szkutak served as the Senior Vice President and Chief Financial Officer of Amazon.com from 2002 until 2015. Prior to that, he spent 20 years with General Electric, where he held a variety of positions, including chief financial officer of GE Lighting from 2001 to 2002, finance director of GE Plastics Europe from 1999 to 2001, and executive vice president of finance at GE Asset Management (formerly known as GE Investments) from 1997 to 1999. Mr. Szkutak has also served as an advisor and operating partner of Advent International from August 2017. He is a graduate of GE’s financial management program. Mr. Szkutak received a Bachelor of Science in Business Administration degree from Boston University.

Relevant Expertise
Mr. Szkutak brings to the Board deep financial expertise and executive management experience with large, global organizations, which he gained through his experience as the chief financial officer at a publicly traded company.
Other Public Company Boards
athenahealth, Inc. (2016-present; chairs Audit Committee)

Committees: • Acquisition • Audit and Risk	Raul Vazquez Chief Executive Officer and Director, Oportun, Inc. Director since: 2016 Age: 46

Mr. Vazquez has served as Chief Executive Officer and board member of Oportun, a financial technology company, since April 2012. Prior to joining Oportun, Vazquez spent nine years at Walmart in various senior leadership roles, including Executive Vice President and President of Walmart West, Chief Executive Officer of Walmart.com, and Executive Vice President of Global eCommerce for developed markets. Mr. Vazquez previously worked in startup companies in e-commerce, at a global strategy consulting firm focused on Fortune 100 companies and as an industrial engineer for Baxter Healthcare. Mr. Vazquez served as a member of the board of directors of Staples, Inc. from 2013 to June 2016. Mr. Vazquez also served as chairman of the Federal Reserve Board’s Community Advisory Council from September 2015 to November 2017. In August 2016, Mr. Vazquez was named to the Consumer Financial Protection Bureau’s Consumer Advisory Board. Mr. Vazquez received a Bachelor of Science and a Master of Science degree in industrial engineering from Stanford University and an MBA from the Wharton Business School at the University of Pennsylvania.
Relevant Expertise
Mr. Vazquez brings to the Board a wide range of experience in innovative consumer financial products, retail, marketing, e-commerce, technology and community development, as well as corporate leadership experience with global organizations.
Other Public Company Boards
None

28INTUIT 2018 Proxy Statement | Proposal No. 1 Election of Directors  | Our Board Nominees

Committees: • Compensation and Organizational Development • Nominating and Governance	Jeff Weiner Chief Executive Officer, LinkedIn Corporation Director since: 2012 Age: 47

Mr. Weiner has served as the Chief Executive Officer of LinkedIn, an online professional network provider, since June 2009, and as a director of LinkedIn from 2009 to 2016. He served as LinkedIn’s Interim President from December 2008 until June 2009. Before joining LinkedIn, Mr. Weiner was an executive in residence at Accel Partners and Greylock Partners, both venture capital firms, from September 2008 to June 2009. From May 2001 to June 2008 he held several positions at Yahoo! Inc., one of the world’s largest digital media companies, including as an Executive Vice President of Yahoo’s network division. He holds a bachelor’s degree in economics from The Wharton School at the University of Pennsylvania.

Relevant Expertise
Mr. Weiner brings to the Board experience and insights as the chief executive officer of a successful technology company, that was publicly traded until its acquisition by Microsoft in 2016. He also has deep expertise and knowledge in social networking platforms, consumer web and mobile products.
Other Public Company Boards
None

ELECTION MECHANICS
Each nominee, if elected, will serve until the next annual meeting of stockholders and until a qualified successor is elected, unless the nominee dies, resigns or is removed from the Board prior to such meeting. Although we know of no reason why any of the nominees would not be able to serve, if any nominee is unable to serve or for good cause does not serve, the proxy holder can vote your shares either for a substitute nominee (if one is proposed by the Board) or just for the remaining nominees, leaving a vacancy. Alternatively, the Board may reduce the size of the Board.
If a nominee who is currently serving as a director is not re-elected, Delaware law provides that the director would continue to serve on the Board as a “holdover director.” However, in accordance with Intuit’s Bylaws and Corporate Governance Principles, each director has submitted an advance, contingent, irrevocable resignation that the Board may accept if stockholders do not elect the director. In that situation, our Nominating and Governance Committee would make a recommendation to the Board about whether to accept or reject the resignation, or whether to take other action. The Board would act on the Nominating and Governance Committee’s recommendation, and publicly disclose its decision and the rationale behind it within 90 days of the date that the election results were certified.
The Board recommends that you vote FOR the election of each of the nominated directors.

Our Board Nominees | Proposal No. 1 Election of Directors  | INTUIT 2018 Proxy Statement29

Proposal No. 2 Advisory Vote
to Approve Executive Compensation
In accordance with Section 14A of the Securities Exchange Act of 1934, we are asking stockholders to vote, on an advisory basis, to approve executive compensation.
As described in the “Compensation Discussion and Analysis” section of this proxy statement, the guiding philosophy of the Compensation Committee is to establish a compensation program that is designed to compensate our executives based on both overall company performance and individual employee performance; help achieve our corporate growth strategy; acquire, retain and motivate talented executives with proven experience; and have a greater portion of Named Executive Officer pay tied to short- and long-term incentive programs than most other Intuit employees, because they lead our key business units or functions and thus have the ability to directly influence overall company performance.
Intuit employs a number of practices that reflect our pay-for-performance compensation philosophy, set forth under “Performance-Based Practices” in the Proxy Summary above, as well as in the “Compensation Discussion and Analysis” section below.
Stockholders are urged to read the “Compensation Discussion and Analysis” section of this proxy statement, which discusses how our executive compensation policies and practices implement our compensation philosophy, and the “Executive Compensation” section of this proxy statement, which contains tabular information and narrative discussion about the compensation of our Named Executive Officers. The Compensation Committee and the Board believe that these policies and procedures are effective in implementing our compensation philosophy and in achieving its goals.
While the advisory vote to approve executive compensation is non-binding, the Compensation Committee, which is responsible for designing and administering our executive compensation program, values the opinions expressed by stockholders in their vote on this proposal, and will consider the outcome of the vote when making future compensation decisions for named executive officers.
Unless the Board of Directors modifies its policy on the frequency of say-on-pay votes based on the advisory vote of the stockholders on this matter, a non-binding advisory vote on our executive compensation program will again be included in our proxy statement next year.
The Board recommends that you vote FOR approval of the advisory resolution to approve executive compensation.

30INTUIT 2018 Proxy Statement | Proposal No. 2 Advisory Vote to Approve Executive Compensation

Compensation and Organizational Development Committee Report
Set out below is the Compensation Discussion and Analysis, which is a discussion of Intuit’s executive compensation programs and policies written from the perspective of how we and management view and use such policies and programs. We strive to see that Intuit’s compensation programs are fiscally responsible, market responsive and performance based. Guided by these principles, we regularly review and monitor senior management’s compensation, as well as their potential for larger leadership roles, to produce the greatest value for Intuit’s three sets of stakeholders — employees, customers and partners, and stockholders. To this end, the Compensation and Organizational Development Committee has reviewed the components of compensation paid to each of Intuit’s officers for fiscal 2017, including annual base salary, target incentive bonus and equity compensation.
Given our role in providing guidance on program design, administering these programs and policies, and making specific compensation decisions for senior executives, the Compensation and Organizational Development Committee participated in the preparation of the “Compensation Discussion and Analysis” and reviewed and discussed its contents with management. Based on the review and discussions, we recommended to the Board that the “Compensation Discussion and Analysis” be included in this proxy statement.
COMPENSATION AND ORGANIZATIONAL
DEVELOPMENT COMMITTEE MEMBERS
Suzanne Nora Johnson (Chair)
Diane Greene
Deborah Liu
Jeff Weiner

Compensation and Organizational Development Committee Report | INTUIT 2018 Proxy Statement31

Compensation Discussion and Analysis
Named Executive Officers
Brad D. Smith	Chairman, President and Chief Executive Officer
R. Neil Williams*	Executive Vice President and Chief Financial Officer
Sasan K. Goodarzi	Executive Vice President and General Manager, Small Business & Self-Employed Group
H. Tayloe Stansbury	Executive Vice President and Chief Technology Officer
Daniel A. Wernikoff	Executive Vice President and General Manager, Consumer Group
*
Mr. Williams will be stepping down from his role with the company, effective January 31, 2018.

Compensation Discussion and Analysis

Executive Summary	33
Compensation Philosophy and Objectives	37
Role of Compensation Consultants, Executive Officers and the Board in Compensation Determinations	37
Our Compensation Policies and Practices	38
Fiscal 2017 Peer Group	39
Components of Compensation	41
Fiscal 2017 Compensation Actions	48
Other Benefits	53
Accounting and Tax Implications of Our Compensation Policies	54

32INTUIT 2018 Proxy Statement | CD&A | Compensation and Organizational Development Committee Report

Executive Summary
The Board’s Compensation and Organizational Development Committee (the “Compensation Committee”), which is made up entirely of independent directors, oversees Intuit’s compensation plans and policies, approves compensation of our executive officers and administers our equity compensation plans.
This Compensation Discussion and Analysis (“CD&A”) provides context for the compensation actions approved by the Compensation Committee, resulting in the compensation paid to our Named Executive Officers named above for fiscal 2017 and included in the “Fiscal Year 2017 Summary Compensation Table.”
CEO COMPENSATION
Our CEO’s compensation is aligned with stockholders’ interests. As illustrated at right, approximately 94% of total direct compensation for Mr. Smith in fiscal 2017 was performance-based, and thus strongly linked to the company’s results. Only his base salary (approximately 6% of his total direct compensation for fiscal year 2017) was a fixed amount, and it has not been increased for five years.
Our CEO’s fiscal 2017 compensation decreased, even though Intuit’s TSR rose. Mr. Smith’s total direct compensation in fiscal 2017 reflects a decrease of 14% compared to the prior year, despite an increase in TSR of 25%. There were two primary reasons for this reduction in CEO pay. First, in fiscal 2017, all Named Executive Officers received bonuses at the same level as the Intuit-wide bonus pool rather than bonus payouts based on individual achievement, in support of the company’s One Intuit Ecosystem strategy. Second, the company’s financial performance in fiscal 2017, while strong, was not as exceptional as it had been in fiscal 2016.
CEO Total Direct Compensation
(1)
Consistent with disclosure in the Fiscal Year 2017 Summary Compensation Table, equity awards are reported at grant date fair value, which, for the Relative TSR RSUs, is based on the target number of shares subject to the award, and salary and incentive cash are reported based on the actual amounts earned with respect to fiscal 2017.

Executive Summary | CD&A | INTUIT 2018 Proxy Statement33

Comparison of CEO Total Direct Compensation (TDC) and Intuit’s Cumulative Total Return (CTR) for the Last Five Fiscal Years

(1)
Total direct compensation reflects base salary, actual bonus payout and the grant-date fair value of performance stock units as reported in the proxy Summary Compensation Table.

HOW OUR EXECUTIVE COMPENSATION REFLECTS PAY-FOR-PERFORMANCE
We deliver more than 90% of the total direct compensation for all of our Named Executive Officers, on average, through programs that link their pay with Intuit’s financial results, operational results and/or TSR:
•
Our executive compensation programs are designed to reward both short- and long-term growth, as well as TSR. The only fixed component is base salary. All annual cash incentive awards and long-term equity incentive awards (which consist of 50% performance-based RSUs linked to relative total stockholder return, 25% service-based RSUs and 25% non-qualified stock options) are tied either to company performance or stock price performance.

•
Incentive payouts under our annual cash incentive plan are based on revenue and non-GAAP operating income at fiscal year-end, as well as the company’s achievement of its annual objectives for its employees, customers, partners and stockholders (“True North” objectives).

•
The incentive payouts are aligned across executives and with the funding of the company-wide bonus pool, which helps to drive Intuit-wide outcomes across the entire company.

•
Equity-based compensation is aligned with the long-term interests of Intuit’s stockholders by focusing our executive officers’ performance on both absolute and relative TSR. The following chart shows the allocation of the Named Executive Officers’ total direct compensation for fiscal 2017, reflecting the extent to which their total direct compensation for fiscal 2017 consisted of performance-based compensation.

Other NEOs Total Direct Compensation
(1)
Consistent with disclosure in the Fiscal Year 2017 Summary Compensation Table, equity awards are reported at grant date fair value, which, for the Relative TSR RSUs, is based on the target number of shares subject to the award, and salary and incentive cash are reported based on the actual amounts earned with respect to fiscal 2017.

34INTUIT 2018 Proxy Statement | CD&A | Executive Summary

OUR FISCAL 2017 PERFORMANCE
Intuit’s financial performance for fiscal 2017 was strong, exceeding our guidance range for revenue, GAAP and non-GAAP operating income and GAAP and non-GAAP earnings per share.(1) Despite the strong performance, total compensation for all named executive officers in fiscal 2017 was lower than in fiscal 2016, as the Compensation Committee did not view fiscal 2017 performance to be as exceptional as the prior year.
Revenue of $5.2 billion (up 10% from FY16)
GAAP operating income of $1.4 billion (vs. $1.2 billion in FY16)
Non-GAAP operating income of $1.7 billion (vs. $1.6 billion in FY16)
GAAP diluted EPS of $3.72 (up from $3.69 in FY16)(2)
Non-GAAP diluted EPS of $4.41 (up from $3.78 in FY16)
(1)
See Appendix A included in this proxy statement for information regarding non-GAAP financial measures, including a reconciliation of non-GAAP financial measures to GAAP financial measures.

(2)
Fiscal 2016 GAAP earnings per share included $0.65 net income per share from discontinued operations, while there was no income or loss per share from discontinued operations in fiscal 2017.

Key financial highlights from fiscal 2017 included:
•
A 58% increase in QuickBooks Online subscribers, reaching over 2.3 million subscribers at the end of fiscal 2017 (including 75% growth in subscribers outside the U.S.to approximately 500,000)

•
Revenue growth of 9% for the Consumer Tax business

•
A 22-point increase in our QuickBooks Online Net Promoter Score, or NPS, as a result of improvements in the end-to-end experience for QuickBooks Online customers

•
Quadrupling of our QuickBooks Self-Employed customer base to approximately 390,000

•
Revenue growth of 21% in our online payroll business and 12% in our online payments business

•
Paying dividends of  $0.34 per share each quarter, and repurchasing over $830 million of Intuit common stock in fiscal 2017, returning approximately 85% of our free cash flow to our stockholders

Other key accomplishments for fiscal 2017 included:
•
Leveraging the One Intuit Ecosystem to achieve synergies for our customers by matching small businesses with accountants and bundling TurboTax and QuickBooks Self-Employed

•
Establishing relationships with strategic partners to help build value in the One Intuit Ecosystem and substantially increasing the number of third-party connections within the One Intuit Ecosystem

•
Employee engagement and customer satisfaction scores that continued to reflect best-in-class levels. For the 16th consecutive year, we were chosen as one of Fortune Magazine’s “100 Best Companies to Work For.” We also placed at #4 on Fortune Magazine’s “Most Admired Software Company” list.

Executive Summary | CD&A | INTUIT 2018 Proxy Statement35

EXECUTIVE COMPENSATION HIGHLIGHTS
•
Total compensation for all Named Executive Officers was lower in fiscal 2017 than in fiscal 2016, despite exceeding annual cash bonus plan goals, executing on the business strategy, and increasing TSR by 25% during the year. Total direct fiscal 2017 compensation for the CEO was 14% lower than fiscal 2016 compensation, in recognition of a strong year that exceeded company expectations, but did not achieve the exceptional performance level of fiscal 2016.

•
In fiscal 2017, we achieved strong financial operating performance, yielding bonus funding of 103.3% under our plan formula. The Board’s regular practice is to consider adjusting the funding for the entire company by reviewing performance against its True North goals for each of its four main stakeholders: Employees, Customers, Partners and Stockholders. After conducting this review, the Compensation Committee used its discretion to slightly adjust the company-wide bonus pool to 105% of target. In a change from Intuit’s past practice, Named Executive Officer bonuses were paid at the company-wide funding level, without individual adjustment, to recognize the inter-connectedness of all business lines within the “One Intuit Ecosystem” and to emphasize officers’ inter-dependence rather than their individual performance. These decisions resulted in a reduction of over 20% to the CEO’s bonus, as well as a reduction of over 20%, on average, to the bonuses for the remaining Named Executive Officers, as compared to fiscal 2016.

•
On average, over 90% of the Named Executive Officers’ fiscal 2017 compensation was performance-based.

•
Intuit achieved strong five-year TSR that exceeded the broad market. Our annualized TSR from the beginning of fiscal year 2013 through the end of fiscal year 2017 was 20%, compared to the S&P 500, which had annualized returns of 14.8% over the same period.

•
Named Executive Officer salaries were not increased for 2018, despite each individual’s outstanding fiscal 2017 performance, as they were determined to appropriately reflect the respective officers’ roles and the comparable labor market.

•
We increased stock ownership guidelines for all of Intuit’s Named Executive Officers: the CEO is now required to own shares with a value equal to ten times his base salary, Messrs. Williams, Goodarzi and Wernikoff are required to own shares with a value equal to five times their respective base salaries, and Mr. Stansbury is required to own shares with a value equal to three times his base salary. The Compensation Committee believes that these changes help ensure that the interests of Intuit’s management team are aligned with those of Intuit’s stockholders.

2017 “Say on Pay” Advisory Vote on Executive Compensation
Intuit has provided stockholders with an advisory vote on executive compensation in each of the last six years. At our 2017 Annual Meeting of Stockholders, approximately 84.2% of the votes cast in the “say on pay” advisory vote were “FOR” approval of our executive compensation. The Compensation Committee evaluated the results of the 2017 advisory vote together with the other factors and data discussed in the CD&A in determining executive compensation policies and decisions.
We value the opinions of our stockholders and seek their input as part of our regular outreach efforts. The feedback we received from stockholders regarding our executive compensation program was generally very positive. The Compensation Committee had noted that the majority of shares cast “AGAINST” the “say on pay” proposal had been cast by a single affiliated stockholder group. As a result of stockholder feedback, we have enhanced certain of our proxy disclosures including, for example, those relating to share-based compensation and our use of equity in compensation across the company, as well as our discussion of our corporate social responsibility programs. We have also re-designed our proxy to enhance readability, in response to specific stockholder comments.	We value the opinions of our stockholders and seek their input as part of our regular stockholder outreach efforts.
After evaluating the outcome of the 2017 advisory vote, stockholder feedback and input from our independent compensation consultant, the Compensation Committee determined that our executive compensation program is aligned with our compensation philosophy and company strategy, and decided not to make any material changes to our overall fiscal 2017 executive compensation programs, beyond the modifications previously described to align with business strategy and culture.
The committee will continue to consider stockholder feedback, input from our independent compensation consultant and the outcomes of future say on pay votes, when considering our executive compensation programs and policies and making compensation decisions for our Named Executive Officers.

36INTUIT 2018 Proxy Statement | CD&A | Executive Summary

Compensation Philosophy and Objectives
OUR GUIDING PHILOSOPHY
In setting policies and practices regarding compensation, the guiding philosophy of the Compensation Committee is to establish a compensation program that is designed to:
Help achieve our corporate growth and business strategy	Compensate our executives based on both company performance and individual performance	Hire, retain and motivate talented executives with proven experience in an increasingly competitive market
Have a greater portion of NEO pay opportunity tied to short- and long-term incentive programs than for other Intuit employees, because our NEOs — as leaders of key business units or functions — have the ability to directly influence overall company performance

OUR STRATEGIES
We use a mix of cash and equity incentives. The Compensation Committee believes that both cash and equity incentives are important to an effective compensation structure. Annual cash incentives reward executives for near-term operating results, while equity incentives motivate executives to execute on our long-term strategic plan in order to increase stockholder value.
We consider a diverse set of factors in determining compensation opportunities and incentive awards. In determining the amount of cash and equity incentives our officers receive, the Compensation Committee considers each officer’s total compensation on both a short- and long-term basis to assess the program’s overall value in incentivizing and retaining that officer. The committee also takes into consideration other relevant factors such as market data, internal parity, succession planning, exceptional capability, and stockholder and proxy advisor perspectives.
We manage our equity compensation programs to provide competitive rewards that are commensurate with results delivered. The company is as careful and targeted when deploying stock-based compensation as it is when paying cash. We consider measures related to dilution, burn rate and the cost of the equity incentive program in the context of peers, while recognizing the need — in a competitive labor market — to hire people with the skills to transform Intuit’s software products from desktop applications to an easy-to-use, delightful, mobile cloud-based ecosystem. When making employee compensation decisions, we calculate equity grants in their cash equivalent value so the costs involved are fully transparent.
Role of Compensation Consultants, Executive Officers and the Board in Compensation Determinations
The Compensation Committee has the authority to retain its own independent consultants and other experts to assist it in fulfilling its responsibilities. It has engaged the services of FW Cook, a national executive compensation consulting firm, to review and provide recommendations concerning the components of Intuit’s executive compensation program. FW Cook performs services solely on behalf of the Compensation Committee and interacts with the company and management only in the course of performing those services. As described below under “Fiscal 2017 Peer Group,” FW Cook assists the committee in defining the peer companies, which it uses as context for evaluating our relative executive compensation levels and our practices for making compensation decisions. FW Cook also assists the committee in comparing our director compensation program and practices against those of our peers. The Compensation Committee has assessed the independence of FW Cook pursuant to NASDAQ and SEC rules, and it has concluded that FW Cook is independent and that no conflict of interest exists that would prevent FW Cook from independently representing the Compensation Committee.

Compensation Philosophy and Objectives  | CD&A | INTUIT 2018 Proxy Statement37

The Compensation Committee also received support from Intuit’s Human Resources Department in analyzing and establishing Intuit’s compensation programs for fiscal 2017. Members of Intuit’s management and staff attend meetings of the Compensation Committee, including the Executive Vice President of Human Resources, the Vice President of Compensation and internal Intuit counsel. Mr. Smith, our Chairman, President and Chief Executive Officer, provided recommendations to the committee regarding the cash and equity compensation of his executive staff  (including Mr. Williams, Mr. Goodarzi, Mr. Stansbury and Mr. Wernikoff), succession planning, organizational development and the use of incentive compensation to drive Intuit’s growth and support the ecosystem business model.
Mr. Smith also provided a self-review to the Compensation Committee to aid its evaluation of his performance. FW Cook attended all meetings of the committee as its independent advisor, responding to committee members’ inquiries and refining their analysis based on these questions.
The Compensation Committee determines the compensation for Mr. Smith after obtaining information and input from FW Cook and conferring with the Board without Mr. Smith present. In determining compensation for the Named Executive Officers other than the Chief Executive Officer, the committee considers Mr. Smith’s recommendations, but is solely responsible for making the final decisions on compensation for the Named Executive Officers, including the Chief Executive Officer.
Our Compensation Policies and Practices
Intuit employs a number of practices that reflect our pay-for-performance compensation philosophy and are intended to provide total compensation that is competitive and relates to both Intuit’s performance and the individual performance of our senior executives.
STOCK OWNERSHIP GUIDELINES
Intuit has a mandatory stock ownership program that applies to employees at the senior vice president level and above (including the Named Executive Officers) and to members of the Board. To ensure continued alignment of interests between Intuit’s management, directors and stockholders, the Compensation Committee recently increased the ownership requirements to the following:
Role	Minimum Value of Stock Ownership*
Chief Executive Officer	10x base salary
Chief Financial Officer and General Managers of the company’s two principal business units	5x base salary
Other Executive Vice Presidents	3x base salary
Senior Vice President	1.5x base salary
Board members	10x standard annual Board retainer ($600,000)**
*
Stock value measured as of July 31 each year.

**
The increase to 10x was approved in October 2017 for fiscal 2018; for fiscal 2017, Board members were required to own stock equal to 5x standard annual Board retainer ($300,000).

Individuals must comply within five years after becoming subject to the guidelines. In addition, if existing senior officers are promoted to a position with a higher ownership requirement, they have three years to reach that higher level. Until a senior officer reaches the ownership requirement, he or she must retain 50% of the shares remaining after payment of any applicable exercise price and tax withholding (“net shares”) until compliance is achieved. If a senior officer has not achieved the applicable ownership requirement by the applicable date, then that officer must retain 100% of the net shares at the time of vesting of RSUs or PSUs, or exercise of options, until compliance is achieved. If a Board member has not met the stock ownership requirement by the required date, then 50% of the Board Member’s annual cash retainer will be paid in the form of Intuit stock until the required ownership level is reached. As of July 31, 2017, all Named Executive Officers subject to these requirements were in compliance with the revised guidelines, and as of October 31, 2017, all current directors were in compliance with the updated policy.
In addition to these ownership guidelines, the CEO’s service-based RSUs and Relative TSR RSUs beginning with the equity grant in the 2015 fiscal year are subject to a one-year mandatory holding period after vesting to increase his long-term alignment with stockholders.

38INTUIT 2018 Proxy Statement | CD&A | Our Compensation Policies and Practices

INTUIT’S EQUITY GRANTING POLICY FOR SENIOR EXECUTIVES
Equity grants made to Executive Vice Presidents or Section 16 officers must be approved by the Compensation Committee.
Timing of Grants. During fiscal 2017, equity awards to employees generally were typically granted on regularly scheduled grant dates on the seventh business day of each month. Beginning in fiscal 2018, the regular monthly grant date is the fifteenth day of each month, or if the fifteenth day of the month is not a business day, then on the next business day. Any exceptions to this practice must be specifically approved by the Compensation Committee. The CEO and Executive Vice President of Human Resources do not have discretion to set other grant dates for awards made pursuant to their delegated authority. As part of Intuit’s annual performance and compensation review process, the Compensation Committee approves stock option and RSU awards to our Named Executive Officers within a few weeks before Intuit’s July 31 fiscal year-end.
Option Exercise Price. The exercise price of a newly granted option (i.e., not an option assumed or substituted in connection with a corporate transaction) is the closing price on the NASDAQ stock market on the date of grant.
POLICY REGARDING DERIVATIVES, SHORT SALES, HEDGING AND PLEDGING
Intuit’s Insider Trading Policy prohibits directors and executive officers from pledging shares on margin, trading in derivative securities of Intuit’s common stock, engaging in short sales of Intuit securities or purchasing any other financial instruments (including prepaid variable forward contracts, equity swaps, collars and exchange funds) that are designed to hedge or offset any decrease in the market value of Intuit securities.
CLAWBACKS
We have “clawback” provisions for cash bonus payments under our Senior Executive Incentive Plan. In the event Intuit issues a restatement of its financial results for any period in the previous three fiscal years with respect to which an SEIP award has been paid, and the restatement decreases the level of a performance goal previously certified by the Compensation Committee, then in the discretion of the committee, the recipient of the award will be required to return to the company an amount equal to the amount of the award that would not have been paid based on the restated financial results.
Our 2005 Equity Incentive Plan also has “clawback” provisions for operating performance-based equity awards, though no such awards were issued in fiscal 2017.
Fiscal 2017 Peer Group
PEER GROUP COMPOSITION
Each year the Compensation Committee works with its independent compensation consultant to determine appropriate peer companies for benchmarking our executive compensation program. In choosing the peer group, the committee has three primary objectives:
First, to confirm that our peer group is relevant and includes companies:
•
with which we compete for executive and technical software development talent;

•
of similar scope and complexity; and

•
of similar size, measured by revenue and market capitalization.

Second, to evaluate how our compensation compares to other companies that use similar compensation models
(including the mix of cash, equity and short and long-term incentives).
Third, to create a sufficiently robust set of peers to ensure a degree of continuity year-over-year to avoid statistical distortion.

Fiscal 2017 Peer Group | CD&A | INTUIT 2018 Proxy Statement39

Using these objectives, FW Cook recommended a fiscal 2017 peer group of 15 companies with the following characteristics:
Criteria for Fiscal 2017 Peer Group	Characteristics
Technology companies with headquarters in California	All are California technology innovators that Intuit competes with for executive talent (companies must fall under Global Industry Classification Standard code 4510).
Comparable pay models	All peer group members use a mix of base salary, annual cash awards and some form of equity grant to compensate executives. None have large defined benefit or similar retirement offerings as part of their ongoing executive compensation programs.
Size	Peer companies fall within a range of similar revenue between 0.4 and 2.5x and company market-capitalization value between 0.33 and 3.0x, subject to limited reasonable exceptions for direct business competitors and internal talent peers.
Year-over-year continuity	One company (Activision Blizzard) was added to the list in fiscal 2017, reflecting Intuit’s California-wide executive talent market, while LinkedIn was removed, following its acquisition by Microsoft.
New geographic focus for 2017. The compensation peer group now reflects publicly traded technology companies of similar size that are located anywhere in California, where much of our technical innovation occurs and where there is a concentration of executive and technical talent with the skills we seek. This California focus reflects an expansion from the Bay Area focus in prior years, in light of Intuit’s significant facility in San Diego, the increasingly competitive market for qualified candidates in that region, and our recent experience in attracting and retaining skilled technical and executive talent. The Compensation Committee believes that recognition of our labor market is critical to our success as we hire people with the skills required to transform Intuit’s software products from desktop applications to an easy-to-use, delightful, mobile, cloud-based ecosystem. For fiscal 2017, the expanded California focus resulted in the addition of Activision Blizzard, a southern California company, to the peer group.
FW Cook reviewed these criteria with the Compensation Committee in May 2017, and the committee determined that the following companies would make up the compensation peer group for fiscal 2017 and fiscal year-end 2017 decisions.
2017 Compensation Peer Companies
Adobe Systems, Inc.	Electronic Arts, Inc.	PayPal Holdings, Inc.	Twitter Inc.
Activision Blizzard, Inc.	Juniper Networks, Inc.	Salesforce.com, Inc.	VMware, Inc.
Autodesk, Inc.	NetApp, Inc.	Symantec Corporation	Yahoo! Inc.
eBay Inc.	Netflix, Inc.	Tesla Motors, Inc.
As the peer group above was approved in May 2017, all compensation decisions made in July 2017 relied on this peer group. Any discussion about components of executive officers’ compensation that occurred at the beginning of the fiscal year (including, for example, their salaries) relied on the peer data from the peer group approved by the Committee in May 2016, which was the same group of companies, except that it included LinkedIn, prior to its acquisition by Microsoft, and did not include newly added Activision Blizzard, as previously described.
HOW PEER GROUP DATA WAS USED
The Compensation Committee used the publicly reported information regarding named executive officer compensation from these companies as a reference point in assessing compensation levels for Intuit’s Named Executive Officers. The committee then considered each individual officer’s role and scope of responsibilities relative to comparable positions at Intuit’s peers. Based on this information, the committee reviewed Intuit’s executive compensation programs and practices, and analyzed each Named Executive Officer’s base pay, cash bonus and equity awards. There is no targeted benchmark level of compensation.

40INTUIT 2018 Proxy Statement | CD&A | Fiscal 2017 Peer Group

Components of Compensation
OVERVIEW
The components of Intuit’s executive compensation program for fiscal 2017 are as follows:
Component	Primary Purpose
Base Salary	Provides the security of a competitive fixed cash payment for services rendered
Annual Cash Bonuses
Reward achievement of annual company operating goals, including revenue and non-GAAP operating income.
Funding percentages for each Named Executive Officer are
(1) determined based on achievement of True North objectives,
(2) consistent with bonus funding for the broader Intuit population, in keeping with our “One Intuit Ecosystem” business strategy.

Long Term Incentives	Motivate and reward executives based on Intuit performance and value delivered to Intuit stockholders through stock price appreciation and performance relative to peers.
50% Relative TSR RSUs
Relative TSR RSUs retain and align executives with stockholders for a minimum of three years and offer upside for strong positive returns to stockholders relative to similar alternative investments over 12-, 24- and 36-month periods.

25% Service-based RSUs
Service-based RSUs retain executives and provide alignment with stockholders’ interests during the vesting term (subject to achievement of a one-year GAAP operating income hurdle designed to ensure tax deductibility of the award).

25% Stock Options	Stock Options retain and motivate executives to build stockholder value over the life of the option, since options deliver value only if Intuit’s stock price appreciates after grant.
The Compensation Committee conducts its annual review process near the end of each fiscal year to determine each executive’s cash bonus, equity awards and any adjustments to base salary and target cash bonus opportunities for the following year. This timing allows the company’s financial results for the fiscal year and TSR performance to date to be taken into account.
BASE SALARY
In July 2017, the Compensation Committee reviewed the base salaries of our Named Executive Officers in the context of the compensation information provided by FW Cook, the committee’s independent compensation consultant, to determine whether the base salaries of our Named Executive Officers were competitive with our compensation peer group and to ensure those salaries reflect each executive’s roles, responsibilities, experience and performance as further described under “Fiscal 2017 Peer Group.” The fiscal 2017 base salary decisions for each of our Named Executive Officers are described under “Compensation Snapshot for Each NEO” below. There were no base salary increases provided to any Named Executive Officer for fiscal 2018.

Components of Compensation | CD&A | INTUIT 2018 Proxy Statement41

ANNUAL CASH BONUSES
At the beginning of the fiscal year:
Bonus targets are established for all Intuit employees. Intuit uses cash bonuses to reward achievement of annual company financial performance and individual strategic and operational objectives, all of which align with stockholder value. All employees (other than those eligible to participate in certain sales and customer care incentive programs), including each of Intuit’s Named Executive Officers, have an annual bonus target that is a stated percentage of base salary determined by the individual’s role within Intuit. For Named Executive Officers, the Compensation Committee set 2017 bonus targets based on the scope and significance of each executive’s leadership role at Intuit, as well as a review of market data.
Senior Executive Incentive Plan performance hurdle is established. Cash bonuses for our Named Executive Officers are awarded under the SEIP, a stockholder-approved plan designed to provide for payments that are intended to qualify as performance-based compensation under Section 162(m) of the Internal Revenue Code as described in more detail below. Each year, the Compensation Committee sets a company performance target that must be achieved in order for any SEIP participant to be eligible to receive a cash bonus under that bonus program. In the first quarter of fiscal 2017, the committee established a company GAAP operating income target of  $600 million as the minimum performance hurdle for any Named Executive Officer to be eligible for any cash bonus under the SEIP, and set the maximum payout to each participant in the SEIP at 250% of his or her target award.
This year, we are asking our stockholders to re-approve the material terms of the performance goals under the SEIP, in order to allow bonuses paid under the SEIP to continue to qualify as fully tax-deductible “performance-based compensation” under Section 162(m). Please see Proposal 4 for additional information.
Company-wide bonus pool funding formula determined. Baseline funding of the company’s bonus plans, including the SEIP, is based on company-wide performance against a formula that includes specific revenue and operating income targets. The Compensation Committee set two aggressive, equally weighted performance goals, one based on Intuit’s revenue and the other on its non-GAAP operating income. (See the table on page A-3 of this proxy statement for a reconciliation of non-GAAP measures.) The committee believes that these objective measurements reflect clear goals for management to drive both innovation and responsible cost-management.
At the end of the fiscal year:
Achievement of SEIP performance hurdle is certified. At the close of fiscal 2017, the Compensation Committee certified that Intuit had exceeded the GAAP operating income threshold and thus each participant in the SEIP was eligible, but not entitled, to receive a cash bonus under that plan.

42INTUIT 2018 Proxy Statement | CD&A | Components of Compensation

Fiscal 2017 bonus formula is determined. The table shows how Intuit actually performed against the two goals approved by the Compensation Committee at the beginning of the fiscal year. Both goals reflected growth over our fiscal 2016 performance.
Based on these results, the baseline funding of the SEIP was 103.3% of target.
Measure Weighting	Revenue Goals (50% weighting)		Non-GAAP Operating Income Goals (50% weighting)		Total (100%)
	FY17 Revenue ($ billions)	Bonus Pool Funding as a Percent of Target*	FY17 Operating Income(1) ($ billions)	Bonus Pool Funding as a Percent of Target*	Baseline Company Performance as a Percent of Target(2)
Maximum	$5.32	150%	$1.80	150%	150%
	$5.27	133%	$1.78	133%	133%
	$5.21	117%	$1.76	117%	117%
Target	$5.15	100%	$1.74	100%	100%
	$5.07	97%	$1.72	97%	97%
	$4.98	93%	$1.69	93%	93%
	$4.89	90%	$1.66	90%	90%
	$4.85	75%	$1.64	75%	75%
	$4.77	45%	$1.61	45%	45%
	$4.68	15%	$1.58	15%	15%
Threshold	$4.64	0%	$1.57	0%	0%
Actual 2017 performance and funding percentages	$5.18	108%	$1.74	99%	103.3%
*
Linear interpolation between defined points.

(1)
Financial performance may be adjusted for restructuring charges, litigation-related expenses, and/or non-recurring asset write-downs, but no such adjustments were made.

(2)
This represents a baseline for the funding of the company-wide bonus pool. The Compensation Committee has discretion to determine the actual SEIP payment levels for each participant in an amount not to exceed 250% of the participant’s base salary, not to exceed $5 million, and together with all annual bonuses paid to employees, not to exceed the amount of the company-wide bonus pool approved by the Compensation Committee.

Bonus funding is adjusted based on True North Performance. After reviewing the funding produced by the bonus formula, the Compensation Committee exercised its discretion to adjust overall funding for the company-wide bonus pool. Based on its assessment of True North performance for fiscal 2017, and taking into account the recommendation of the CEO, the committee set overall funding for the company-wide bonus pool at 105%, a modest increase over the 103.3% formulaic funding level.
In exercising its discretion, the committee determined that Intuit had met or exceeded its expectations with respect to its four True North stakeholders: employees, customers, partners and stockholders, by achieving the following outcomes:
•
Maintained employee engagement scores at best-in-class levels, as measured by an independent employee engagement analytics firm;

•
Improved our ranking on Fortune magazine’s “100 Best Companies to Work For” survey from #34 to #13;

•
Grew QuickBooks Online subscribers by 58%;

•
Established relationships with strategic partners to help build value in the One Intuit Ecosystem and substantially increased the number of third party connections within the One Intuit Ecosystem;

•
Grew stock price at a higher rate than that of the NASDAQ Composite or S&P 500.

Components of Compensation | CD&A | INTUIT 2018 Proxy Statement43

Named Executive Officer bonus awards are determined. The Compensation Committee also determined that all Named Executive Officers would receive bonuses equal to 105% of their bonus targets, the same percentage used for company-wide bonus pool funding. This reflects a change in approach from prior years when the committee exercised discretion to adjust bonus awards for each Named Executive Officer based on his or her individual performance. Aligning the short-term incentives paid to the Named Executive Officers is designed to reinforce our One Intuit Ecosystem business strategy and promote a boundary-less approach to driving Intuit-wide outcomes across the entire business.
The fiscal 2017 bonus payouts for each of our Named Executive Officers were as follows:
Name	Salary ($)	Target Bonus as a Percent of Salary (%)	Target Bonus ($)	Actual Bonus as a Percent of Target Bonus (%)	Actual Bonus ($)
Brad D. Smith	1,000,000	175%	1,750,000	105%	1,837,500
R. Neil Williams	750,000	80%	600,000	105%	630,000
Sasan K. Goodarzi	750,000	80%	600,000	105%	630,000
H. Tayloe Stansbury	675,000	80%	540,000	105%	567,000
Daniel A. Wernikoff	750,000	80%	600,000	105%	630,000
LONG-TERM INCENTIVES
For the fiscal 2017 annual awards, which were granted in July 2017, our Named Executive Officers received half of their annual equity grant value in Relative TSR RSUs, and the other half was split evenly between service-based RSUs and stock options. (The value of equity grants is measured based on grant date fair value.)
Relative TSR RSUs
Our Relative TSR RSUs align the interests of award holders and stockholders by rewarding award holders for better than average stockholder return compared to a pre-established peer group; target shares are earned only if we achieve a TSR ranking at the 60th percentile or above in our TSR peer group. These performance-based awards ensure that a meaningful share of our executives’ equity compensation is contingent upon future outperformance compared to a peer group rather than continued employment or the appreciation of the company’s stock alone.
Vesting. Relative TSR RSUs cliff vest after a three-year period and are earned based on Intuit’s three-year relative TSR compared to a pre-established peer group, with three discrete performance periods covering 12, 24 and 36 months. Shares earned based on the 12- and 24-month relative TSR performance periods have an additional service-based vesting requirement, such that all of the earned shares “cliff vest” following the end of the 36-month period. The three-year vesting schedule serves as a retention incentive and as a means of measuring and requiring maintenance of longer-term stock price performance. If an executive chooses to terminate his or her employment before the end of the three-year period, he or she will forfeit all of the Relative TSR RSUs subject to that award.
Mr. Smith is required to hold the shares that he earns under the relative TSR RSU awards for one year following vesting (for a total of four years from the date of grant) to ensure longer term alignment with stockholders and accountability for strategic decision-making. Except in certain limited circumstances (death, disability or a change in control), the holding period generally applies to vested shares even if Mr. Smith terminates service with the company.
Performance Goals. The 60th percentile target position is to ensure that Intuit must perform better than the majority of the relative TSR peers to earn the target number of shares. Awards do not vest until three years after grant. The use of discrete periods of 12, 24 and 36 months aims to minimize the potential impact of short-term share price volatility over the duration of the three-year performance period. The company believes that this approach focuses Named Executive Officers on long-term stockholder return.

44INTUIT 2018 Proxy Statement | CD&A | Components of Compensation

TSR Peers. Our TSR peer group was identified using objective selection criteria recommended by FW Cook, our independent compensation consultant. All are U.S.-based public companies within Intuit’s General Industry Classification Standard (“GICS”) code that have market capitalization and revenue greater than 0.25x Intuit’s, plus H&R Block, which is a direct, size-relevant competitor (the “TSR Peers”). The TSR Peers were chosen so that the Relative TSR RSUs will reward the Named Executive Officers based on objective measurement of Intuit’s one-, two- and three-year return compared to similar companies in which an Intuit stockholder might reasonably be expected to invest. The Relative TSR peer group contains a wider software company sample than the companies we compete with directly for talent and is not the same as the peer group used to benchmark executive compensation. The Committee believes that having 42 TSR Peers ensures that, even with mergers or acquisitions of TSR Peers, the company will maintain a robust peer group against which it can measure its TSR.
The TSR Peers are:
Relative TSR Peer Companies
Accenture plc	DXC Technology Company	Oracle Corporation
Activision Blizzard, Inc.	eBay Inc.	Paychex, Inc.
Adobe Systems Incorporated	Electronic Arts, Inc.	PayPal Holdings, Inc.
Alliance Data Systems Corporation	Facebook, Inc.	Red Hat, Inc.
Alphabet Inc.	Fidelity National Info Services, Inc.	salesforce.com, Inc.
Amdocs Limited	First Data Corporation	ServiceNow, Inc.
Autodesk, Inc.	Fiserv, Inc.	Symantec Corporation
Automatic Data Processing, Inc.	FleetCor Technologies, Inc.	Synopsys, Inc.
CA, Inc.	Gartner, Inc.	Total System Services, Inc.
Cadence Design Systems	Global Payments Inc.	Twitter Inc.
Check Point Software Technologies, Ltd.	H&R Block, Inc.	Vantiv, Inc.
Citrix Systems, Inc.	IBM Corporation	Visa Inc.
Cognizant Technology Solutions	Mastercard Incorporated	VMware, Inc.
Computer Sciences Corporation	Microsoft Corporation	Workday, Inc.
The following changes were made to the Relative TSR peer group Relative TSR RSUs granted in fiscal 2017:
Relative TSR Peer Company Changes
Eight 2016 TSR peer companies were removed in the fiscal 2017 award design because they no longer met the objective size requirement or were acquired:	Akamai Technologies, Inc. Broadridge Financial Solutions, Inc. CDK Global Open Text Corporation Sabre Corporation The Western Union Company Xerox Corporation Yahoo!
Two companies that met the size requirement were added:	DXC Technology Company ServiceNow, Inc.

Components of Compensation | CD&A | INTUIT 2018 Proxy Statement45

How payouts link to performance. A “target” payout is earned when Intuit’s performance is at the 60th percentile of the TSR Peers for the applicable performance period. Payouts can range from 200% of target (if Intuit’s TSR reaches the 100th percentile of the TSR Peers) to as low as 0% of target (if performance is below the 25th percentile of the TSR Peers for the performance period). However, the payouts are capped at 100% of target if absolute TSR is negative over any of the three performance periods, in order to avoid particularly large awards for outperforming peers in falling markets when Intuit’s stockholders do not earn a positive return. The table below summarizes the relationship between relative TSR performance and the percent of target that may be earned under these awards:
	TSR Percentile Rank(1)(2)	Shares Earned as a Percent of Target(3)
Maximum	100	200.0%
Target	60	100.0%
Threshold	25	40.0%
Below Threshold	<25.0	—%
(1)
Linear interpolation between defined points.

(2)
The stockholder return of both Intuit and the TSR Peers is measured using a thirty trading-day average at the start and the end of each performance period, to reduce the effect of daily stock market volatility on these measurements.

(3)
Payouts capped at 100% if absolute TSR is negative over any of the three performance periods.

Dividends. Recipients of Relative TSR RSUs, including the Named Executive Officers, are provided dividend equivalent rights in conjunction with these awards, but the dividends are not paid until the shares vest and are issued. Dividend equivalent rights on Relative TSR RSUs that fail to vest are forfeited.
Service-Based RSUs
In fiscal 2017, 25% of the total value of the executive officers’ annual equity awards was made in the form of service-based RSUs. These RSUs provide a link to stockholders’ interests because their value tracks with changes in stock price, and they also serve as a long-term incentive for officers to remain with Intuit, since they receive no value from these awards unless they stay with the company through the vesting period. Our RSUs also have a performance component; the company must achieve a one-year GAAP operating income hurdle before they will begin to vest, which qualifies the awards as deductible performance-based compensation under Section 162(m) of the Internal Revenue Code. In the first quarter of fiscal 2017, the Compensation Committee established a company GAAP operating income target of  $600 million as the minimum performance hurdle for any Named Executive Officer to be eligible for these RSUs to begin to vest. These RSUs vest over three years, with one-third of the shares vesting in July of each year beginning in 2018, subject to achievement of the one-year GAAP operating income hurdle and continued service. Mr. Smith is required to hold his vested RSU shares for one year following vesting to support longer-term alignment with stockholders.
Intuit employees (including the Named Executive Officers) are provided dividend equivalent rights in conjunction with RSU awards, but the dividends are not paid until the shares vest and are issued. Dividend equivalent rights on RSUs that fail to vest are forfeited.
Stock Options
In fiscal 2017, 25% of the total value of the executive officers’ annual equity awards was made in the form of non-qualified stock options. Stock options become valuable only if the price of Intuit stock appreciates after they are granted, so they align option holders with the specific goal of increasing stockholder value. Stock options vest over three years of continued service, with 33.333% of the shares vesting after one year and 2.778% of the shares vesting each month thereafter until fully vested, so long as the executive officer continues to work at Intuit.

46INTUIT 2018 Proxy Statement | CD&A | Components of Compensation

HOW EQUITY GRANT VALUES WERE DETERMINED
The Compensation Committee considers multiple factors in determining the size of an executive’s equity awards, including but not limited to annual performance ratings, retention value of current equity holdings, and equity award values for executives with similar roles at peer companies. Only executives with a performance rating of  “strong” or “outstanding” for the relevant year are eligible for equity awards, and a rating of  “outstanding” will, for any given role, generally result in a larger equity grant than for any other rating. The committee exercises its judgment and discretion, and also considers the recommendations of the CEO, in setting specific awards for our Named Executive Officers. All annual equity granted to our Named Executive Officers reflects the portfolio mix of 50% Relative TSR RSUs, 25% time-based RSUs and 25% stock options discussed above.
The value of the equity granted to Mr. Smith was determined based on a review by the Compensation Committee of data provided by FW Cook, in addition to the committee’s own subjective assessment of Mr. Smith’s many years of outstanding performance as the company’s CEO. To determine the size of the equity awards for Messrs. Williams, Goodarzi, Stansbury and Wernikoff, the committee used data provided by FW Cook, which estimated the range of grant values provided to executives in comparable positions at companies within Intuit’s compensation peer group, as discussed below. The committee then considered the Chief Executive Officer’s recommendations in order to determine where within the applicable range each executive’s equity grant value would fall. The committee gives considerable weight to the recommendations provided by the Chief Executive Officer because of his direct knowledge of each Named Executive Officer’s performance and contribution.
The realization of the executives’ grant date equity values is subject to a significant amount of performance risk, and the amount actually earned over the next several years could be significantly lower if Intuit’s absolute and relative TSR (compared against the TSR Peers) are not strong. The challenging nature of Intuit’s performance-based equity goals is illustrated by the 60th percentile TSR target.
The fiscal 2017 equity decisions for each of our Named Executive Officers are described under “Compensation Snapshot for Each NEO” below.

Components of Compensation | CD&A | INTUIT 2018 Proxy Statement47

Fiscal 2017 Compensation Actions
COMPENSATION SNAPSHOT FOR EACH NEO
Brad Smith Chairman, President and Chief Executive Officer
SUMMARY

Mr. Smith’s total direct compensation for fiscal 2017 of  $17.1 million represents a 14% reduction from his fiscal 2016 compensation, and positions his pay at approximately the 65th percentile of the company’s compensation peers, in light of his ongoing outstanding performance. The Compensation Committee felt that these decisions rewarded Mr. Smith for the company’s strong year and also reflected an appropriate reduction from the prior year, because fiscal 2016 had been an exceptional year that warranted relatively higher compensation.

JULY 2017 COMPENSATION DECISIONS

After assessing Mr. Smith’s performance, as described below, the committee consulted with the Board, without Mr. Smith present, and made the following decisions with respect to his compensation:

Fiscal 2017 Bonus Award: 105% of target, or $1,837,500
—
This figure represents the same percentage funding as the company-wide bonus pool, set at 105% for all employees, a slight increase from the formulaic bonus calculation of 103.3%. The committee took a “One Intuit Ecosystem” approach to compensation by aligning compensation bonus funding among senior executives to promote a boundary-less approach to driving Intuit-wide outcomes across the entire business, and to align with the funding of the company-wide bonus pool. Mr. Smith’s bonus was over 20% below his fiscal 2016 bonus despite the committee’s view of his outstanding performance, because the committee believes that taking a “One Intuit” approach to bonus funding is important, and because fiscal 2016 was viewed as an exceptional year.

Fiscal 2017 Target Equity Grant Value: $14,250,000
—
RSUs and Relative TSR RSUs subject to a one-year mandatory holding period to ensure long-term alignment with stockholders. This is a $2.25 million reduction in equity grant value from fiscal 2016, which was an exceptional year.

Fiscal 2018 Base Salary: $1,000,000
—
no change from fiscal 2017

Fiscal 2018 Bonus Target: 175% of base salary
—
no change from fiscal 2017

PERFORMANCE ASSESSMENT The Compensation Committee considered Mr. Smith’s impact on the company’s one-year operating plan and longer-term strategic plans and rated his performance as outstanding.
Short-Term Performance

Goals: The committee determined that it was appropriate to reward Mr. Smith’s outstanding performance with respect to the achievement of the annual operating goals established by the committee early in fiscal 2017, relating to the company’s revenue growth, operating income growth and Mr. Smith’s leadership results.

Performance against goals: In assessing Mr. Smith’s performance against his one-year goals, the committee noted that the company exceeded its plan with respect to revenue, and was at the high end of its plan with respect to non-GAAP operating income. With respect to leadership results, the committee also observed that employee engagement remained high, voluntary attrition had decreased and net promoter scores were improving across many core products.

48INTUIT 2018 Proxy Statement | CD&A | Fiscal 2017 Compensation Actions

Long-Term Performance

Goals: The committee also determined that Mr. Smith delivered outstanding progress toward the longer-term goals it had established early in fiscal 2017. These goals included implementation of a long-term plan for Intuit to accelerate its progress against its strategic goals of being the operating system behind small business success and doing the nations’ taxes. Progress against those goals is demonstrated by delivering awesome product experiences, enabling the contributions of others to build network effect platforms and advancing the use of data to delight customers. In addition to assessing Mr. Smith’s performance against the company’s strategic goals, the committee considered Mr. Smith’s progress against his multi-year leadership strategy, focusing on management growth and succession plans, trends for employee engagement and customer experience results, and progress against global expansion strategies.

Performance against goals: In assessing Mr. Smith’s performance and progress toward these long-term goals, the committee determined that under Mr. Smith’s leadership Intuit has made significant progress toward its long-term strategic goals of being the operating system behind small business success and doing the nations’ taxes. This is demonstrated by growth in QuickBooks Online subscribers to over 2.3 million at the end of the 2017 fiscal year and 9% growth in TurboTax revenue in fiscal 2017. In addition, the Committee noted innovations in TurboTax, such as SmartLook, and in QuickBooks Self-Employed, such as the ability to separate business and personal expenses “with a swipe.” It also recognized Mr. Smith’s leadership in establishing the company’s refreshed mission and strategy for fiscal year 2018, as well as his attention to growing and developing the company’s management team and technical talent, accelerating its global growth, and continuing to maintain best-in-class employee engagement scores and high customer satisfaction scores in several key businesses.

Other Named Executive Officers
The Compensation Committee determined the compensation for Intuit’s other Named Executive Officers based on each executive’s leadership in achieving the company’s one-year operating plan and making significant progress toward longer-term strategic plans. In evaluating these executives and determining each of their overall performance ratings, the committee considered:
•
the performance evaluation and pay recommendations made by the CEO, which took into account the performance of each executive’s business unit or functional group, the executive’s leadership capability and the importance of retaining the executive; and

•
the scope, degree of difficulty and importance of the executive’s responsibilities.

The committee gives considerable weight to the evaluation provided by the CEO because of his direct detailed knowledge of each Named Executive Officer’s performance and contribution. However, the committee has the sole responsibility for determining Named Executive Officer compensation.
The committee rated the fiscal 2017 performance of each Named Executive Officer as outstanding, as described in more detail below. Like the CEO, each of the other Named Executive Officers received a bonus of 105% of his target bonus, consistent with the funding level of the company-wide bonus pool. The committee concluded that each Named Executive Officer’s base salary was competitive within our peer group, and decided to maintain their base salaries at the fiscal 2017 level for fiscal 2018. The Compensation Committee also increased the fiscal 2018 bonus targets for all of the Named Executive Officers, other than the CEO, in order to better align their cash incentive compensation with that of the company’s compensation peers.

Fiscal 2017 Compensation Actions | CD&A | INTUIT 2018 Proxy Statement49

Neil Williams Executive Vice President and Chief Financial Officer
PERFORMANCE ASSESSMENT

The Compensation Committee determined that Mr. Williams had outstanding performance in his role for fiscal 2017. Under Mr. Williams’ leadership, Intuit’s finance team has continued to build strong partnerships with both the company’s business units and external stakeholders, leading to excellent results. The committee recognized Mr. Williams’ deep business acumen, his contributions to the growth of the company’s stock price and leadership of the company’s share repurchase program, and his ability to build high-performing teams and develop strong bench strength to support succession planning. Mr. Williams will be stepping down from the company effective January 31, 2018.

JULY 2017 COMPENSATION DECISIONS
Fiscal 2017 Bonus Award: 105% of target, or $630,000 Fiscal 2017 Target Equity Grant Value: $5,500,000	Fiscal 2018 Base Salary: $750,000 — no change from fiscal 2017 Fiscal 2018 Bonus Target: 100% of base salary — an increase from 80% in fiscal 2017
Sasan Goodarzi Executive Vice President and General Manager, Small Business & Self-Employed Group
PERFORMANCE ASSESSMENT

The Compensation Committee determined that Mr. Goodarzi had outstanding performance during fiscal 2017 in his role as head of Intuit’s Small Business Group (renamed the Small Business & Self-Employed Group in August 2017). Under his leadership, Small Business Online Ecosystem revenue grew 30% for the year and QuickBooks Online subscribers grew 58% to over 2.3 million. The committee also recognized Mr. Goodarzi’s leadership in the growth of QuickBooks Self-Employed, both inside and outside the U.S. Finally, the committee recognized his abilities to inspire and implement change and to develop top talent.

JULY 2017 COMPENSATION DECISIONS
Fiscal 2017 Bonus Award: 105% of target, or $630,000 Fiscal 2017 Target Equity Grant Value: $8,000,000	Fiscal 2018 Base Salary: $750,000 — no change from fiscal 2017 Fiscal 2018 Bonus Target: 100% of base salary — an increase from 80% in fiscal 2017

50INTUIT 2018 Proxy Statement | CD&A | Fiscal 2017 Compensation Actions

Tayloe Stansbury Executive Vice President and Chief Technology Officer
PERFORMANCE ASSESSMENT

The Compensation Committee determined that Mr. Stansbury had outstanding performance in his role as Chief Technology Officer during fiscal 2017. Under his leadership, the company has entered into partnerships with financial institutions to enable direct connectivity with Intuit products, begun to introduce artificial intelligence and machine learning capabilities in both its TurboTax and QuickBooks offerings, improved its security measures and migrated a significant amount of its data to the cloud. The committee recognized Mr. Stansbury’s outstanding technical leadership as well as his focus on recruiting top talent and championing diversity in Intuit’s technology ranks.

JULY 2017 COMPENSATION DECISIONS
Fiscal 2017 Bonus Award: 105% of target, or $567,000 Fiscal 2017 Target Equity Grant Value: $5,500,000	Fiscal 2018 Base Salary: $675,000 — no change from fiscal 2017 Fiscal 2018 Bonus Target: 90% of base salary — an increase from 80% in fiscal 2017
Daniel Wernikoff Executive Vice President and General Manager, Consumer Group
PERFORMANCE ASSESSMENT

The Compensation Committee determined that Mr. Wernikoff had outstanding performance in his role as the leader of Intuit’s Consumer Tax Group during fiscal 2017. Under his leadership, the Consumer Tax Group grew its revenue by 9% for the year in a highly competitive environment that included strong new competitors. Despite a challenging year, in addition to delivering strong results, the Consumer Tax Group produced multiple innovations, including its SmartLook video chat offering and ecosystem connections between TurboTax and QuickBooks Self-Employed, driving ecosystem value through a TurboTax connection to QuickBooks Self-Employed. The committee also recognized Mr. Wernikoff as a visionary with strong product instincts and the courage to drive transformational change.

JULY 2017 COMPENSATION DECISIONS
Fiscal 2017 Bonus Award: 105% of target, or $630,000 Fiscal 2017 Target Equity Grant Value: $8,000,000	Fiscal 2018 Base Salary: $750,000 — no change from fiscal 2017 Fiscal 2018 Bonus Target: 100% of base salary — an increase from 80% in fiscal 2017

Fiscal 2017 Compensation Actions | CD&A | INTUIT 2018 Proxy Statement51

Fiscal 2017 Equity Grants
The following table shows the intended target total annual equity grant value awarded to each Named Executive Officer at the end of fiscal 2017, and the number of Relative TSR RSUs, service-based RSUs and stock options granted based on the fiscal 2017 performance and compensation review process. The intended target values of all Named Executive Officer equity awards are lower than in fiscal 2016, and our CEO’s target equity value was 14% lower year-over-year, despite a stock price that was 20% higher at the time of grant.
The intended values shown in the table below may or may not be achieved, depending on whether performance criteria are met and how Intuit’s stock price performs over the vesting period.
Name	Total Intended Value of Equity Grant(1)	Relative TSR RSUs (target #) (50% of value)	Service-based RSUs (target #) (25% of value)	Stock Options (target #) (25% of value)
Brad D. Smith	$14,250,000	53,000	26,000	139,000
R. Neil Williams	$5,500,000	20,599	10,158	53,741
Sasan K. Goodarzi	$8,000,000	29,963	14,776	78,170
H. Tayloe Stansbury	$5,500,000	20,599	10,158	53,741
Daniel A. Wernikoff	$8,000,000	29,963	14,776	78,170
(1)
These values were estimated using data available to the Compensation Committee on July 19, 2017. They do not match exactly the grant date fair values presented in the Fiscal Year 2017 Summary Compensation Table, which were calculated in accordance with FASB ASC Topic 718 and take into account the price of Intuit’s common stock on the July 20, 2017 grant date.

Payout of Relative TSR RSUs Granted in 2014
In July 2014, the Compensation Committee approved the grant to company executives of performance-based RSUs that were tied to relative total stockholder returns over 12-, 24- and 36-month performance periods. In each case, earning and vesting of these 2014 Relative TSR RSUs were based on Intuit’s percentile rank for TSR among the TSR peer group established for fiscal 2014, based on the 30-day average closing stock price of each member of that peer group at the beginning and end of each performance period.
The table below describes the percent of target that could be earned under these awards based on relative TSR as well as the actual achievement of the relative TSR performance for each performance period, based on formulaic and nondiscretionary achievement of the pre-established goals and objectives:

52INTUIT 2018 Proxy Statement | CD&A | Fiscal 2017 Compensation Actions

For all of the Named Executive Officers, the table below sets forth the number of 2014 Relative TSR RSUs that vested on September 1, 2017.
Name	2014 Relative TSR RSUs Vested (#)
Brad D. Smith	108,954
R. Neil Williams	33,892
Sasan K. Goodarzi	33,892
H. Tayloe Stansbury	32,236
Daniel A. Wernikoff	32,236
Other Benefits
MANAGEMENT STOCK PURCHASE PROGRAM
To help encourage our executives to own Intuit’s stock, Intuit maintains the Management Stock Purchase Program (MSPP). Under the MSPP, employees with a title of director or above (including the Named Executive Officers) may elect to defer up to 15% of their annual incentive bonus, which is converted into deferred stock units based on the fair market value of Intuit’s stock on the date the bonus is awarded. These deferred stock units are fully vested on the grant date, but are not issued in the form of shares until the earlier of the third anniversary of the grant date or the termination of employment with Intuit. Intuit also grants the employee an additional RSU for every deferred stock unit purchased through this deferral, up to a maximum number, as set forth below:
Executive Level	Maximum Number of Matching RSUs
Director	300 RSUs
Vice President	750 RSUs
Executive Vice President or Senior Vice President	1,500 RSUs
Chief Executive Officer	3,000 RSUs
These matching RSUs vest as to 100% of the shares three years after the grant date, or on the recipient’s earlier death or disability. This three-year vesting period is intended to assist Intuit in retaining key talent. The RSUs granted pursuant to the MSPP are issued under the 2005 Equity Incentive Plan.
Deferred stock units purchased by employees under the MSPP and the matching RSUs accrue dividend equivalent rights. Dividends on the purchased deferred stock units are paid on the date the shares are issued or the date dividends are paid to the common stockholders of the company, as may be determined by Intuit. Dividends on matching RSUs are paid upon vesting.
NON-QUALIFIED DEFERRED COMPENSATION PLAN
We adopted the Non-Qualified Deferred Compensation Plan (NQDCP), effective January 1, 2008, to meet what were then new restrictions on deferred compensation under Section 409A of the Internal Revenue Code. The NQDCP was designed to generally track the provisions of our 2005 Non-Qualified Deferred Compensation Plan and the original Executive Deferred Compensation Plan that became effective during 2002. No new deferrals or contributions have been made to the 2005 Non-Qualified Deferred Compensation Plan or the original plan since 2007.

Other Benefits | CD&A | INTUIT 2018 Proxy Statement53

The NQDCP provides that executives who meet minimum compensation requirements are eligible to defer up to 75% of their salaries and up to 75% of their bonuses. We have agreed to credit the participants’ contributions with earnings that reflect the performance of certain independent investment funds. We do not guarantee above-market interest on account balances. We may also make discretionary employer contributions to participant accounts in certain circumstances; the timing, amounts and vesting schedules of such contributions are at the sole discretion of the Compensation Committee or its delegate. No discretionary employer contributions were made for the benefit of any participant in fiscal year 2017.
Benefits under the NQDCP are unsecured and are general assets of Intuit. Participants are generally eligible to receive payment of their vested benefit at the end of their elected deferral period or after termination of their employment with Intuit for any reason, or at a later date to comply with Section 409A of the Internal Revenue Code. Participants may elect to receive their payments in a lump sum or installments. Deferrals authorized by an executive and related earnings are always 100% vested. Discretionary company contributions and the related earnings vest as determined by Intuit at the time that any contribution is made, and in any event vest completely upon the participant’s disability, death or a change in control of Intuit.
EMPLOYEE BENEFITS
All employees with a title of director or above (including the Named Executive Officers and employee directors) are generally eligible to participate in a number of programs which make up Intuit’s total compensation package, including health and welfare benefits, executive relocation benefits, our 401(k) Plan with a company-sponsored match component, our Employee Stock Purchase Plan, our Non-Qualified Deferred Compensation Plan and our MSPP. Intuit does not offer a defined benefit pension plan. In connection with Mr. Wernikoff’s service as General Manager of the Consumer Tax Group, he received a living expense allowance to defray the costs of transportation from his home in the San Francisco Bay Area to San Diego, California and to cover housing and transportation costs in San Diego.
TERMINATION BENEFITS
As discussed below under “Potential Payments Upon Termination of Employment or Change in Control,” the company has agreed to provide severance payments to Mr. Smith and Mr. Williams, as well as pro rata accelerated vesting of equity awards to all of our Named Executive Officers if their employment is terminated under specific circumstances. The company agreed to provide these benefits as consideration for the executive’s agreement to provide services as an employee. Intuit does not provide excise tax “gross-up” protection in the event that a change-in-control payment is considered an “excess parachute payment” under U.S. tax laws.
Accounting and Tax Implications
of Our Compensation Policies
In designing our compensation programs, the Compensation Committee considers the financial accounting and tax consequences to Intuit as well as the tax consequences to our employees. In determining the aggregate number and mix of equity grants in any fiscal year, the Compensation Committee and management consider the size and share-based compensation expense of the outstanding and new equity awards relative to our one- and three-year operating plans and relative to market capitalization.
Under Section 162(m) of the Internal Revenue Code, compensation in excess of  $1,000,000 per year to our Named Executive Officers, other than the Chief Financial Officer, is not tax deductible to Intuit unless certain requirements are met. This $1,000,000 limit does not apply to compensation that is considered “performance-based” under applicable tax rules. Intuit has taken steps to see that most of the executive compensation paid under its incentive programs, including the stockholder-approved SEIP and performance-based RSUs, is designed with the intent that its deductibility not be limited by Section 162(m). However, we believe it is important to preserve flexibility in administering compensation programs, as corporate objectives may not always be consistent with the requirements for full deductibility. Further, the application of Section 162(m) is complex and may change over time (with potentially retroactive effect). Accordingly, Intuit has not adopted a policy that all compensation must qualify as deductible under Section 162(m).

54INTUIT 2018 Proxy Statement | CD&A | Accounting and Tax Implications of Our Compensation Policies

Executive Compensation Tables
Fiscal Year 2017 Summary Compensation Table
The following table shows compensation earned by or granted to our Named Executive Officers during the last three fiscal years, as calculated under SEC rules.
Name and Principal Position	Fiscal Year	Salary ($)	Stock Awards ($)(1)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)	Total ($)
Brad D. Smith Chairman, President and Chief Executive Officer	2017	1,000,000	9,985,204	3,556,349	1,837,500(4)(5)	10,000(6)	16,389,053
	2016	1,000,000	11,576,785	3,876,600	2,325,000	10,000	18,788,385
	2015	1,000,000	10,373,838	3,174,993	1,456,500	10,000	16,015,331
R. Neil Williams Executive Vice President and Chief Financial Officer	2017	750,000	4,124,773	1,374,977	630,000	10,000(6)	6,889,750
	2016	725,000	4,874,996	1,531,585	800,000	10,000	7,941,581
	2015	700,000	5,023,612	1,499,983	644,000	10,000	7,877,595
Sasan K. Goodarzi Executive Vice President and General Manager, Small Business & Self-Employed Group	2017	750,000(4)	5,999,877	1,999,999	630,000(4)	13,487(6)	9,393,363
	2016	725,000	6,375,080	2,002,837	900,000	225,669	10,228,586
	2015	650,000	5,925,247	1,874,999	624,000	228,304	9,302,550
H. Tayloe Stansbury Executive Vice President, Chief Technology Officer	2017	675,000	4,229,689	1,374,977	567,000(5)	10,314(6)	6,856,980
	2016	625,000	4,586,428	1,413,758	700,000	11,750	7,336,936
	2015	600,000	3,921,574	1,249,993	576,000	17,060	6,364,627
Daniel A. Wernikoff Executive Vice President and General Manager, Consumer Group	2017	750,000	5,999,877	1,999,999	630,000	178,656(6)	9,558,532
	2016	725,000	6,465,068	2,002,837	800,000	66,505	10,059,410
	2015	600,000	5,850,175	1,874,999	600,000	10,000	8,935,174
(1)
The amount, timing and grant date fair value of these awards are described in more detail in the “Compensation Discussion and Analysis” and are included in the “Grants of Plan-Based Awards in Fiscal Year 2017” table below. In addition to annual stock awards, the amounts above include the fair value of RSUs that Intuit granted in August of each fiscal year to match RSUs that certain Named Executive Officers purchased with amounts deferred from their bonuses earned in the prior fiscal year under the MSPP. Amounts presented in the table above represent the aggregate grant date fair value of awards granted during the applicable fiscal year, computed in accordance with FASB ASC Topic 718. The grant date fair value of each of the RSU awards was calculated using the closing price of Intuit’s common stock on the date of grant. The RSUs that are subject to a one-year operating income performance goal will all become subject to service-based vesting if the goal is satisfied, but forfeited in full if it is not. As a result, there is no distinction between the grant date fair value of these awards based upon the probable outcome of such conditions and the value of such awards assuming that the highest level of performance conditions is achieved. Likewise, with respect to the Relative TSR RSUs that may be earned depending on Intuit’s relative TSR, under FASB ASC Topic 718 the total grant date fair value of these RSUs remains the same whether the maximum, target, or below target performance is earned.

(2)
The amount, timing and grant date fair value of these awards are described in more detail in the “Compensation Discussion and Analysis” and are included in the “Grants of Plan-Based Awards in Fiscal Year 2017” table below. Amounts presented in the table above represent the aggregate grant date fair value of options granted during the applicable fiscal year, computed in accordance with FASB ASC Topic 718. For information on the valuation assumptions with respect to stock option grants and for a complete description of the valuation of share-based compensation, see Intuit’s Annual Report on Form 10-K for the fiscal year ended July 31, 2017.

(3)
These amounts represent the amounts earned for performance under Intuit’s SEIP during fiscal 2017 and paid in August 2017. The SEIP is described in more detail in the “Compensation Discussion and Analysis.”

(4)
The amount includes a deferral at the recipient’s election under the Non-Qualified Deferred Compensation Plan. See “Non-Qualified Deferred Compensation for Fiscal Year 2017” for more information.

Fiscal Year 2017 Summary Compensation Table  | Executive Compensation Tables | INTUIT 2018 Proxy Statement55

(5)
The amount includes a deferral of the amount set forth in the table below at the recipient’s election under the MSPP. Under the terms of the MSPP, a participant may elect to use a stated portion of his or her annual SEIP award to purchase deferred stock units under Intuit’s 2005 Equity Incentive Plan. Intuit then matches these purchased units with another grant of RSUs that vests three years from the date of grant. The MSPP is described in greater detail in the Compensation Discussion and Analysis section of this proxy statement.

Name	Executive MSPP Contribution ($)	Deferred Stock Units Reserved for Executive Contribution (#)
Brad D. Smith	275,522	2,017
H. Tayloe Stansbury	84,965	622
(6)
The amount includes the items set forth in the table below. The amounts shown for employee recognition reflect the value of awards made under Intuit’s broadly available employee recognition, or “spotlight,” program. The amounts shown for employee referral reflect the value of awards made under Intuit’s broadly available employee referral program. In connection with Mr. Wernikoff’s role as General Manager of the Consumer Tax Group, which he assumed in May 2016, Mr. Wernikoff received benefits to defray his housing and transportation costs in San Diego, California.

Name	401(k) Matching Contributions ($)	Employee Recognition ($)	Employee Referral ($)	Housing Assistance ($)
Brad D. Smith	10,000	—	—	—
R. Neil Williams	10,000	—	—	—
Sasan K. Goodarzi	13,487	—	—	—
H. Tayloe Stansbury	10,000	—	314	—
Daniel A. Wernikoff	10,000	378	—	168,278

56INTUIT 2018 Proxy Statement | Executive Compensation Tables | Fiscal Year 2017 Summary Compensation Table

Grants of Plan-Based Awards
During Fiscal Year 2017
The following table provides information about Relative TSR RSUs and service-based RSUs granted to the Named Executive Officers under our 2005 Equity Incentive Plan during fiscal 2017, and cash awards for which the Named Executive Officers were eligible in fiscal 2017 under our SEIP.
			Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)		Estimated Future Payouts Under Equity Incentive Plan Awards(2)		All Other Stock Awards(2)	Grant Date Fair Value of Stock Awards(3)
Name	Grant Date	Board Approval Date	Target ($)	Maximum ($)	Target (#)	Maximum (#)	Shares (#)	($)
Brad D. Smith	7/20/2017	7/20/2017			53,000	106,000	—	6,466,104(4)
	7/20/2017	7/20/2017			26,000	26,000	—	3,519,100(5)
			1,750,000	4,375,000	—	—	—	—
								9,985,204
R. Neil Williams	7/20/2017	7/19/2017			20,599	41,198	—	2,749,888(4)
	7/20/2017	7/19/2017			10,158	10,158	—	1,374,885(5)
			600,000	1,500,000	—	—	—	—
								4,124,773
Sasan K. Goodarzi	7/20/2017	7/19/2017			29,963	59,926	—	3,999,945(4)
	7/20/2017	7/19/2017			14,776	14,776	—	1,999,932(5)
			600,000	1,500,000	—	—	—	—
								5,999,877
H. Tayloe Stansbury	8/12/2016	8/12/2016			—	—	936	104,916(6)
	7/20/2017	7/19/2017			20,599	41,198	—	2,749,888(4)
	7/20/2017	7/19/2017			10,158	10,158	—	1,374,885(5)
			540,000	1,350,000	—	—	—	—
								4,229,689
Daniel A. Wernikoff	7/20/2017	7/19/2017			29,963	59,926	—	3,999,945(4)
	7/20/2017	7/19/2017			14,776	14,776	—	1,999,932(5)
			600,000	1,500,000	—	—	—	—
								5,999,877
(1)
Represents awards that could have been earned under the SEIP based on performance in fiscal year 2017. These columns show the awards that were possible at the Target and Maximum levels of performance. The maximum award that could have been earned by each Named Executive Officer was the lesser of 250% of the Target or $5 million.

(2)
Awards made pursuant to Intuit’s 2005 Equity Incentive Plan. With respect to the RSUs described in footnote (4) that may be earned depending on Intuit’s relative TSR, the “Target” column reflects the number of RSUs that will be earned if the TSR performance goals are achieved at target levels, and the “Maximum” column reflects the maximum number of RSUs that could be earned if the highest level of performance is achieved with respect to the performance conditions. The RSUs described in footnote (5) that are subject to a one-year operating income performance goal will all become subject to service-based vesting if the goal is satisfied, and will otherwise be forfeited in full. As a result, there is no distinction between the “Target” and “Maximum” columns for these RSUs.

(3)
These amounts represent the aggregate grant date fair value of these awards computed in accordance with FASB ASC Topic 718. With respect to the MSPP matching RSUs described in footnote (6), the grant date fair value was calculated using the closing price of Intuit’s common stock on the date of grant. With respect to the RSUs described in footnote (4) that may be earned depending on Intuit’s relative TSR, under FASB ASC Topic 718 the total grant date fair value of these RSUs remains the same whether the maximum, target, or below target number of RSUs is earned. With respect to the RSUs described in footnote (5) that are subject to a one-year operating performance goal, the RSUs will all become subject to service-based vesting if the goal is satisfied, and will otherwise be forfeited in full. As a result, there is no distinction between the grant date fair value of these awards based upon the probable outcome of such conditions and the value of such awards assuming that the highest level of performance conditions is achieved.

(4)
Depending on Intuit’s relative TSR for the one-, two- and three-year periods ending July 31, 2018, July 31, 2019 and July 31, 2020 compared to a pre-established peer group and the executive’s continued employment by the company following each such date, the earned portion of these RSUs will vest on September 1, 2020.

(5)
Assuming Intuit’s achievement of a one-year operating income performance goal, these RSUs will vest as to 33 1/3% of the shares on each of July 1, 2018, July 1, 2019 and July 1, 2020.

(6)
Represents Intuit matching grants of RSUs under the MSPP with respect to deferrals of fiscal 2016 bonuses under the SEIP. The bonuses were paid and deferred in early fiscal 2017, and the matching grants vest on the third anniversary of the grant date.

Grants of Plan-Based Awards During Fiscal Year 2017 | Executive Compensation Tables | INTUIT 2018 Proxy Statement57

The following table provides information about stock options granted to the Named Executive Officers under our 2005 Equity Incentive Plan during fiscal 2017.
Name	Grant Date	All Other Option Awards: Number of Securities Underlying Options (#)(1)	Exercise or Base Price of Options ($/share)	Grant Date Fair Value of Option Awards ($)(2)
Brad D. Smith	7/20/2017	139,000	135.35	3,556,349
R. Neil Williams	7/20/2017	53,741	135.35	1,374,977
Sasan K. Goodarzi	7/20/2017	78,170	135.35	1,999,999
H. Tayloe Stansbury	7/20/2017	53,741	135.35	1,374,977
Daniel A. Wernikoff	7/20/2017	78,170	135.35	1,999,999
(1)
These awards vest as to 33 1∕3% of the options on July 20, 2018 and 2.778% of the options each month thereafter.

(2)
These amounts represent the aggregate grant date fair value of these awards computed in accordance with FASB ASC Topic 718.

58INTUIT 2018 Proxy Statement | Executive Compensation Tables | Grants of Plan-Based Awards During Fiscal Year 2017

Outstanding Equity Awards at Fiscal 2017 Year-End
The following table provides information with respect to outstanding stock options held by the Named Executive Officers as of July 31, 2017.
	Outstanding Option Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)	Option Grant Date	Option Expiration Date
Brad D. Smith	110,496	—	47.79	07/20/11	07/19/18
	114,825	—	56.52	07/25/12	07/24/19
	139,500	—	63.11	07/24/13	07/23/20
	227,450	—	82.59	07/24/14	07/23/21
	108,704	54,357(1)	107.25	07/23/15	07/22/22
	70,992	142,008(2)	113.19	07/21/16	07/20/23
	—	139,000(3)	135.35	07/20/17	07/19/24
R. Neil Williams	34,728	—	56.52	07/25/12	07/24/19
	53,000	—	63.11	07/24/13	07/23/20
	70,750	—	82.59	07/24/14	07/23/21
	51,356	25,680(1)	107.25	07/23/15	07/22/22
	28,048	56,105(2)	113.19	07/21/16	07/20/23
	—	53,741(3)	135.35	07/20/17	07/19/24
Sasan K.Goodarzi	90,000	—	42.78	08/09/11	08/08/18
	23,526	—	56.52	07/25/12	07/24/19
	53,000	—	63.11	07/24/13	07/23/20
	70,750	—	82.59	07/24/14	07/23/21
	64,195	32,101(1)	107.25	07/23/15	07/22/22
	36,678	73,368(2)	113.19	07/21/16	07/20/23
	—	78,170(3)	135.35	07/20/17	07/19/24
H. Tayloe Stansbury	1,871	—	82.59	07/24/14	07/23/21
	3,566	21,401(1)	107.25	07/23/15	07/22/22
	25,890	51,789(2)	113.19	07/21/16	07/20/23
	—	53,741(3)	135.35	07/20/17	07/19/24
Daniel A. Wernikoff	53,000	—	63.11	07/24/13	07/23/20
	67,350	—	82.59	07/24/14	07/23/21
	64,195	32,101(1)	107.25	07/23/15	07/22/22
	36,678	73,368(2)	113.19	07/21/16	07/20/23
	—	78,170(3)	135.35	07/20/17	07/19/24
(1)
This award vested as to 33 1∕3% of the options on July 23, 2016 and 2.778% of the options each month thereafter.

(2)
This award vested as to 33 1∕3% of the options on July 21, 2017 and 2.778% of the options each month thereafter.

(3)
This award will vest as to 33 1∕3% of the options on July 20, 2018 and 2.778% of the options each month thereafter.

Outstanding Equity Awards at Fiscal 2017 Year-End | Executive Compensation Tables | INTUIT 2018 Proxy Statement59

The following table provides information with respect to outstanding RSUs held by the Named Executive Officers as of July 31, 2017, excluding deferred stock units purchased by the Named Executive Officers under the MSPP. The MSPP is described in greater detail in the Compensation Discussion and Analysis section of this proxy statement. The market value of the awards is determined by multiplying the number of unvested shares or units by $137.21, the closing price of Intuit’s common stock on NASDAQ on July 31, 2017, the last trading day of fiscal 2017. For those awards that are subject to performance-based conditions as described in the footnotes below, the number of shares reflects performance assuming achievement at target unless otherwise noted.
	Outstanding Stock Awards
Name	Grant Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Brad D. Smith	07/25/12	6,525(1)	895,295	—	—
	07/25/12	25,795(2)	3,539,332	—	—
	07/24/14	108,954(3)	14,949,578	—	—
	07/23/15	9,867(4)	1,353,851	—	—
	07/23/15	—	—	133,200(5)	18,276,372
	07/21/16	23,998(6)	3,292,766	—	—
	07/21/16	—	—	74,000(7)	10,153,540
	07/20/17	—	—	26,000(8)	3,567,460
	07/20/17	—	—	53,000(9)	7,272,130
R. Neil Williams	07/24/14	33,892(3)	4,650,321	—	—
	08/15/14	1,128(10)	154,773	—	—
	07/23/15	4,662(11)	639,673	—	—
	07/23/15	—	—	62,928(12)	8,634,351
	07/21/16	9,570(13)	1,313,100	—	—
	07/21/16	—	—	29,289(14)	4,018,744
	07/20/17	—	—	10,158(15)	1,393,779
	07/20/17	—	—	20,599(16)	2,826,389
Sasan K. Goodarzi	07/24/14	33,892(3)	4,650,321	—	—
	07/23/15	5,827(11)	799,523	—	—
	07/23/15	—	—	78,660(12)	10,792,939
	07/21/16	12,515(13)	1,717,183	—	—
	07/21/16	—	—	38,302(14)	5,255,417
	07/20/17	—	—	14,776(15)	2,027,415
	07/20/17	—	—	29,963(16)	4,111,223
H. Tayloe Stansbury	07/24/14	32,236(3)	4,423,102	—	—
	07/23/15	3,885(11)	533,061	—	—
	07/23/15	—	—	52,440(12)	7,195,292
	08/14/15	818(10)	112,238	—	—
	07/21/16	8,834(13)	1,212,113	—	—
	07/21/16	—	—	27,036(14)	3,709,610
	08/12/16	936(10)	128,429	—	—
	07/20/17	—	—	10,158(15)	1,393,779
	07/20/17	—	—	20,599(16)	2,826,389
Daniel A. Wernikoff	07/24/14	32,236(3)	4,423,102	—	—
	08/15/15	642(10)	88,089	—	—
	07/23/15	5,827(11)	799,523	—	—
	07/23/15	—	—	78,660(12)	10,792,939
	08/14/15	852(10)	116,903	—	—
	07/21/16	12,515(13)	1,717,183	—	—
	07/21/16	—	—	38,302(14)	5,255,417
	07/20/17	—	—	14,776(15)	2,027,415
	07/20/17	—	—	29,963(16)	4,111,223

60INTUIT 2018 Proxy Statement | Executive Compensation Tables | Outstanding Equity Awards at Fiscal 2017 Year-End

(1)
Based on the performance goals achieved as of July 31, 2015, these RSUs vested as to 50% of the shares on September 1, 2015 and as to 50% of the shares on September 1, 2017.

(2)
Based on the TSR goals achieved as of July 31, 2015, these RSUs vested as to 50% of the shares on September 1, 2015 and as to 50% of the shares on September 1, 2017.

(3)
Based on the TSR goals achieved as of July 31, 2017, these RSUs vested on September 1, 2017.

(4)
Because the specified performance goals were achieved, these RSUs vested as to 33 1∕3% of the shares on each of July 1, 2016 and July 1, 2017 and will vest as to 33 1∕3% of the shares on July 1, 2018 and generally be issued on the date that is one year following each vesting date.

(5)
Number of shares based on achievement of maximum goals. Depending upon Intuit’s TSR for the three-year period ending July 31, 2018 compared to a pre-established peer group, the earned portion of these RSUs will vest on September 1, 2018 and be issued on September 1, 2019.

(6)
Because the specified performance goals were achieved, these RSUs vested as to 33 1∕3% of the shares on July 1, 2017 and will vest as to 33 1∕3% of the shares on each of July 1, 2018 and July 1, 2019 and be issued on the date that is one year following each vesting date.

(7)
Depending upon Intuit’s TSR for the three-year period ending July 31, 2019 compared to a pre-established peer group, the earned portion of these RSUs will vest on September 1, 2019 and be issued on September 1, 2020.

(8)
Assuming Intuit’s achievement of a one-year operating income performance goal, these RSUs will vest as to 33 1∕3% of the shares on each of July 1, 2018, July 1, 2019 and July 1, 2020 and be issued on the date that is one year following each vesting date.

(9)
Depending upon Intuit’s TSR for the three-year period ending July 31, 2020 compared to a pre-established peer group, the earned portion of these RSUs will vest on September 1, 2020 and be issued on September 1, 2021.

(10)
Represents Intuit matching grants of RSUs under the MSPP, which vest on the third anniversary of the grant date.

(11)
Because the specified performance goals were achieved, these RSUs vested as to 33 1∕3% of the shares on each of July 1, 2016 and July 1, 2017 and will vest as to 33 1∕3% of the shares on July 1, 2018.

(12)
Number of shares based on achievement of maximum goals. Depending on Intuit’s TSR for the three-year period ending July 31, 2018 compared to a pre-established peer group, the earned portion of these RSUs will vest on September 1, 2018.

(13)
Because the specified performance goals were achieved, these RSUs vested as to 33 1∕3% of the shares on July 1, 2017 and will vest as to 33 1∕3% of the shares on each of July 1, 2018 and July 1, 2019.

(14)
Depending upon Intuit’s TSR for the three-year period ending July 31, 2019 compared to a pre-established peer group, the earned portion of these RSUs will vest on September 1, 2019.

(15)
Assuming Intuit’s achievement of a one-year operating income performance goal, these RSUs will vest as to 33 1∕3% of the shares on each of July 1, 2018, July 1, 2019 and July 1, 2020.

(16)
Depending upon Intuit’s TSR for the three-year period ending July 31, 2020 compared to a pre-established peer group, the earned portion of these RSUs will vest on September 1, 2020.

Outstanding Equity Awards at Fiscal 2017 Year-End | Executive Compensation Tables | INTUIT 2018 Proxy Statement61

Option Exercises and Stock
Vested During Fiscal Year 2017
The following table shows information about stock option exercises and vesting of RSUs for each of the Named Executive Officers during fiscal 2017, including the value realized upon exercise or vesting. The table excludes deferred stock units purchased by the Named Executive Officers under the MSPP, which is described in greater detail in the Compensation Discussion and Analysis section of this proxy statement.
	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Brad D. Smith	103,445	9,126,182	211,968	24,802,824
R. Neil Williams	—	—	53,489	6,289,132
Sasan K. Goodarzi	—	—	55,146	6,529,131
H. Tayloe Stansbury	88,788	3,074,972	37,041	4,413,788
Daniel A. Wernikoff	26,182	2,026,159	54,946	6,502,569

62INTUIT 2018 Proxy Statement | Executive Compensation Tables | Option Exercises and Stock Vested During Fiscal Year 2017

Non-Qualified Deferred Compensation for Fiscal Year 2017
The following table shows the non-qualified deferred compensation activity for each of the Named Executive Officers during fiscal 2017. The NQDCP and MSPP are described in the “Compensation Discussion and Analysis” section of this proxy statement.
Name	Plan	Aggregate Balance at July 31, 2016 ($)	Executive Contributions in Fiscal 2017 ($)(1)	Aggregate Earnings in Fiscal 2017 ($)(2)	Aggregate Withdrawals/ Distributions in Fiscal 2017 ($)	Aggregate Balance at July 31, 2017 ($)
Brad D. Smith	NQDCP	6,971,766	1,162,500	888,119	—	9,022,385(3)
	MSPP	—	—	—	—	—
	Total	6,971,766	1,162,500	888,119	—	9,022,385
R. Neil Williams	NQDCP	—	—	—	—	—
	MSPP	233,967	—	31,027	(110,221)	154,773
	Total	233,967	—	31,027	(110,221)	154,773
Sasan K. Goodarzi	NQDCP	2,459,186	750,000	259,367	—	3,468,553(3)
	MSPP	—	—	—	—	—
	Total	2,459,186	750,000	259,367	—	3,468,553
H. Tayloe Stansbury	NQDCP	—	—	—	—	—
	MSPP	162,822	104,916	45,921	(72,993)	240,666
	Total	162,822	104,916	45,921	(72,993)	240,666
Daniel A. Wernikoff	NQDCP	—	—	—	—	—
	MSPP	165,819	—	39,173	—	204,992
	Total	165,819	—	39,173	—	204,992
(1)
Amounts shown in this column for the NQDCP are included in the “Salary” column of the “Fiscal Year 2017 Summary Compensation Table.” Amounts shown in this column for the MSPP were contributed from amounts earned under Intuit’s SEIP for fiscal 2016, which were paid in August 2016.

(2)
None of the amounts shown in this column are included in the “Fiscal Year 2017 Summary Compensation Table” because they are not preferential or above market.

(3)
The following amounts contributed to the NQDCP by the executive have also been reported in the Summary Compensation Table as compensation for fiscal 2017 or a prior fiscal year: Mr. Smith, $6,212,275 and Mr. Goodarzi, $2,265,000. The information in this footnote is provided to clarify the extent to which amounts payable as deferred compensation represent compensation reported in our prior proxy statements, rather than additional currently earned compensation.

Non-Qualified Deferred Compensation for Fiscal Year 2017 | Executive Compensation Tables | INTUIT 2018 Proxy Statement63

Potential Payments Upon Termination of Employment or Change in Control
Described below are the individual arrangements Intuit has entered into with each of our Named Executive Officers and the estimated payments and benefits that would be provided under these arrangements, assuming hypothetically that the executive’s employment terminated under certain circumstances as of July 31, 2017, and using the closing price of our common stock on July 31, 2017, the last trading day of fiscal year 2017 ($137.21 per share).
As a general matter, certain benefits shown in the tables below are provided to all recipients of Intuit equity awards, not solely to Named Executive Officers. For example, Intuit’s stock options and service- and performance-based RSUs generally provide for 100% acceleration of vesting upon termination due to death or disability. Also, Intuit’s stock options and service-based RSUs generally provide for pro rata accelerated vesting upon a recipient’s involuntary termination within one year following a change in control, and Intuit’s stock options and service- and performance-based RSUs generally provide for pro rata accelerated vesting upon a recipient’s retirement, as set forth in the plan and applicable award documents. None of the Named Executive Officers would have been eligible for retirement, for purposes of such stock option and RSU vesting acceleration, had they been terminated as of July 31, 2017. Performance-based RSUs generally provide for pro rata accelerated vesting on an involuntary termination based on actual performance for any completed performance period and target performance for any incomplete performance period, as set forth in the applicable award agreements. In addition, performance-based RSUs generally provide for accelerated vesting on a change in control based on actual performance, as set forth in the plan and applicable award documents.
Intuit does not provide for any special severance payments or acceleration of equity upon a Named Executive Officer’s termination for cause or resignation without good reason. Under the NQDCP, participants in the plan will be eligible to receive their vested benefits under the plan upon termination of employment for any reason, and they will be eligible to receive discretionary company contributions and the related earnings upon the participant’s disability, death or a change in control of Intuit, as described above under “Non-Qualified Deferred Compensation for Fiscal Year 2017.”

64INTUIT 2018 Proxy Statement | Executive Compensation Tables | Potential Payments Upon Termination of Employment or Change in Control

Brad D. Smith
On October 1, 2007, Intuit entered into an employment agreement with Mr. Smith, which superseded Mr. Smith’s prior September 6, 2005 employment agreement and provided that he would become the President and Chief Executive Officer of Intuit, effective January 1, 2008. On December 1, 2008, Intuit amended Mr. Smith’s employment agreement to satisfy the technical documentary requirements of Section 409A of the Internal Revenue Code.
Intuit can terminate Mr. Smith’s employment upon the written recommendation of the Board, and Mr. Smith can terminate his employment agreement at any time upon written notice to the Board.
If Intuit terminates Mr. Smith other than for “Cause” (which includes gross negligence, willful misconduct, fraud and certain criminal convictions) or if Mr. Smith terminates his employment for “Good Reason” (which includes relocation or a reduction in duties, title or compensation), he will be entitled to a single lump sum severance payment equal to 12 months of his then-current salary and 100% of his then-current target bonus, subject to his execution of a valid and binding release agreement.
The estimated payments or benefits that would have been paid to Mr. Smith in a hypothetical termination on July 31, 2017 are as follows:
Brad D. Smith Incremental Amounts Payable Upon Termination Event	Termination by Intuit Without Cause or by Mr. Smith for Good Reason ($)	Termination Without Cause After CIC ($)	CIC (Continued Employment) ($)	Death or Disability ($)

Total Cash Severance	2,750,000	2,750,000	—	—
Total Benefits and Perquisites	—	—	—	—
Total Severance	2,750,000	2,750,000	—	—
Gain on Accelerated Stock Options	—	—	—	5,298,108
Value of Accelerated Restricted Stock Units	30,840,069	43,496,033	43,496,033	56,973,331
Total Value of Accelerated Long-Term Incentives	30,840,069	43,496,033	43,496,033	62,271,439
Total Severance, Benefits & Accelerated Equity	33,590,069	46,246,033	43,496,033	62,271,439

Potential Payments Upon Termination of Employment or Change in Control | Executive Compensation Tables | INTUIT 2018 Proxy Statement65

R. Neil Williams
On November 2, 2007, Intuit entered into an employment agreement with Mr. Williams, which provided that he would become Senior Vice President and Chief Financial Officer of Intuit, effective January 7, 2008. On December 1, 2008, Intuit amended Mr. Williams’ employment agreement in order to satisfy the technical documentary requirements of Section 409A of the Internal Revenue Code.
If Intuit terminates Mr. Williams other than for “Cause” (which includes gross negligence, willful misconduct, fraud and certain criminal convictions) or if Mr. Williams terminates his employment for “Good Reason” (which includes relocation or a reduction in duties, title or compensation), he will be entitled to a single lump sum severance payment equal to 12 months of his then-current salary and 100% of his then-current target bonus, subject to his execution of a valid and binding release agreement.
The estimated payments or benefits that would have been paid to Mr. Williams in a hypothetical termination on July 31, 2017 are as follows:
R. Neil Williams Incremental Amounts Payable Upon Termination Event	Termination by Intuit Without Cause or by Mr. Williams for Good Reason ($)	Termination Without Cause After CIC ($)(1)	CIC (Continued Employment) ($)	Death or Disability ($)

Total Cash Severance	1,350,000	1,350,000	—	—
Total Benefits and Perquisites	—	—	—	—
Total Severance	1,350,000	1,350,000	—	—
Gain on Accelerated Stock Options	—	—	—	2,216,973
Value of Accelerated Restricted Stock Units	9,649,118	15,191,553	15,036,842	20,477,971
Total Value of Accelerated Long-Term Incentives	9,649,118	15,191,553	15,036,842	22,694,944
Total Severance, Benefits & Accelerated Equity	10,999,118	16,541,553	15,036,842	22,694,944

(1)
Value of accelerated restricted stock units includes $154,711 in pro rata MSPP matching units that would accelerate upon termination without cause after a change in control.

Sasan K. Goodarzi
On June 27, 2011, Intuit entered into an employment agreement with Mr. Goodarzi. The estimated payments or benefits that would have been paid to Mr. Goodarzi in a hypothetical termination on July 31, 2017 are as follows:
Sasan K. Goodarzi Incremental Amounts Payable Upon Termination Event	Termination by Intuit Without Cause or by Mr. Goodarzi for Good Reason ($)	Termination Without Cause After CIC ($)	CIC (Continued Employment) ($)	Death or Disability ($)

Total Cash Severance	—	—	—	—
Total Benefits and Perquisites	—	—	—	—
Total Severance	—	—	—	—
Gain on Accelerated Stock Options	—	—	—	2,870,446
Value of Accelerated Restricted Stock Units	10,943,409	17,854,266	17,854,266	25,384,658
Total Value of Accelerated Long-Term Incentives	10,943,409	17,854,266	17,854,266	28,255,104
Total Severance, Benefits & Accelerated Equity	10,943,409	17,854,266	17,854,266	28,255,104

66INTUIT 2018 Proxy Statement | Executive Compensation Tables | Potential Payments Upon Termination of Employment or Change in Control

H. Tayloe Stansbury
On April 27, 2009, Intuit entered into an employment agreement with Mr. Stansbury. The estimated payments or benefits that would have been paid to Mr. Stansbury in a hypothetical termination on July 31, 2017 are as follows:
H. Tayloe Stansbury Incremental Amounts Payable Upon Termination Event	Termination by Intuit Without Cause or by Mr. Stansbury for Good Reason ($)	Termination Without Cause After CIC ($)(1)	CIC (Continued Employment) ($)	Death or Disability ($)

Total Cash Severance	—	—	—	—
Total Benefits and Perquisites	—	—	—	—
Total Severance	—	—	—	—
Gain on Accelerated Stock Options	—	—	—	1,985,104
Value of Accelerated Restricted Stock Units	8,725,686	13,602,391	13,489,485	18,891,201
Total Value of Accelerated Long-Term Incentives	8,725,686	13,602,391	13,489,485	20,876,305
Total Severance, Benefits & Accelerated Equity	8,725,686	13,602,391	13,489,485	20,876,305

(1)
Value of accelerated restricted stock units includes $112,906 in pro rata MSPP matching units that would accelerate upon termination without cause after a change in control.

Daniel A. Wernikoff
On February 13, 2003, Intuit entered into an employment agreement with Mr. Wernikoff. The estimated payments or benefits that would have been paid to Mr. Wernikoff in a hypothetical termination on July 31, 2017 are as follows:
Daniel A. Wernikoff Incremental Amounts Payable Upon Termination Event	Termination by Intuit Without Cause or by Mr. Wernikoff for Good Reason ($)	Termination Without Cause After CIC ($)(1)	CIC (Continued Employment) ($)	Death or Disability ($)

Total Cash Severance	—	—	—	—
Total Benefits and Perquisites	—	—	—	—
Total Severance	—	—	—	—
Gain on Accelerated Stock Options	—	—	—	2,869,442
Value of Accelerated Restricted Stock Units	10,709,648	17,784,836	17,620,505	25,315,228
Total Value of Accelerated Long-Term Incentives	10,709,648	17,784,836	17,620,505	28,184,670
Total Severance, Benefits & Accelerated Equity	10,709,648	17,784,836	17,620,505	28,184,670

(1)
Value of accelerated restricted stock units includes $164,331 in pro rata MSPP matching units that would accelerate upon termination without cause after a change in control.

Potential Payments Upon Termination of Employment or Change in Control | Executive Compensation Tables | INTUIT 2018 Proxy Statement67

Equity Compensation Plan Information
The following table contains information about securities authorized for issuance under all of Intuit’s equity compensation plans as of July 31, 2017.
Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (#)(a)(1)	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights ($)(b)(1)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (#)(c)(1)
Equity compensation plans approved by security holders	16,069,262(2)	104.77	28,168,310(5)
Equity compensation plans not approved by security holders	54,498(3)	4.93	—
Total	16,123,760(4)	104.50	28,168,310
(1)
RSUs have been excluded for purposes of computing weighted average exercise prices.

(2)
Represents 7.468 million shares issuable upon exercise of options and 8.601 million shares issuable upon vesting of RSU awards, which are settled for shares of Intuit common stock on a one-for-one basis.

(3)
Represents 0.020 million shares issuable upon exercise of options and 0.035 million shares issuable upon vesting of RSU awards which were assumed in connection with corporate acquisitions.

(4)
Represents 7.488 million shares issuable upon exercise of options and 8.636 million shares issuable upon vesting of RSU awards.

(5)
Represents 25.164 million shares available for issuance under our 2005 Equity Incentive Plan and 3.004 million shares available for issuance under our Employee Stock Purchase Plan. For a description of the material terms of the 2005 Equity Incentive Plan and Employee Stock Purchase Plan, please see footnote 10 to our financial statements filed with our Form 10-K for fiscal 2017.

68INTUIT 2018 Proxy Statement | Executive Compensation Tables | Equity Compensation Plan Information

Proposal No. 3 Advisory Vote on
Frequency of Executive Compensation Votes
In addition to the opportunity to cast an advisory vote on executive compensation (“say-on-pay vote”) as required by federal securities law, stockholders have the opportunity this year to cast an advisory vote on how frequently Intuit will hold “say-on-pay” votes in the future. (This vote regarding the frequency of  “say-on-pay” votes must be held at least every six years under federal securities law.)
The Board recommends that stockholders vote to continue to hold “say-on-pay” votes annually. It believes that these votes provide a clear, simple means for Intuit to gauge investor sentiment about our executive compensation philosophy, policies and practices, and holding them annually is consistent with our policy of regularly engaging with our stockholders on corporate governance matters and our executive compensation program. We understand that stockholders may have different views as to what is the best approach for Intuit, and we look forward to hearing from you on this proposal.
In voting on this proposal, you will not be voting “for” or “against” the Board’s recommendation that “say-on-pay” votes be held at one-year intervals. Rather, you will have the opportunity to vote for one-year, two-year or three-year intervals (or to abstain from voting on this proposal).
Abstentions and broker non-votes will not affect the outcome of the vote on this proposal.
Because this vote is advisory and not binding on Intuit, our Board may decide that it is in the best interests of our stockholders and Intuit to hold an advisory vote on executive compensation more or less frequently than the option approved by our stockholders.
The Board recommends that you vote for the option of ONE YEAR on the advisory vote on the frequency of an executive compensation vote.

Proposal No. 3 Advisory Vote on Frequency of Executive Compensation Votes | INTUIT 2018 Proxy Statement69

Proposal No. 4 Approval of the
Material Terms of Performance Goals
Under the Senior Executive Incentive Plan
Why We Are Asking For This Approval
Since 2007, we have maintained the stockholder-approved Intuit Inc. Senior Executive Incentive Plan (SEIP) as a component of our overall strategy to pay our employees for delivering measurable results. The purposes of the SEIP are to motivate senior executives (specifically, those who hold the title of Senior Vice President or above) by tying compensation to performance so as to reward performance that supports our overall objectives, and to attract and retain top-performing senior executives.
In order to allow bonuses paid under the SEIP to continue to qualify as fully tax-deductible “performance-based compensation” under Section 162(m) of the Internal Revenue Code, the Board is asking our stockholders to re-approve the material terms of the performance goals under the SEIP, which were last approved by stockholders in 2013. With the exception of new performance goals that have been added since the goals were last approved, these terms are substantially the same as those approved in 2013.
Stockholders are being asked only to re-approve the material terms of the performance goals under the SEIP. Stockholders are not being asked to approve any amendment to the SEIP or to approve the SEIP itself.
If our stockholders do not approve the material terms of the performance goals for performance-based bonuses, it is likely that there will be no material impact on the amount of the annual incentive bonuses paid to senior executives. Each senior executive’s annual bonus opportunity is established with reference to what Intuit’s competitors in the relevant labor market provide their executives, and Intuit will still need to provide its senior executives with opportunities to receive annual bonuses based on performance in order to remain competitive. The only impact on Intuit will be that some or all of the value of certain bonus awards may no longer be deductible by Intuit under Section 162(m) of the Internal Revenue Code.
The SEIP is intended to satisfy the requirements for “performance-based compensation” within the meaning of Section 162(m).
The Board believes that it is in the best interests of Intuit and its stockholders to provide that bonuses to be paid to executive officers under the SEIP are deductible by Intuit for federal income tax purposes. Generally, under Section 162(m), the federal income tax deductibility of compensation paid to our President and Chief Executive Officer and each of the next three most highly compensated executive officers (other than our Chief Financial Officer) may be limited to the extent that it exceeds $1,000,000 in any one year. However, we can deduct compensation in excess of that amount if the additional compensation qualifies as “performance-based compensation” under Section 162(m).
One of the requirements of  “performance-based compensation” is that the material terms of the performance goals under which compensation may be paid must be disclosed to and approved by our stockholders. In addition, Section 162(m) provides that if we retain the authority to change the targets under a performance goal, then we must repeat this process of disclosure and re-approval after a set period of time (no later than the first stockholders meeting that occurs in the fifth year following the year in which the last stockholder approval was obtained).
For purposes of Section 162(m), the material terms of the performance goals include (i) the employees eligible to receive compensation, (ii) the business criteria on which the performance goal may be based and (iii) the maximum amount of compensation that can be paid to an employee under the performance goal. With respect to the SEIP, each of these aspects is discussed below, and stockholder approval of this proposal is intended to constitute approval of each of these aspects.

70INTUIT 2018 Proxy Statement | Proposal No. 4 Approval of the Material Terms of Performance Goals Under the SEIP

Summary of SEIP Provisions
Below is a summary of the principal provisions of the SEIP. A copy of the full plan is attached as Appendix B to this proxy statement, and the following summary is qualified in its entirety by reference to that Appendix.
Background
The Compensation Committee administers the SEIP. Compensation Committee members must qualify as “outside directors” under Section 162(m) in order for cash awards under the Senior Executive Incentive Plan to qualify as “performance-based compensation” under Section 162(m). Our Compensation Committee members meet this requirement. Subject to the terms of the SEIP, the committee has the sole discretion to determine the key employees who will receive awards and the amounts, terms and conditions of each award. No participant may be paid a cash award of more than $5,000,000 during any single Intuit fiscal year.
Eligibility
In selecting participants for the SEIP, the Compensation Committee will choose from the group of executives holding the title of Senior Vice President and above those individuals who the committee believes are most likely to make significant contributions to Intuit’s success. The actual number of employees who will receive awards under the SEIP cannot be determined in advance because eligibility for participation is at the discretion of the committee. As of October 31, 2017, there were 31 employees who hold the title of Senior Vice President or above. Historically the committee has not extended awards under the SEIP to all eligible senior executives. Participation in future years is at the committee’s discretion.
SEIP Awards
The Compensation Committee will determine the fiscal year or other performance period for measuring actual performance (each a “Performance Period”). The committee will establish, for each Performance Period, the performance goals based on business criteria and the target levels of performance, and a formula for calculating a participant’s award based on actual performance compared to the pre-established performance goals.
Performance goals will be based on one or more of the following business criteria (or growth or other changes in the amount, rate or value of one or more of the following business criteria), either individually, alternatively or in any combination: income or net income; stockholder return; earnings per share; earnings before interest, taxes, depreciation and amortization; revenue or net revenue; return on investment; revenue growth; operating income; operating income growth; market share; percent of total addressable market penetrated; strategic positioning; return on net assets programs; return on equity; cash flow (before or after dividends); new product releases; employee productivity, engagement and satisfaction metrics; stock price; total stockholder return; return on capital (including return on total capital or return on invested capital); return on assets or net assets; market capitalization; economic value added; debt leverage (debt to capital); operating profit or net operating profit; operating margin or profit margin; return on operating revenue; cash from operations; operating ratio; operating revenue; contract value; customer growth, retention and renewal rates; operating cash flow return on income; adjusted operating cash flow return on income; annual recurring revenue; ratio of lifetime value to customer acquisition cost; customer satisfaction scores (including, for example, net promoter scores); product review scores and net present value.
These goals may be applied either to Intuit as a whole or to a business unit, division, business segment or function or subsidiary, either individually or in any combination, and may be measured on an absolute basis or relative to a pre-established target, to previous years’ results or to a designated comparison group, and either based upon Generally Accepted Accounting Principles (“GAAP”) or non-GAAP financial results.
The Compensation Committee may set performance periods and performance goals that differ from participant to participant, as appropriate for the participant’s specific responsibilities.
After the end of each Performance Period, the committee will determine the extent to which the performance goals for each participant were achieved. The committee will determine the actual award (if any) for each participant by the level of actual performance achieved. However, the committee retains discretion to eliminate or reduce the actual award payable to any participant below that which otherwise would be payable under the applicable formula. Awards under the SEIP will be payable in cash, generally after the end of the Performance Period during which the award was earned.
For additional information regarding the establishment and assessment of achievement of performance goals under the SEIP, please refer to the discussion of  “Annual Cash Bonuses,” in the “Compensation Discussion and Analysis” section of this proxy statement.

Proposal No. 4 Approval of the Material Terms of Performance Goals Under the SEIP | INTUIT 2018 Proxy Statement71

Future Plan Benefits Under the SEIP
Since payments under the SEIP will be determined by comparing actual performance to the performance goals established by the Compensation Committee under this plan, it is not possible to predict the amount of benefits that will be paid under the SEIP for any future Performance Period.
SEIP Amendments
The Compensation Committee may amend or terminate the SEIP at any time and for any reason. In order to maintain the ability to treat payments under the plan as “performance-based compensation” that is exempt from the limits on deductibility under Section 162(m), material amendments of the terms of the performance goals under the Senior Executive Incentive Plan require stockholder approval.
Approval of this Proposal No. 4 requires the affirmative vote of the holders of a majority of the shares of stock entitled to vote thereon that are present in person or represented by proxy at the Meeting and are voted “for” or “against” the proposal. Abstentions and broker non-votes are not considered votes cast and will not affect the outcome of the vote on this Proposal.
The Board recommends that you vote FOR approval of the material terms of the performance goals under the Intuit Inc. Senior Executive Incentive Plan.

72INTUIT 2018 Proxy Statement | Proposal No. 4 Approval of the Material Terms of Performance Goals Under the SEIP

Proposal No. 5 Ratification of Selection of Independent Registered Public Accounting Firm
Intuit’s Audit and Risk Committee has selected Ernst & Young LLP (“Ernst & Young”) as the independent registered public accounting firm to perform the audit of Intuit’s consolidated financial statements and the effectiveness of internal control over financial reporting for the fiscal year ending July 31, 2018. As a matter of good corporate governance we are asking stockholders to ratify this selection. If the selection of Ernst & Young is not ratified, the Audit and Risk Committee will consider whether it should select another independent registered public accounting firm.
Representatives of Ernst & Young are expected to attend the Meeting. They will have the opportunity to make a statement at the Meeting if they wish to do so and will be available to respond to appropriate questions from stockholders.
The Audit and Risk Committee’s Policy on Pre-Approval of Services
Performed by the Independent Registered Public Accounting Firm
It is the policy of the Audit and Risk Committee to pre-approve near the beginning of each fiscal year all audit and permissible non-audit services to be provided by the independent registered public accounting firm during that fiscal year. The Audit and Risk Committee authorizes specific projects within categories of services, subject to a budget for each project. The Audit and Risk Committee may also pre-approve particular services during the fiscal year on a case-by-case basis. The independent registered public accounting firm and management periodically report to the Audit and Risk Committee the actual fees incurred versus the pre-approved budget.
Fees Paid to Ernst & Young
The following table shows fees that we paid (or accrued) for professional services rendered by Ernst & Young for fiscal 2017 and fiscal 2016:
Fee Category	Fiscal 2017	Fiscal 2016
Audit Fees	$4,591,000	$4,635,000
Audit-Related Fees	36,000	69,000
Tax Fees	—	—
All Other Fees	50,000	—
Total Fees	$4,677,000	$4,704,000

Proposal No. 5 Ratification of Selection of Independent Registered Public Accounting Firm | INTUIT 2018 Proxy Statement73

Audit Fees
These fees consist of amounts for professional services rendered in connection with the integrated audit of our financial statements and internal control over financial reporting, review of the interim financial statements included in quarterly reports, and statutory and regulatory filings or engagements.
Audit-Related Fees
Audit-related fees consist of fees for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements, including agreed-upon audit procedures that focus on a specific business process. For fiscal 2017 and fiscal 2016, audit-related fees consisted of fees for agreed-upon procedures for our Consumer Tax business.
Tax Fees
Intuit paid no tax fees to Ernst & Young for fiscal 2017 or fiscal 2016.
All Other Fees
Other fees paid to Ernst & Young for fiscal 2017 were for permitted advisory services. Intuit paid no other fees to Ernst & Young for fiscal 2016.
For more information about Ernst & Young, please see the “Audit and Risk Committee Report.”
Approval of this Proposal No. 5 requires the affirmative vote of the holders of a majority of the shares of stock entitled to vote thereon that are present in person or represented by proxy at the Meeting and are voted “for” or “against” the proposal. Abstentions will not affect the outcome of the vote on this proposal. If you hold your shares in street name and do not provide voting instructions to the broker, bank or other nominee that holds your shares, brokers may exercise their discretion to vote on this Proposal since this is a routine matter.
The Board recommends that you vote FOR the ratification of the selection of Ernst & Young LLP.

74INTUIT 2018 Proxy Statement | Proposal No. 5 Ratification of Selection of Independent Registered Public Accounting Firm

Audit and Risk Committee Report
We, the members of the Audit and Risk Committee, assist the Board in fulfilling its responsibilities by overseeing Intuit’s accounting and financial reporting processes, the qualifications, independence and performance of Intuit’s independent registered public accounting firm, the performance of Intuit’s internal audit department and Intuit’s internal controls. We also are responsible for selecting, evaluating and setting the compensation of Intuit’s independent registered public accounting firm. Intuit’s management is responsible for the preparation, presentation and integrity of Intuit’s financial statements, including setting accounting and financial reporting principles and designing Intuit’s system of internal control over financial reporting. The Audit and Risk Committee has selected the independent registered public accounting firm of Ernst & Young as Intuit’s independent registered public accounting firm, with responsibility for performing an independent audit of Intuit’s consolidated financial statements and for expressing opinions on the conformity of Intuit’s audited financial statements with generally accepted accounting principles and the effectiveness of Intuit’s internal control over financial reporting based on their audit. The Audit and Risk Committee oversees the processes, although members of the Audit and Risk Committee are not engaged in the practice of auditing or accounting.
During the fiscal year ended July 31, 2017, the Audit and Risk Committee carried out the duties and responsibilities as outlined in its charter, including the following specific actions:
•
Reviewed and discussed with management and the independent registered public accounting firm Intuit’s quarterly earnings announcements, consolidated financial statements, and related periodic reports filed with the SEC;

•
Reviewed with management its assessment of the effectiveness of Intuit’s internal control over financial reporting;

•
Reviewed with the independent registered public accounting firm and management the audit scope and plan;

•
Reviewed the internal audit plan with the internal auditor; and

•
Met in periodic executive sessions with each of the independent registered public accounting firm, representatives of management, and the internal auditor.

We reviewed and discussed with management and representatives of Ernst & Young the audited financial statements for the fiscal year ended July 31, 2017 and Ernst & Young’s opinion on the audited financial statements and the effectiveness of Intuit’s internal control over financial reporting. Ernst & Young represented that its presentations included the matters required to be discussed with the Audit and Risk Committee by applicable auditing standards of the Public Company Accounting Oversight Board (PCAOB).
The Audit and Risk Committee recognizes the importance of maintaining the independence of Intuit’s independent registered public accounting firm, both in fact and appearance. Consistent with its charter, the Audit and Risk Committee has evaluated Ernst & Young’s qualifications, independence and performance. The Audit and Risk Committee has concluded that provision of the services described in that section is compatible with maintaining the independence of Ernst & Young. In addition, we have received the written disclosures and the letter from Ernst & Young required by applicable requirements of the PCAOB regarding Ernst & Young’s communications with us concerning independence and discussed with Ernst & Young the firm’s independence.
Based on the reports, discussions and review described in this report, and subject to the limitations on our role and responsibilities referred to in this report and in the charter, we recommended to the Board that the audited financial statements be included in Intuit’s Annual Report on Form 10-K for fiscal 2017. We also selected Ernst & Young as Intuit’s independent registered public accounting firm for fiscal 2018.
AUDIT AND RISK COMMITTEE MEMBERS
Dennis D. Powell (Chair)
Eve Burton
Richard L. Dalzell
Raul Vazquez

Audit and Risk Committee Report | INTUIT 2018 Proxy Statement75

Stock Ownership Information
Security Ownership Table
Unless otherwise indicated below, the following table shows shares of Intuit’s common stock that we believe are owned as of October 31, 2017 by:
• Each Named Executive Officer; • Each director and nominee;	• All current directors and executive officers as a group; and • Each stockholder beneficially owning more than 5% of our common stock.
Unless indicated in the notes, each stockholder has sole voting and investment power for all shares shown, subject to community property laws that may apply to create shared voting and investment power. Except where a different address appears in the footnotes, the address of each beneficial owner is c/o Intuit Inc., P.O. Box 7850, Mountain View, California 94039-7850.
We calculated the “Percent of Class” based on 255,667,011 shares of common stock outstanding on October 31, 2017. In accordance with SEC regulations, we also include (1) shares subject to options that are currently exercisable or will become exercisable within 60 days of October 31, 2017, and (2) shares issuable upon settlement of RSUs that are vested but unreleased, or will become vested and settled within 60 days of October 31, 2017. Those shares are deemed to be outstanding and beneficially owned by the person holding such option or RSU for the purpose of computing the percentage ownership of that person, but they are not treated as outstanding for the purpose of computing the percentage ownership of any other person.
Name of Beneficial Owner	Amount and Nature of Beneficial Ownership (#)	Percent of Class (%)
Directors, Director Nominees and Executive Officers:
Scott D. Cook(1)	12,322,033	4.82%
Brad D. Smith(2)	1,136,845	*
R. Neil Williams(3)	105,581	*
Sasan K. Goodarzi(4)	276,814	*
H. Tayloe Stansbury(5)	17,253	*
Daniel A. Wernikoff(6)	251,528	*
Eve Burton(7)	4,907	*
Richard L. Dalzell(8)	9,538	*
Diane B. Greene(9)	32,764	*
Deborah Liu	—	*
Suzanne Nora Johnson(10)	33,608	*
Dennis D. Powell(11)	17,871	*
Thomas Szkutak	—	*
Raul Vazquez(12)	2,315	*
Jeff Weiner(13)	21,722	*
All current directors and executive officers as a group (16 people)(14)	14,395,124	5.59%
Other 5% Stockholders
Capital World Investors(15)	22,863,305	8.94%
BlackRock, Inc.(16)	17,669,116	6.91%
The Vanguard Group(17)	16,014,164	6.26%

76INTUIT 2018 Proxy Statement | Stock Ownership Information | Security Ownership Table

*
Indicates ownership of 1% or less.

(1)
Represents 12,170,032 shares held by trusts of which Mr. Cook is a trustee and 152,001 shares held by a trust Mr. Cook has investment control over, but of which he is not a trustee.

(2)
Includes 848,095 shares issuable upon exercise of options and upon settlement of vested restricted stock units held by Mr. Smith.

(3)
Includes 101,796 shares issuable upon exercise of options held by Mr. Williams.

(4)
Includes 276,814 shares issuable upon exercise of options held by Mr. Goodarzi.

(5)
Includes 16,361 shares issuable upon exercise of options and upon settlement of vested restricted stock units held by Mr. Stansbury.

(6)
Includes 250,740 shares issuable upon exercise of options and upon settlement of vested restricted stock units held by Mr. Wernikoff.

(7)
Represents 4,907 shares issuable upon settlement of vested restricted stock units held by Ms. Burton.

(8)
Represents 9,538 shares issuable upon settlement of vested restricted stock units held by Mr. Dalzell.

(9)
Includes 13,317 shares issuable upon settlement of vested restricted stock units held by Ms. Greene.

(10)
Includes 13,317 shares issuable upon settlement of vested restricted stock units held by Ms. Nora Johnson.

(11)
Includes 13,317 shares issuable upon settlement of vested restricted stock units held by Mr. Powell.

(12)
Represents 2,315 shares issuable upon settlement of vested restricted stock units held by Mr. Vazquez.

(13)
Includes 15,788 shares issuable upon settlement of vested restricted stock units held by Mr. Weiner.

(14)
Includes 1,709,857 shares issuable upon exercise of options and upon settlement of vested restricted stock units. Represents shares and options held by the 14 individuals in the table, plus an additional 18,793 outstanding shares and 143,552 shares issuable upon exercise of options and upon settlement of vested restricted stock units held by other executive officers.

(15)
Ownership information for Capital World Investors (“Capital World”) is based on a Schedule 13G/A filed with the SEC on February 13, 2017 by Capital World, reporting ownership as of December 31, 2016. Capital World reported sole voting power and sole dispositive power as to 22,863,305 shares. The address of Capital World is 333 South Hope Street, Los Angeles, California 90071.

(16)
Ownership information for BlackRock, Inc. (“BlackRock”) is based on a Schedule 13G/A filed with the SEC on January 25, 2017 by BlackRock, reporting ownership as of December 31, 2016. BlackRock reported sole voting power as to 14,794,800 shares and sole dispositive power as to 17,669,116 shares. The address of BlackRock is 55 East 52nd Street, New York, New York 10055.

(17)
Ownership information for The Vanguard Group (“Vanguard”) is based on a Schedule 13G/A filed with the SEC on February 10, 2017 by Vanguard, reporting ownership as of December 31, 2016. Vanguard reported sole voting power as to 384,563 shares, shared voting power over 47,969 shares, sole dispositive power as to 15,586,400 shares, and shared dispositive power as to 427,764 shares. The address of Vanguard is 100 Vanguard Blvd., Malvern, Pennsylvania 19355.

Section 16(a) Beneficial Ownership Reporting Compliance
Section 16(a) of the Securities Exchange Act of 1934, as amended, requires Intuit’s directors, executive officers, and greater-than-10% stockholders to file forms with the SEC to report their ownership of Intuit shares and any changes in ownership. Anyone required to file forms with the SEC must also send copies of the forms to Intuit. We have reviewed all forms provided to us. Based on that review and on written information given to us by our executive officers and directors, we believe that all Section 16(a) filing requirements were met during fiscal 2017.

Section 16(a) Beneficial Ownership Reporting Compliance | Stock Ownership Information | INTUIT 2018 Proxy Statement77

Information About the Meeting, Voting and Proxies
Date, Time and Place of Meeting
We are holding the Meeting on Thursday, January 18, 2018 at 8:00 a.m. Pacific Standard Time at our offices at 2750 Coast Avenue, Building 6, Mountain View, California 94043. We have first released this proxy statement to Intuit stockholders beginning on November 22, 2017.
Internet Availability of Proxy Materials
We are pleased to furnish proxy materials to our stockholders on the Internet, rather than mailing printed copies of those materials to each stockholder. If you received a Notice of Internet Availability of Proxy Materials (“Notice of Internet Availability”) by mail, you will not receive a printed copy of the proxy materials unless you request one. Instead, the Notice of Internet Availability will instruct you as to how you may access and review the proxy materials and cast your vote on the Internet.
If you received a Notice of Internet Availability by mail and would like to receive a printed copy of our proxy materials, please follow the instructions included in the Notice of Internet Availability. We encourage stockholders to take advantage of the availability of the proxy materials on the Internet to help reduce the environmental impact of the Meeting.
Record Date, Outstanding Shares and Quorum
Only holders of record of Intuit common stock at the close of business on November 20, 2017 (the “Record Date”) will be entitled to vote at the Meeting. On the Record Date, we had approximately 255,649,895 shares of common stock outstanding and entitled to vote. In order to have a quorum, a majority of the shares outstanding and entitled to vote on the Record Date must be present at the Meeting, either in person or by proxy. Abstention votes and broker non-votes will be counted as present in determining whether we have a quorum.
If by the date of the Meeting we do not receive proxies representing sufficient shares to constitute a quorum or approve one or more of the proposals, the Chair of the Meeting, or the persons named as proxies, may propose one or more adjournments of the Meeting to permit further solicitation of proxies. The persons named as proxies would typically exercise their authority to vote in favor of adjournment.
For 10 days prior to the Meeting, a list of registered stockholders eligible to vote at the Meeting will be available for review during our regular business hours at our offices at 2600 Casey Avenue, Building 9, Mountain View, California 94043. If you would like to view the stockholder list, please call Intuit Investor Relations at (650) 944-3560 to schedule an appointment.

78INTUIT 2018 Proxy Statement | Information About the Meeting, Voting and Proxies

Required Vote
The table below shows the voting options, voting requirement and effect of abstentions and Broker Non-Votes for each proposal to be presented at the Annual Meeting:
Proposal	Voting Options	Vote Required to Adopt the Proposal	Effect of Abstentions	Effect of “Broker Non-Votes”
1. Election of directors	For, against or abstain on each nominee	A nominee for director will be elected if the votes cast for such nominee exceed the votes cast against such nominee	No effect	No effect
2. Advisory vote to approve Intuit’s executive compensation (say-on-pay)	For, against or abstain	The affirmative vote of a majority of the shares of common stock represented at the Meeting and voted for or against the proposal	No effect	No effect
3. Advisory vote on the frequency of future say-on-pay votes	One year, two years, three years or abstain	The affirmative vote of a majority of the shares of common stock represented at the Meeting and voted for or against the proposal. However, because it is possible that no frequency will receive this vote, the frequency choice that receives the greatest number of votes will be viewed as the advisory vote on the matter	No effect	No effect
4. Approval of the material terms of the performance goals under the Intuit Inc. Senior Executive Incentive Plan	For, against or abstain	The affirmative vote of a majority of the shares of common stock represented at the Meeting and voted for or against the proposal	No effect	No effect
5. Ratification of selection of Ernst & Young LLP, independent registered public accounting firm	For, against or abstain	The affirmative vote of a majority of the shares of common stock represented at the Meeting and voted for or against the proposal	No effect	Not applicable(1)
(1)
This is considered to be a routine matter and, therefore, if you hold your shares in street name and do not provide voting instructions to the broker, bank or other nominee that holds your shares, the nominee has discretionary authority to vote on this Proposal. This is not the case for any of the other Proposals since they are considered to be “non-routine” matters.

Voting and Revoking Proxies
The Board is soliciting proxies to vote your shares at the Meeting. Please act as soon as possible to vote your shares, even if you plan to attend the Meeting. All stockholders of record have three options for submitting their vote prior to the Meeting:
•
via the Internet at www.proxyvote.com (as described in the Notice of Internet Availability);

•
by phone (your Notice of Internet Availability provides information on how to access your proxy card, which contains instructions on how to vote by telephone); or

•
by requesting, completing and mailing in a paper proxy card, as outlined in the Notice of Internet Availability.

We encourage you to vote via the Internet.
If your shares are held on your behalf by a broker, bank or other nominee, you must instruct your nominee on how to vote the shares held in your account. If you do not provide your nominee with voting instructions, your nominee may only vote on Proposal 5 (ratifying the selection of our independent registered public accountant).

Information About the Meeting, Voting and Proxies | INTUIT 2018 Proxy Statement79

If you sign and return your proxy card but do not give any instructions on how you would like to vote your shares, your shares will be voted in favor of the election of each of the director nominees listed in Proposal 1, in favor of Proposals 2, 4 and 5 and for “one year” with respect to Proposal 3. As far as we know, no other matters will be presented at the Meeting. However, if any other matters of business are properly presented, the proxy holders named on the proxy card are authorized to vote the shares represented by proxies according to their judgment.
Whether you submit your proxy via the Internet, by phone or by mail, you may revoke it at any time before voting takes place at the Meeting. If you are the record holder of your shares and you wish to revoke your proxy, you must deliver instructions to: Laura A. Fennell, Corporate Secretary, at Intuit Inc., P.O. Box 7850, Mail Stop 2700, Mountain View, California 94039-7850. You may also revoke a proxy by submitting a later-dated vote, whether in person at the Meeting, via the Internet, by phone or by mail. If a broker, bank or other nominee is the record holder of your shares and you wish to revoke your proxy, you must contact the record holder of your shares directly.
Stockholder of Record or Beneficial Owner
Stockholder of Record (Record Holder).   If your shares are registered directly in your name with Intuit’s transfer agent, American Stock Transfer & Trust Company, you are considered the stockholder of record with respect to those shares, and the Notice of Internet Availability was sent directly to you by Intuit. If you request printed copies of the proxy materials by mail, you will also receive a proxy card.
Beneficial Owner of Shares Held in Street Name.   If your shares are held on your behalf by a broker, bank or other nominee, then you are the beneficial owner of shares held in “street name.” The Notice of Internet Availability was forwarded to you by your nominee, which is considered the stockholder of record for purposes of voting at the Meeting. You may receive a Notice of Internet Availability of Proxy Materials from your nominee containing instructions that you must follow in order for your shares to be voted. Certain of these institutions offer Internet and telephone voting. As a beneficial owner, you have the right to instruct your nominee on how to vote the shares held in your account. If you do not provide your nominee with specific voting instructions, your nominee may only vote on Proposal 5 (ratifying the selection of our independent registered public accounting firm). If your nominee does not receive instructions from you on how to vote your shares on the other proposals, it will inform the Inspector of Elections that it does not have the authority to vote on this matter (a “broker non-vote”). If you wish to vote at the Meeting, you must bring to the Meeting a letter from the record holder confirming your beneficial ownership of the shares.
Soliciting Proxies
Intuit will pay all expenses of soliciting proxies to be voted at the Meeting. After the proxies are initially distributed, Intuit and/or its agents may also solicit proxies by mail, electronic mail, telephone or in person. We have hired a proxy solicitation firm, Innisfree M&A Incorporated, to assist us in soliciting proxies. We will pay Innisfree a fee of  $10,000 plus their expenses, which we estimate will be approximately $2,500. We will ask brokers, custodians, nominees and other record holders to prepare and send a Notice of Internet Availability of Proxy Materials to people or entities for whom they hold shares and to forward copies of the proxy materials to beneficial owners who request paper copies.
Voting Results
The preliminary voting results will be announced at the Meeting. The final voting results will be tallied by our Inspector of Elections and published in a Current Report on Form 8-K that we expect to file within four business days of the Meeting. If final voting results are not available to us in time to file a Form 8-K within four business days after the Meeting, we intend to file a Form 8-K to disclose preliminary voting results and then, within four business days after the final results are known, file an additional Form 8-K to disclose the final voting results.
Delivery of Voting Materials to Stockholders Sharing an Address
To reduce the expense of delivering duplicate materials to stockholders sharing the same address, we have adopted a procedure approved by the Securities and Exchange Commission (“SEC”) called “householding.” Under this procedure, certain stockholders of record who have the same address and last name and do not participate in electronic delivery of proxy materials will receive only one copy of the Notice of Internet Availability, Annual Report on Form 10-K and proxy materials, as applicable, until such time as one or more of these stockholders notifies us that they wish to receive individual copies. This procedure will reduce duplicate mailings and save printing costs and postage fees, as well as natural resources.

80INTUIT 2018 Proxy Statement | Information About the Meeting, Voting and Proxies

If you received a “householded” mailing this year, and you would like to have additional copies of our Notice of Internet Availability of Proxy Materials, Annual Report on Form 10-K and proxy materials, as applicable, mailed to you, please submit your request to Investor Relations, Intuit Inc., P.O. Box 7850, Mail Stop 2700, Mountain View, California, 94039-7850, or call (650) 944-3560, and we will deliver these materials to you promptly. You may also contact us at the address or phone number above if you received multiple copies of the proxy materials and would prefer to receive a single copy in the future. If you would like to opt out of  “householding” for future mailings, call (800) 542-1061 or send a written request to Investor Relations at the above address.
Annual Report on Form 10-K and Additional Materials
The Notice of 2018 Annual Meeting of Stockholders, this proxy statement and our Annual Report on Form 10-K for the fiscal year ended July 31, 2017 have been made available to all stockholders entitled to vote at the Meeting and who received the Notice of Internet Availability. The Annual Report on Form 10-K can also be viewed at http://investors.intuit.com/financial-information/annual-reports/default.aspx.
Paper copies of our Annual Report on Form 10-K (excluding exhibits) for the fiscal year ended July 31, 2017 may be obtained without charge by writing to Investor Relations, Intuit Inc., P.O. Box 7850, Mail Stop 2700, Mountain View, California, 94039-7850, or by calling (650) 944-3560.
Stockholder Proposals and Nominations for
the 2019 Annual Meeting of Stockholders
Any stockholder who intends to present a proposal for inclusion in Intuit’s 2019 proxy statement and form of proxy must submit the proposal, in writing, so that the Corporate Secretary receives it at our principal executive offices by the close of business on July 25, 2018. Such proposals also must comply with Rule 14a-8 under the Securities and Exchange Act of 1934, as amended, and any other applicable SEC guidance relating to stockholder proposals.
Any stockholder who wishes to put a proposal or a Board nomination before the 2019 Annual Meeting of Stockholders, without including such proposal in Intuit’s 2019 proxy statement, must provide written notice of the proposal or nomination to Intuit’s Corporate Secretary, at our principal executive offices, between the close of business on October 5, 2018 and the close of business on November 4, 2018. However, in the event that the 2019 Annual Meeting of Stockholders is to be held on a date that is more than 30 days before or 60 days after January 18, 2019 (the anniversary date of the Meeting) or if no Annual Meeting of Stockholders was held in the preceding year, then such notice must be delivered not earlier than the close of business on the 105th day prior to the date of the 2019 Annual Meeting of Stockholders and not later than the close of business on the later of the 75th day prior to the date of the 2019 Annual Meeting of Stockholders or the 10th day following the day on which public announcement of the date of the 2019 Annual Meeting of Stockholders is first made. In addition, our stockholders must comply with the procedural requirements in our bylaws.
In addition, our bylaws provide that under certain circumstances, a stockholder or group of stockholders may include director candidates that they have nominated in our proxy statement. These proxy access provisions permit a stockholder, or a group of up to 20 stockholders, who have owned 3% or more of Intuit’s outstanding shares continuously for at least three years to submit director nominees (for the greater of two directors or up to 20% of our Board) for inclusion in our proxy materials, as long as the stockholder(s) provide timely written notice of such nomination and the stockholder(s) and nominee(s) satisfy the requirements specified in our bylaws. Notice of director nominees must include the information required under our bylaws and must be received by our Corporate Secretary at our principal executive offices between the close of business on July 10, 2018 and the close of business on August 9, 2018, unless the date of the 2019 Annual Meeting of Stockholders has been changed by more than 30 days. In that case, such notice must be delivered not earlier than the close of business on the 135th day prior to the date of the 2019 Annual Meeting of Stockholders and not later than the close of business on the 105th day prior to the date of the 2019 Annual Meeting of Stockholders or the 10th day following the day on which public announcement of the date of the 2019 Annual Meeting of Stockholders is first made.
Our stockholders can find our bylaws on our website at http://investors.intuit.com/corporate-governance/conduct-guidelines/default.aspx and they are also on file with the SEC. The chairman of the meeting may refuse to acknowledge or introduce any stockholder proposal or nomination if notice thereof is not received within the applicable deadlines or does not comply with the bylaws. If a stockholder fails to meet these deadlines or fails to satisfy the requirements of SEC Rule 14a-4, as applicable, the persons named as proxies will be allowed to use their discretionary voting authority to vote on any such proposal or nomination as they determine appropriate if and when the matter is raised at the Meeting.

Information About the Meeting, Voting and Proxies | INTUIT 2018 Proxy Statement81

Appendix A
INTUIT INC.
Supplemental Information for the 2018 Proxy Summary and Compensation Discussion and Analysis in the Proxy Statement for the 2018 Annual Meeting of Stockholders
INFORMATION REGARDING NON-GAAP FINANCIAL MEASURES AND RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
TO MOST DIRECTLY COMPARABLE GAAP MEASURES
The 2018 Proxy Summary (“Proxy Summary”) and the Compensation Discussion and Analysis (“CD&A”) of the proxy statement contain two non-GAAP financial measures – non-GAAP operating income and non-GAAP earnings per share (EPS). The table on page A-3 of this proxy statement reconciles the non-GAAP financial measures in the Proxy Summary and CD&A to the most directly comparable financial measures prepared in accordance with Generally Accepted Accounting Principles (“GAAP”).
About Non-GAAP Financial Measures
Non-GAAP financial measures should not be considered as a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP. These non-GAAP financial measures do not reflect a comprehensive system of accounting, differ from GAAP measures with the same names and may differ from non-GAAP financial measures with the same or similar names that are used by other companies.
We compute non-GAAP financial measures using the same consistent method from quarter to quarter and year to year. We may consider whether other significant items that arise in the future should be excluded from our non-GAAP financial measures.
We exclude the following items from all of our non-GAAP financial measures:
•
Share-based compensation expense

•
Amortization of acquired technology

•
Amortization of other acquired intangible assets

•
Goodwill and intangible asset impairment charges

•
Gains and losses on disposals of businesses and long-lived assets

•
Professional fees for business combinations

We also exclude the following items from non-GAAP net income and diluted net income per share:
•
Gains and losses on debt and equity securities and other investments

•
Income tax effects and adjustments

•
Discontinued operations

A-1INTUIT 2018 Proxy Statement | Appendix A

We believe that these non-GAAP financial measures provide meaningful supplemental information regarding Intuit’s operating results, primarily because they exclude amounts that we do not consider part of ongoing operating results when planning and forecasting and when assessing the performance of the organization, our individual operating segments or our senior management. Segment managers are not held accountable for share-based compensation expense, amortization, or the other excluded items and, accordingly, we exclude these amounts from our measures of segment performance. We believe that our non-GAAP financial measures also facilitate the comparison by management and investors of results for current periods and guidance for future periods with results for past periods.
The following are descriptions of the items we exclude from our non-GAAP financial measures.
Share-based compensation expenses.   These consist of non-cash expenses for stock options, restricted stock units and our Employee Stock Purchase Plan. When considering the impact of equity awards, we place greater emphasis on overall stockholder dilution rather than the accounting charges associated with those awards.
Amortization of acquired technology and amortization of other acquired intangible assets.   When we acquire an entity, we are required by GAAP to record the fair values of the intangible assets of the entity and amortize them over their useful lives. Amortization of acquired technology in cost of revenue includes amortization of software and other technology assets of acquired entities. Amortization of other acquired intangible assets in operating expenses includes amortization of assets such as customer lists, covenants not to compete and trade names.
Goodwill and intangible asset impairment charges.   We exclude from our non-GAAP financial measures non-cash charges to adjust the carrying values of goodwill and other acquired intangible assets to their estimated fair values.
Gains and losses on disposals of businesses and long-lived assets.   We exclude from our non-GAAP financial measures gains and losses on disposals of businesses and long-lived assets because they are unrelated to our ongoing business operating results.
Professional fees for business combinations.   We exclude from our non-GAAP financial measures the professional fees we incur to complete business combinations. These include investment banking, legal and accounting fees.
Gains and losses on debt and equity securities and other investments.   We exclude from our non-GAAP financial measures gains and losses that we record when we sell or impair available-for-sale debt and equity securities and other investments.
Income tax effects and adjustments.   We use a long-term non-GAAP tax rate for evaluating operating results and for planning, forecasting, and analyzing future periods. This long-term non-GAAP tax rate excludes the income tax effects of the non-GAAP pre-tax adjustments described above, assumes the federal research and experimentation credit is continuously in effect, and eliminates the effects of non-recurring and period-specific items which can vary in size and frequency. Based on our current long-term projections, we are using a long-term non-GAAP tax rate of 34% for fiscal 2016 and 33% for fiscal 2017. These rates are consistent with the average of our normalized fiscal year tax rate over a four-year period that includes the past three fiscal years plus the current fiscal year forecast. We will evaluate this long-term non-GAAP tax rate on an annual basis and whenever any significant events occur which may materially affect this long-term rate. This long-term non-GAAP tax rate could be subject to change for various reasons, including significant changes in our geographic earnings mix or fundamental tax law changes in major jurisdictions in which we operate.
Operating results and gains and losses on the sale of discontinued operations.   From time to time, we sell or otherwise dispose of selected operations as we adjust our portfolio of businesses to meet our strategic goals. In accordance with GAAP, we segregate the operating results of discontinued operations as well as gains and losses on the sale of these discontinued operations from continuing operations on our GAAP statements of operations but continue to include them in GAAP net income or loss and net income or loss per share. We exclude these amounts from our non-GAAP financial measures.

Appendix A | INTUIT 2018 Proxy StatementA-2

INTUIT INC.
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES TO
MOST DIRECTLY COMPARABLE GAAP FINANCIAL MEASURES
(In millions, unaudited)	Fiscal Year Ended July 31, 2017	Fiscal Year Ended July 31, 2016
GAAP operating income	$1,395	$1,242
Amortization of acquired technology	12	22
Amortization of other acquired intangible assets	2	12
Gain (loss) on sale of long-lived assets	—	1
Share-based compensation expense	326	278
Non-GAAP operating income	$1,735	$1,555
GAAP net income	$971	$979
Amortization of acquired technology	12	22
Amortization of other acquired intangible assets	2	12
Gain (loss) on sale of long-lived assets	—	1
Share-based compensation expense	326	278
Net loss on debt securities and other investments	9	5
Income tax effects and adjustments	(170)	(120)
Net (income) loss from discontinued operations	—	(173)
Non-GAAP net income	$1,150	$1,004
GAAP diluted net income per share	$3.72	$3.69
Amortization of acquired technology	0.05	0.08
Amortization of other acquired intangible assets	0.01	0.04
Gain (loss) on sale of long-lived assets	—	—
Share-based compensation expense	1.25	1.05
Net loss on debt securities and other investments	0.03	0.02
Income tax effects and adjustments	(0.65)	(0.45)
Net (income) loss from discontinued operations	—	(0.65)
Non-GAAP diluted net income per share	$4.41	$3.78
Shares used in diluted per share calculations	261	265

A-3INTUIT 2018 Proxy Statement | Appendix A

Appendix B
INTUIT INC.
SENIOR EXECUTIVE INCENTIVE PLAN
As Adopted by the Compensation Committee of the Board on October 23, 2007
Approved by Stockholders on December 14, 2007
Amended and Restated by the Compensation Committee effective August 1, 2012
Approved by Stockholders on January 17, 2013
Amended and Restated by the Compensation Committee generally effective October 27, 2015
Amended and Restated by the Compensation Committee effective October 17, 2017
Approved by Stockholders on January [__], 2018
1.
Purposes

The Intuit Inc. Senior Executive Incentive Plan is a component of Intuit’s overall strategy to pay its employees for performance. The purposes of this Plan are to: (A) motivate senior executives by tying their compensation to performance; (B) reward exceptional performance that supports overall Intuit objectives; and (C) attract and retain top performing employees.
2.
Definitions

A.
“Award” means any cash incentive payment made under the Plan.

B.
“Code” means the Internal Revenue Code of 1986, as amended.

C.
“Committee” means the Compensation Committee of Intuit’s Board of Directors, or such other committee designated by that Board of Directors, which is authorized to administer the Plan under Section 3 hereof. The Committee shall be comprised solely of directors who are outside directors under Code Section 162(m).

D.
“Intuit” means Intuit Inc. and any corporation or other business entity of which Intuit (i) directly or indirectly has an ownership interest of 50% or more, or (ii) has a right to elect or appoint 50% or more of the board of directors or other governing body.

E.
“Senior Executive” means an Intuit employee who holds a position with the title of Senior Vice President or above.

F.
“Participant” means any Senior Executive to whom an Award is granted under the Plan.

G.
“Plan” means this Plan, which shall be known as the Intuit Senior Executive Incentive Plan.

3.
Administration

A.
The Plan shall be administered by the Committee. The Committee shall have the authority to:

(i)
interpret and determine all questions of policy and expediency pertaining to the Plan;

(ii)
adopt such rules, regulations, agreements and instruments as it deems necessary for its proper administration;

(iii)
select Senior Executives to receive Awards;

(iv)
determine the terms of Awards consistent with this Plan document;

(v)
determine amounts subject to Awards (within the limits prescribed in the Plan);

(vi)
determine whether Awards will be granted in replacement of or as alternatives to any other incentive or compensation plan of Intuit or an acquired business unit;

(vii)
grant waivers of Plan or Award conditions (but with respect to Awards intended to qualify under Code Section 162(m), only as permitted under that Section);

(viii)
accelerate the payment of Awards (but with respect to Awards intended to qualify under Code Section 162(m), only as permitted under that Section);

Appendix B | INTUIT 2018 Proxy StatementB-1

(ix)
correct any defect, supply any omission, or reconcile any inconsistency in the Plan, any Award or any Award notice;

(x)
take any and all other actions it deems necessary or advisable for the proper administration of the Plan;

(xi)
adopt such Plan procedures, regulations, subplans and the like as it deems are necessary to enable Senior Executives to receive Awards; and

(xii)
amend the Plan at any time and from time to time, provided however that no amendment to the Plan shall be effective unless approved by Intuit’s stockholders, to the extent such stockholder approval is required under Code Section 162(m) with respect to Awards which are intended to qualify under that Section.

B.
The Committee may delegate its authority to grant and administer Awards to a separate committee; however, only the Committee may grant and administer Awards which are intended to qualify as performance-based compensation under Code Section 162(m).

4.
Eligibility

Only Senior Executives designated by the Committee as eligible may become Participants in the Plan.
5.
Performance Goals

A.
The Committee shall establish performance goals applicable to a particular fiscal year (or performance period) prior to its start, provided, however, that such goals may be established after the start of the fiscal year (or performance period) but while the outcome of the performance goal is substantially uncertain if such a method of establishing performance goals is permitted under proposed or final regulations issued under Code Section 162(m).

B.
Each performance goal applicable to a fiscal year (or performance period) shall be one or more of the following performance criteria, or growth or other changes in the amount, rate or value of one or more performance criteria, either individually, alternatively or in any combination, applied to either Intuit as a whole or to a business unit, division, business segment or function or subsidiary, either individually, alternatively or in any combination, and measured on an absolute basis or relative to a pre-established target, to previous years’ results or to a designated comparison group, either based upon Generally Accepted Accounting Principles (“GAAP”) or non-GAAP financial results, in each case as specified by the Committee:

•
Income or net income

•
Stockholder return

•
Earnings per share

•
Earnings before interest, taxes, depreciation and/or amortization

•
Revenue or net revenue

•
Return on investment

•
Revenue growth

•
Operating income

•
Operating income growth

•
Market share

•
Percent of Total Addressable Market penetrated

•
Strategic positioning

•
Return on net assets programs

•
Return on equity

•
Cash flow (before or after dividends)

•
New product releases

•
Employee productivity, engagement and satisfaction metrics

•
Stock price

•
Total stockholder return

•
Return on capital (including return on total capital or return on invested capital)

•
Return on assets or net assets

•
Market capitalization

•
Economic value added

•
Debt leverage (debt to capital)

•
Operating profit or net operating profit

•
Operating margin or profit margin

•
Return on operating revenue

•
Cash from operations

•
Operating ratio

•
Operating revenue

•
Contract value

•
Customer growth, retention and renewal rates

•
Operating cash flow return on income

•
Adjusted operating cash flow return on income

•
Annual recurring revenue

•
Ratio of Lifetime Value to Customer Acquisition Cost

•
Customer satisfaction scores (including, for example, Net Promoter Score)

•
Product Review Score

•
Net Present Value

B-2INTUIT 2018 Proxy Statement | Appendix B

C.
The Committee shall determine the target level of performance that must be achieved with respect to each criterion that is identified in a performance goal in order for a performance goal to be treated as attained.

D.
The Committee shall base performance goals on one or more of the foregoing business criteria. In the event performance goals are based on more than one business criterion, the Committee may determine to make Awards upon attainment of the performance goal relating to any one or more of such criteria, provided the performance goals, when established, are stated as alternatives to one another at the time the performance goal is established.

E.
As soon as reasonably practicable following the conclusion of each fiscal year (or performance period), the Committee shall certify, in writing, if and the extent to which the performance goal or goals have been satisfied as and to the extent required by Code Section 162(m). To the extent consistent with Section 162(m), the Committee may appropriately adjust any evaluation of performance under a performance goal.

6.
Awards

A.
During any Intuit fiscal year, no Participant shall receive an Award of more than $5,000,000.

B.
The Committee, in its discretion, may reduce or eliminate a Participant’s Award at any time before it is paid, whether or not calculated on the basis of pre-established performance goals or formulas.

C.
Except as expressly provided herein, the payment of an Award requires that the Participant be an active employee and on Intuit’s payroll on the day the Award is paid to receive any portion of the Award. The Committee may make exceptions to the foregoing requirement in the case of death or disability, or in the case of a corporate change in control as determined by the Committee in its sole discretion. In addition, a Participant whose employment is governed by an employment agreement and whose employment is terminated by Intuit without “Cause,” or who resigns for “Good Reason,” or in an “Involuntary Termination” (as such terms, or their equivalents, are defined in the Participant’s employment agreement), shall be permitted to continue participating in the Plan through the end of the then-current fiscal year, and shall be eligible to receive an Award based on the actual level of achievement of the applicable performance goals for such year, prorated to take into account the portion of such fiscal year during which the Participant was an active employee and in all events subject to the provisions of Section 6.B above if such continued participation is provided for under such Participant’s employment agreement.

D.
Awards shall be paid no later than the first March 15 following the end of the fiscal year in which occurred the performance for which the Award is being paid.

E.
Intuit shall withhold all applicable federal, state, local and foreign taxes required by law to be paid or withheld relating to the receipt or payment of any Award.

F.
In the event that the Company issues a restatement of its financial results for a period in the last three fiscal years with respect to which an Award was determined after payment of such Award to a Participant, which restatement decreases the level of achievement of one or more performance goals from the level(s) previously certified by the Committee, then, in the discretion of the Committee, the Participant will be required to deliver to the Company, within 30 days after the Participant’s receipt of written notification by the Company, an amount in cash equal to the amount of the Award that would not have been paid to the Participant based on the restated financial results.

7.
General

A.
The Plan, as amended and restated hereby, is effective as of October 17, 2017. Absent any future amendment to the Plan that changes the material terms of the performance goal(s) set forth herein, in the event that the Plan receives the approval of the Company’s stockholders at the first Annual General Meeting of Stockholders held after the Company’s fiscal year ending in 2017, the Plan shall not require further approval by the Company’s stockholders for purposes of Section 162(m)(3)(C)(ii) of the Code or any succeeding provision, with respect to Awards earned in respect of fiscal years through and including the Company’s fiscal year ending in 2022. The adoption of the Plan shall not be construed as creating any limitations on the power of the Committee to adopt such other incentive arrangements as it may deem desirable.

B.
Any rights of a Participant under the Plan shall not be assignable by such Participant, by operation of law or otherwise, except by will or the laws of descent and distribution. No Participant may create a lien on any funds or rights to which he or she may have an interest under the Plan, or which is held by Intuit for the account of the Participant under the Plan.

C.
Participation in the Plan shall not give any Senior Executive any right to remain in Intuit’s employ. Further, the adoption of this Plan shall not be deemed to give any Senior Executive or other individual the right to be selected as a Participant or to be granted an Award.

Appendix B | INTUIT 2018 Proxy StatementB-3

D.
To the extent any person acquires a right to receive payments from Intuit under this Plan, such rights shall be no greater than the rights of an unsecured creditor of Intuit’s. Any payments under the Plan are to be paid from the Intuit’s general assets. No trust, account or other separate fund or segregation of assets will be established for payments pursuant to the Plan.

E.
The Plan shall be governed by and construed in accordance with the laws of the State of California. Any action, suit, or proceeding relating to the Plan or any Award granted under the Plan shall be brought in the state or federal courts of competent jurisdiction in Santa Clara County in the State of California.

F.
The Plan is intended to be exempt from Section 409A of the Code and shall be administered and interpreted accordingly. Notwithstanding any other provision of the Plan, if any provision of the Plan conflicts with the requirements of Section 409A of the Code, the requirements of Section 409A of the Code shall supersede any such provision. In no event will Intuit be liable for any additional tax, interest or penalties that may be imposed on a Participant by Section 409A of the Code or any damages for failing to comply with Section 409A of the Code.

G.
The Board may amend or terminate the Plan (i) at any time and for any reason subject to stockholder approval and (ii) at any time and for any reason if and to the extent the Plan’s qualification under Code Section 162(m) would not be adversely affected.

END OF PLAN DOCUMENT

B-4INTUIT 2018 Proxy Statement | Appendix B

Our Sustainability Goals
Intuit is committed to being a good corporate citizen. Since 2015, we have invested in carbon offsets to be a carbon neutral company. We have also set ambitious goals to reduce our carbon footprint by 50% by 2025 as compared to 2012. We will achieve this by reducing our carbon emissions throughout our operations and buildings, by investing in renewable energy, and by reducing waste.

All Operations
Reduce our carbon footprint throughout all operations by 50% by 2025 (as compared to 2012)
Our Buildings
Reduce our buildings’ carbon footprint by 80% by 2025 (as compared to 2012)

Renewable Energy
We’re working on becoming a company running on 100% renewable energy by 2030
Waste Reduction
Divert 90% of our waste by 2020

Forty percent of Intuit’s buildings are LEED certified, and our newest building has been certified at the highest level, LEED Platinum.
Corporate Headquarters
2700 Coast Ave. Mountain View, CA 94043	650.944.6000 www.intuit.com

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

E34076-P96404

KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DETACH AND RETURN THIS PORTION ONLY

INTUIT INC.

The Board of Directors recommends you vote FOR each of the nominees listed in proposal 1 below, FOR proposals 2, 4 and 5 and 1 YEAR on proposal 3:

1. Election of Directors

Nominees:	**For**	**Against**	**Abstain**
1a. Eve Burton	☐	☐	☐
1b. Scott D. Cook	☐	☐	☐
1c. Richard L. Dalzell	☐	☐	☐
1d. Deborah Liu	☐	☐	☐
1e. Suzanne Nora Johnson	☐	☐	☐
1f. Dennis D. Powell	☐	☐	☐
1g. Brad D. Smith	☐	☐	☐
1h. Thomas Szkutak	☐	☐	☐
1i. Raul Vazquez	☐	☐	☐
1j. Jeff Weiner	☐	☐	☐

	For	**Against**	**Abstain**
2. Advisory vote to approve Intuit's executive compensation.	☐	☐	☐

	1 Year	**2 Years**	**3 Years**	**Abstain**
3. Advisory vote on the frequency of future advisory votes to approve Intuit's executive compensation.	☐	☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment or postponement thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date